UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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WEC Energy Group

NOTICE OF 2021 ANNUAL MEETING AND PROXY STATEMENT

P-1

An Energy Industry Leader
WEC Energy Group is one of the nation’s leading energy companies, with the operational expertise, and financial resources to meet the needs of 4.6 million customers across the Midwest.

WEC Energy Group	P-2	2021 Proxy Statement

Dear Fellow Stockholders
On behalf of our Board of Directors, I invite you to attend WEC Energy Group’s Annual Meeting of Stockholders. We look forward to hosting this year’s meeting in virtual format.
There’s no doubt that 2020 was a year of testing with significant challenges caused by the pandemic. However, I’m pleased to report that our Board and management team maintained a clear focus on the fundamentals of our business - delivering a record year on virtually every meaningful measure.
Here are some highlights that demonstrate our commitment to grow long-term shareholder value, aggressively pursue a clean energy future, support our employees and communities, and deliver safe, reliable energy to our customers.

Financial Results
•Achieved record net income from operations and record earnings per share.
•Returned more cash to shareholders than in any other year in company history.

Environmental Stewardship
•Began commercial operation of Wisconsin’s first large-scale solar farm.
•Set aggressive goals to reduce CO2 emissions from our power generation fleet with specific actions in our five-year capital plan.

Commitment to Diversity, Equity and Inclusion
•Achieved record spending with diverse suppliers.
•Increased diversity among our leadership team and refined our plans to ensure all talent development and engagement efforts align with our diversity, equity and inclusion goals.
•Provided significant charitable grants to local non-profit agencies and COVID-relief organizations.
•Continued to expand the diversity of our board.

Responsible Governance
•Appointed 5 new independent directors since 2018 – reducing the average tenure to 7.2 years.
•Continued our track record of strong linkage between pay and performance, with challenging financial and ESG metrics in our incentive compensation program.

I ask for your support of the four proposals requiring a vote at this year’s Annual Meeting. And, as always, we welcome your continued engagement. Thank you for your confidence in WEC Energy Group.

Gale E. Klappa
Executive Chairman

WEC Energy Group	P-3	2021 Proxy Statement

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WEC Energy Group	P-4	2021 Proxy Statement

Table of Contents
Notice of 2021 Annual Meeting
of Stockholders    P-6
Proxy Summary    P-7

Proposal 1 P-12
Election of Directors-Terms Expiring in 2022
Board Composition    P-13
Succession Planning/Director Nomination Process    P-15
2021 Director Nominees for Election     P-17
Governance    P-22
Primary Role and Responsibilities of our Board    P-22
Our Environmental, Social and Governance     Commitment    P-24
Stockholder Engagement    P-26
Board Leadership Structure    P-27
Board and Committee Practices    P-27
Board Committees    P-29
Compensation Committee Interlocks and
Insider Participation    P-30
Additional Governance Matters    P-31
Communications with the Board    P-31
Where to Find More Information on Governance    P-32
Director Compensation    P-32

Proposal 2 P-34
Ratification of Deloitte & Touche LLP as Independent Auditors for 2021
Independent Auditors' Fees and Services    P-35
Audit and Oversight Committee Report    P-36

Proposal 3 P-37
Approval of the Amendment and Restatement of the WEC Energy Group Omnibus Stock Incentive Plan

Proposal 4 P-43
Advisory Vote to Approve Compensation of the Named Executive Officers
Compensation Discussion and Analysis    P-44
Executive Summary    P-44
Components of Our Executive Compensation         Program    P-46
Determination of Market Median    P-48
Annual Base Salary    P-48
Annual Cash Incentive Compensation    P-49
Long-Term Incentive Compensation    P-51
Compensation Recoupment Policy    P-55
Stock Ownership Guidelines    P-56
Prohibition on Hedging and Pledging    P-56
Limited Trading Windows    P-56
Retirement Programs    P-56
Other Benefits, Including Perquisites    P-56
Tax Gross-Up Policy    P-57
Severance Benefits and Change in Control    P-57
Impact of Prior Compensation    P-57
Tax and Accounting Considerations    P-57
Compensation Committee Report    P-57
Executive Compensation Tables    P-58
Summary Compensation Table    P-58
Grants of Plan-Based Awards for 2020    P-60
Outstanding Equity Awards at Year-End 2020    P-61
Option Exercises and Stock Vested for 2020    P-62
Pension Benefits at Year-End 2020    P-63
Retirement Plans    P-64
Nonqualified Deferred Compensation for 2020    P-66
Potential Payments Upon Termination or
Change in Control    P-67
Pay Ratio Disclosure    P-71
Risk Analysis of Compensation
Policies and Practices    P-71
WEC Energy Group Common Stock Ownership    P-72
Delinquent Section 16(a) Reports    P-73
Annual Meeting Attendance and Voting     Information    P-74
Business of the Annual Meeting    P-74
Voting Information    P-74
Access to Proxy Materials    P-75
Annual Meeting Attendance    P-76
Stockholder Nominees and Proposals    P-77
Availability of Form 10-K    P-78
Appendix A - The WEC Energy Group Omnibus
Stock Incentive Plan, as Amended and Restated    P-79
Appendix B - Earnings Per Share GAAP
Reconciliation    P-87

WEC Energy Group	P-5	2021 Proxy Statement

Notice of 2021 Annual Meeting of Stockholders

When
Thursday, May 6, 2021 at 1:30 p.m. Central time
Virtual meeting location
WEC Energy Group will hold a virtual-only annual stockholders’ meeting, conducted via live webcast at www.meetingcenter.io/210167229. Access to the meeting begins at 1:15 p.m., Central time.
Items to be voted
1.Election of 10 directors for terms expiring in 2022.
2.Ratification of Deloitte & Touche LLP as independent auditors in 2021.
3.Approval of the amendment and restatement of the Omnibus Stock Incentive Plan.
4.Advisory vote to approve compensation of the named executive officers.

In addition, we will consider and act upon any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
How to attend the 2021 Annual Meeting
Due to the COVID-19 pandemic, this year’s Annual Meeting will take place entirely online. To attend the Annual Meeting, vote, ask questions, and examine our list of stockholders, you will need to visit our meeting site, located at www.meetingcenter.io/210167229, and enter the meeting password WEC2021 and your control number.
Registered Stockholders. If your shares are registered in your name, your 15-digit control number was included on your Notice of Internet Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials.
Beneficial Owners. If you own shares in “street name” (that is, through a broker, bank or other nominee), you must register in advance to obtain a control number. For more information, see Annual Meeting Attendance and Voting Information, which begins on page P-74.
Your vote is very important to us. We urge you to review the proxy statement carefully and exercise your right to vote. Even if you plan to attend the Annual Meeting, please vote your shares as soon as possible using one of the voting methods noted above. If you vote in advance, you are still entitled to vote at the Annual Meeting, which would have the effect of revoking any prior votes.
Voting methods

By internet
You can vote your shares online at www.envisionreports.com/WEC or by scanning the QR code.

By telephone
In the U.S. or Canada you can vote your shares toll-free by calling 1-800-652-8683.

By mail
You can vote your shares by marking, dating and signing your proxy card or voting instruction form and returning it in the postage paid envelope.

By virtual presence online
You can vote your shares during the meeting. See page P-74.

Record Date
Stockholders of record as of close of business on February 25, 2021 (“Record Date”), will be entitled to vote. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals.

On or about March 25, 2021, the Proxy Statement and 2020 Annual Report are being mailed or made available online to stockholders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 6, 2021: The Proxy Statement and 2020 Annual Report are available at www.envisionreports.com/WEC.

Margaret C. Kelsey
Executive Vice President, General Counsel and Corporate Secretary
March 25, 2021

WEC Energy Group	P-6	2021 Proxy Statement

Proxy Summary

This summary highlights selected information related to items to be voted on at the annual meeting of stockholders. This summary does not contain all of the information that you should consider when deciding how to vote. Please read the entire proxy statement before voting. Additional information regarding WEC Energy Group, Inc.'s (the "Company" or "WEC Energy Group") 2020 performance can be found in our Annual Report on Form 10-K for the year ended December 31, 2020.

The 2021 Annual Meeting of Stockholders will be a virtual-only meeting via live webcast. There will not be a physical meeting location. Stockholders are encouraged to participate online by logging into www.meetingcenter.io/210167229 where you will be able to listen to the meeting live, submit questions and vote your shares. Please see page P-74 for more information.

Voting Matters and Recommendations
The following proposals are scheduled to be presented at our upcoming 2021 Annual Meeting of Stockholders:

Management Proposals	Item to be Voted on	Board’s recommendation	Page
Proposal 1	Election of 10 Directors, each for a 1-year term expiring in 2022	FOR each nominee	P-12
Proposal 2	Ratification of Deloitte & Touche LLP as independent auditors for 2021	FOR	P-34
Proposal 3	Approval of the amendment and restatement of the Company's Omnibus Stock Incentive Plan	FOR	P-37
Proposal 4	Advisory vote to approve executive compensation of the named executive officers	FOR	P-43

WEC Energy Group	P-7	2021 Proxy Statement

Our 2020 Performance Highlights
Throughout 2020, amidst the many unexpected challenges of the COVID-19 pandemic, the Company remained steadfast in executing its fundamentals – safety, reliability, customer satisfaction, financial discipline and environmental stewardship – and ended the year having achieved solid financial and operational results while delivering continued long-term value for stockholders and customers and setting new, aggressive clean energy goals.

Business Highlights	Financial Highlights
$1.20 billion record operating net income
•Continued progress on Board refreshment - Board composition includes slate of nominees that is 50% diverse based on gender and/or race/ethnicity.
•Set aggressive new goals to reduce carbon dioxide emissions from electricity generation, including to be net carbon neutral by 2050.
•Began commercial operation of Wisconsin’s first large-scale solar farm.
•Spent a record $303 million with certified minority-, women-, veteran- or service disabled-owned businesses – the highest spending with diverse suppliers in Company history.
•Initiated an assessment to identify the priority sustainability issues most important to our Company and its stakeholders, which provided a framework that is shaping the development of our sustainability programs and enhancing our disclosures.
•Achieved record customer satisfaction scores:
◦WEC Energy Group ranked #1 in the 2020 ESource Large Business Customer Satisfaction Study
◦We Energies named ‘Most Reliable Utility’ in the Midwest for 10th consecutive year
◦Peoples Gas named ‘Most Trusted Utility Brand’ in nationwide survey of 70,000 utility customers
◦Wisconsin Public Service named ‘Customer Champion’ in nationwide survey of residential customers

$3.79 record earnings per share, on a diluted basis
$798 million cash returned to stockholders
7.2% dividend growth
17 consecutive years raising the dividend and exceeding earnings guidance
78 consecutive years of delivering quarterly dividends (1942 – 2020)

Company Response to the COVID-19 Pandemic
•Adopted safety measures and operational protocols to minimize exposure of customers and employees to COVD-19, including transitioning 80% of our workforce to remote work.
•Temporarily suspended customer late payment charges and energy disconnections, unless unsafe conditions existed.
•Launched a COVID-19 relief plan resulting in our companies and foundations donating more than $2 million in grants and matching gifts to healthcare organizations, human service agencies and first responders.

WEC Energy Group	P-8	2021 Proxy Statement

How our Compensation Program Supports our Business Strategy
An important aspect of the Board’s oversight responsibilities is to hold the executive management team accountable to achieving the Company’s goals and objectives. This includes oversight of executive compensation.
For more than 15 years, our executive compensation program has included metrics that link a sizeable portion of executive pay to achieving operational and financial performance targets that (1) are tied to certain key financial measures, (2) reflect our focus on sustainable decision-making, taking into consideration employee safety, customer satisfaction, and supplier and workforce diversity, and (3) incentivize an appropriate balance between long-term strategies and short-term priorities.

Short-Term Incentive Measures
Financial	Operational

•Earnings per share •Cash flow •Utility net income	•Safety •Customer satisfaction •Workforce diversity •Supplier diversity
Long-Term Incentive Measures

•Total Stockholder Return •Authorized Return on Equity (ROE) •Stock Price Performance

Delivering a cleaner energy future is one of the fundamentals of our business and a major focus of our capital plan. Rather than attempting to create unique metrics associated with long-term climate goals, the Compensation Committee assesses management’s performance against environmental goals through the execution of its capital plan. Management annually refreshes the capital plan, discusses it with the Board, then discloses it publicly during the fourth quarter.

The Company’s ability to fund its substantial capital plan without issuing additional equity has been directly linked with the Company’s ability to consistently deliver on its financial plan, including meeting the financial metrics used in the Company’s compensation program. By tying payments under the short-term performance plan to metrics that are key to executing our capital plan, we are able link executive compensation to the objectives in the capital plan.

Our Efficiency, Sustainability and Growth Progress Plan
In November 2020, the Company announced its 2021 – 2025 capital plan, referred to as our ESG Progress Plan, which details significant investments in low- and no-carbon generation and modernization of the Company’s electric and natural gas infrastructure aimed at helping to reduce the emission of greenhouse gases (carbon and methane). These investments are the building blocks for the Company’s carbon dioxide emission reduction goals from our electric generation – 55% below 2005 levels by 2025; 70% below 2005 levels by 2030; and net carbon neutral by 2050. The Company also has a goal to decrease the rate of methane emissions from its natural gas distribution lines in its network by 30% per mile by the year 2030 from a 2011 baseline.

WEC Energy Group	P-9	2021 Proxy Statement

The Director Nominees at a Glance
The following table provides an overview of the director nominees. Other than Cristina Garcia-Thomas, who was elected by the Board and began her service on January 1, 2021, all of the director nominees were elected at the 2020 Annual Meeting of Stockholders. Additional information regarding our director nominees begins on P-17.

Directors Patricia W. Chadwick, Thomas J. Fischer and Henry W. Knueppel will complete their service as directors in 2021, and are not serving as nominees for election at the 2021 Annual Meeting of Stockholders. We sincerely thank them for their many important contributions, leadership and years of dedicated service. The Board plans to approve committee rotations of its independent directors, to be effective immediately following the 2021 Annual Meeting of Stockholders, which will include adding at least one independent director to the Audit and Oversight Committee.

WEC Energy Group	P-10	2021 Proxy Statement

Snapshot of the 2021 Director Nominees
(based upon 10 members)

Balanced Tenure

> 10 years
3
Average tenure:
7.2 years
6
0-4 years
1
5-9 years

Nominee Diversity

50%
diverse

30% female directors

No fewer than **3** women directors since 2012

40% racially/ethnically diverse directors

No fewer than **3** directors of color since 2018

Ongoing Board Refreshment

2018
- **+2** Directors added

2019
- **+2** Directors added
- **-3** Directors completed service

2020
- **+1** Director added
- **-2** Directors completed service

2021
- **+1** Director added
- **-3** Directors will complete service

Core Competencies — Knowledge Level*

● Advanced ● Intermediate ○ Limited

Competency	Advanced	Intermediate	Limited
Audit/Financial Planning	5	4	1
CEO/Senior Leadership	10	0	0
Corporate Governance	8	2	0
Environment/CSR Issues	5	5	0
Financial Strategy/Investment	6	4	0
Government/Public Policy	6	3	1
Human Capital Management/Exec Comp	6	4	0
Knowledge of Company's Industry	3	6	1
Regulated Industry Knowledge	6	2	2
Risk Management	10	0	0
Strategic Planning	8	2	0
Technology and Security	2	7	1

* As reported by individual directors; see page P-13 for more information.

Governance Highlights
Accountability to our stockholders is critical to our long-term success. We routinely evaluate and enhance our governance practices to maintain alignment with evolving best practices. Highlights of our governance framework include the following:

Board Practices	Independent Oversight	Stockholder Rights

•Ongoing Board refreshment
•Annual Board and committee evaluations
•Strategy and risk oversight discussion at every regular Board meeting
•Ongoing education programs by internal and third-party experts
•Stock ownership requirements for directors and executives
•Director service on public boards limited to 4 companies
•CEOs of public companies limited to director service at 2 public companies total

•8 of 10 director nominees are independent
•Independent Lead Director with specified duties
•Independent Audit, Compensation, Finance and Governance Committees
•Regular executive sessions of non-employee directors

•Annual election of directors with majority voting standard for uncontested elections
•One-share, one-vote standard
•Proxy access provision in bylaws
•Annual “say-on-pay” advisory vote
•Special meeting provision

WEC Energy Group	P-11	2021 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS – TERMS EXPIRING IN 2022

What am I voting on? Stockholders are being asked to elect 10 director nominees for a one-year term.
Voting Recommendation:
✓ FOR the election of each Director Nominee.
The Board of Directors and Corporate Governance Committee believe the 10 director nominees possess the experience and qualifications necessary to provide effective oversight of the Company and the long-term interests of its stockholders.

WEC Energy Group’s bylaws require each director to be elected annually to hold office for a one-year term. Acting on the recommendation of the Corporate Governance Committee, the Board is recommending the following 10 nominees for election as directors at our annual meeting. Each nominee, if elected, will serve until the 2022 Annual Meeting of Stockholders, or until a successor is duly elected and qualified.

1. Curt S. Culver	5. Cristina A. Garcia-Thomas	8. Thomas K. Lane
2. Danny L. Cunningham	6. Maria C. Green	9. Ulice Payne, Jr.
3. William M. Farrow III	7. Gale E. Klappa	10. Mary Ellen Stanek
4. J. Kevin Fletcher
•All director nominees currently serve as directors on our Board. Other than Director Garcia-Thomas, who was appointed to our Board in January 2021, all nominees were elected by our stockholders at our 2020 Annual Meeting of Stockholders, each having received at least 94.26% of the votes cast.
•All director nominees are independent with the exception of Directors Klappa and Fletcher, who are employees of the Company. Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the Board upon the recommendation of the Corporate Governance Committee.
•This is an uncontested election; therefore, our majority vote standard for election of directors will apply. Under this standard, the director nominees will be elected only if the number of votes cast favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election, as long as a quorum is present. Therefore, presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the election of directors. Proxies may not be voted for more than 10 persons in the election of directors.
•Directors Patricia W. Chadwick, Thomas J. Fischer and Henry W. Knueppel have reached retirement age and will complete their service as directors at the 2021 Annual Meeting of Stockholders. We sincerely thank them for their many important contributions, leadership and years of dedicated service.

The process through which the Board arrived at these director nominees is the result of the Board’s regular assessment of its composition and its focused attention to ongoing succession planning, as described in the following pages.

WEC Energy Group	P-12	2021 Proxy Statement

BOARD COMPOSITION
The Corporate Governance Committee and the Board evaluate director nominees in light of the Board’s current members, with the goal of recommending nominees with diverse backgrounds and experiences who, together with the current directors, can best perpetuate the success of WEC Energy Group’s business and represent stockholder interests. Director nominees are evaluated on the basis of certain key attributes, core competencies, diversity, age/tenure, existing time commitments and independence. By following this process, the Board is able to ensure that its director candidates bring a broad range of perspectives and experiences, will effectively contribute to the Board, and will complement the other directors.

The Corporate Governance Committee and the Board determined that the director nominees' complementary breadth of characteristics are suited to executing the duties of the Board and, when taken together, embody the personal qualities, qualifications, skills, and diversity of background that best serve our Company and its stockholders.

————————————————	2021 BOARD OF DIRECTORS — 10 NOMINEES			————————————————––
Gender diversity	Racial/Ethnic diversity	Average age	Average tenure	Independence
30%	40%	64 years	7.2 years	80%
Key Attributes Required of All Directors
The Corporate Governance Committee routinely evaluates the expertise and needs of the Board to determine its proper membership and size. The Board believes that all directors must demonstrate certain key attributes, as noted below.

•Proven integrity
•Ability to appraise problems objectively
•Relevant technological, political, economic, or social/cultural experience
•Familiarity with national and international issues affecting the Company's business
•Vision and imagination
•Mature and independent judgment •Ability to evaluate strategic options and risks •Social consciousness •Contribution to the Board's desired collective diversity
•Willingness to dedicate sufficient time to board service
•Sound business experience/acumen
•Achievement of prominence in career
•Availability to serve for five years before reaching the directors' retirement age of 72 (in the case of new directors)

Core Competencies
The Board regularly evaluates Director qualifications and core competencies in the context of the Board’s oversight of strategic initiatives, financial and operational performance objectives, and material risks. To that end, the Board seeks directors whose collective knowledge, experience and skills provide a broad range of perspectives and leadership expertise in domains particularly relevant to our business including: highly complex and regulated industries, strategic planning, financial strategy, technology and security, audit oversight and financial controls, human capital management, corporate governance, environmental and social sustainability, public policy, and other areas important to executing the Company’s strategy.
With that in mind, the Corporate Governance Committee and Board have determined that the Board’s composition should consist of candidates that collectively possess a specific set of core competencies, as listed below, in order to effectively carry out its oversight function.

•Audit/Financial Planning •CEO/Senior Leadership •Corporate Governance •Environmental/Corporate Social Responsibility (CSR) Issues	•Financial Strategy/Investment •Government/Public Policy •Human Capital Management/Exec Comp •Knowledge of Company’s Industry	•Regulated Industry Knowledge •Risk Management •Strategic Planning •Technology and Security

During the fourth quarter of 2020, the Corporate Governance Committee and Board evaluated and affirmed this set of competencies. Each director then performed a self-assessment of his/her level of knowledge in each skill area using the following 3-point scale: “1” Limited knowledge (e.g., no direct experience, primary exposure comes from Board or Committee reports); “2” Intermediate knowledge (e.g., general managerial/oversight experience or broad exposure as a Board or Committee member); “3” Advanced knowledge (e.g., direct experience; subject matter expert). A summary of the Board’s level of knowledge with respect to each of the core competencies was included in the Proxy Summary on page P-11.

WEC Energy Group	P-13	2021 Proxy Statement

Diversity
While the Corporate Governance Committee does not have a specific policy with regard to the consideration of gender and/or racial/ethnic diversity in identifying director nominees, it is committed to actively seeking out highly qualified women and candidates of color as it strives to cast a wide net and recommend candidates who bring unique perspectives to the Board, which contributes to its collective diversity - diversity of knowledge, skills, experiences, thought, gender, race/ethnicity, retirement age and tenure. We believe this diversity improves the overall effectiveness of the Board as it carries out its oversight role.

Age and Tenure
Under the Corporate Governance Guidelines, a non-management Director shall not be nominated for election to the Board after attaining the age of 72, unless nominated by the Board for special circumstances. The Board does not believe it is appropriate or necessary to limit the number of terms a director may serve. The Board values the participation and insight of directors who have developed an increased understanding of the Company and the specific issues it faces doing business in a complex, regulated industry, as well as those directors who bring fresh and varied perspectives, resulting in a Board with a balanced tenure.

Time Commitment
Our Corporate Governance Committee recommends and the Board nominates candidates who they believe are capable of devoting the time necessary to carefully fulfil their fiduciary duties. The Corporate Governance Committee regularly reviews stockholders’ views on the appropriate number of public company boards on which directors may serve, which the Board takes into consideration each year as it reviews its Corporate Governance Guidelines.
The Corporate Governance Guidelines limit the maximum number of public company boards on which a WEC Energy Group director may serve to four public companies (including our Board), and specify that any public company chief executive officer who serves as a director on our Board may not serve on more than two public company boards (including our Board). Limited exceptions may be made with Corporate Governance Committee approval. All of our directors are in compliance.

Independence
Our Corporate Governance Guidelines state that to be independent, the Board should consist of at least a two-thirds majority of independent directors. In order to be deemed independent, the individual must have no material relationship with the Company that would interfere with the exercise of good judgment in carrying out his or her responsibilities as a director.
The independence standards found in our Corporate Governance Guidelines are not only in compliance with the listing standards of the New York Stock Exchange (“NYSE”), but are actually more stringent than the NYSE rules. Our director independence guidelines are located in Appendix A of our Corporate Governance Guidelines, which are available on the Corporate Governance section of the Company’s website at www.wecenergygroup.com/govern/governance.htm.
Prior to initial and annual election, all directors complete a detailed questionnaire that elicits information that is used to ensure compliance with the Board’s and the NYSE’s standards of independence. The Corporate Governance Committee also reviews potential conflicts of interest, including related-party transactions, interlocking directorships, and substantial business, civic and/or social relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members and management. The Board also considers whether a director’s immediate family members meet the independence criteria outlined in the Corporate Governance Guidelines, as well as whether a director has certain relationships with WEC Energy Group’s affiliates, when determining the director’s independence.
The Board has affirmatively determined that Directors Chadwick, Culver, Cunningham, Farrow, Fischer, Garcia-Thomas, Green, Knueppel, Lane, Payne and Stanek are independent. Directors Fletcher and Klappa are not independent due to their employment with the Company.

Director Stanek
Since 2005, WEC Energy Group has engaged Baird Financial Group primarily to provide consulting services for investments held in the Company’s various benefit plan trusts. Baird also provides certain related administrative services. The Board reviewed the terms of this engagement, including the approximately $729,270 in fees paid to Baird in 2020 (which are less than one-tenth of 1% of Baird’s total revenue), and Director Stanek’s position at Baird, and concluded that such engagement is not material and did not impact Director Stanek’s independence. Director Stanek is not involved with and does not consult on the contract with or recommendations made by Baird and receives no direct financial benefit from these services. WEC Energy Group management evaluates Baird’s services against market standards for overall quality and value on a regular basis. Neither the Board nor Director Stanek plays a role in the retention of Baird for these services or any related negotiation of commercial terms. In addition, WEC Energy Group’s pension trusts and other benefit accounts do not hold any investments in Baird funds.

WEC Energy Group	P-14	2021 Proxy Statement

SUCCESSION PLANNING AND DIRECTOR NOMINATION PROCESS
Board Succession Planning
Our Board is regularly engaged in rigorous discussions on the Board’s plans for ongoing succession, taking into consideration matters such as: current inventory of director skills and qualifications; diversity, including gender, race/ethnicity, retirement age and tenure; and future competencies needed to support appropriate oversight of the Company's long-term strategy and related risks and opportunities. These discussions are co-facilitated by the Executive Chairman and Independent Lead Director during the Board’s executive sessions.

During 2020, these discussions took into consideration (1) the impact of Directors Chadwick, Fischer and Knueppel completing their service on the Board at the 2021 Annual Meeting of Stockholders, (2) opportunities to replace or enhance certain director skills, and
(3) the Board’s desire to seek out highly qualified women and candidates of color.

Guided by the Board’s succession planning discussions, the Corporate Governance Committee, comprised entirely of independent directors, is responsible for identifying and recommending director candidates to our Board for nomination.
Director Nomination Process
The Corporate Governance Committee is responsible for recommending a slate of nominees to the Board for election at each Annual Meeting of Stockholders using the formal process detailed below.

1	Board Succession Planning	2	Identify Candidates	3	Evaluate Candidate Recommendations	4	Meet with Candidates	5	Recommend Candidate Nomination

Develop list of skills and qualifications sought in new directors and evaluate current Board composition		Proposed by stockholders, directors, and/or others		Screen qualifications, assess impact on Board composition, review independence and conflicts		Multiple meetings scheduled with Board Chairman, members of Corporate Governance Committee, and other members of the Board		Corporate Governance Committee considers feedback and makes recommendation to the Board
1.Board succession planning. The Corporate Governance Committee facilitates the director recruitment and nomination process through the lens of the Board’s ongoing director succession planning process, as described above. The Corporate Governance Committee seeks to fulfill its duty to stockholders to consistently maintain a Board that is comprised of directors who each embody key attributes, and who, as a group, have the skills and experiences to effectively oversee management's strategy for operating in a complex industry while performing their fiduciary obligations.
2. Identify candidates. Candidates for director nomination may be proposed in a number of ways, including by stockholders, the Corporate Governance Committee, and other members of the Board. The Corporate Governance Committee may retain a third party to identify qualified candidates; no such firm was engaged with respect to the nominees listed in this proxy statement.
The Corporate Governance Committee will consider director candidates recommended by stockholders provided that the stockholders comply with the requirements and procedures set forth in our bylaws. Stockholders may also nominate or recommend director candidates by following the procedures outlined on P-77. No formal stockholder nominations or recommendations for director candidates were received in connection with the 2021 Annual Meeting of Stockholders.
Director Garcia-Thomas was elected to the Board effective January 1, 2021. Director Garcia-Thomas was initially recommended for consideration by two non-management Board members, following which the Corporate Governance Committee undertook the evaluation process described immediately below.
3. Evaluate candidate recommendations. The Committee follows an established process for evaluating all director candidates whether recommended by directors, stockholders or others. During this process, the Corporate Governance Committee reviews publicly available information regarding each identified candidate to assess whether that person should be considered further. The Corporate Governance Committee considers whether each individual embodies the key attributes listed above, as well as the person's qualifications, experience, skills, outside affiliations, age, gender, race and ethnicity. The Committee will utilize third parties if and as needed to assist with these activities.
As part of the evaluation process, the Corporate Governance Committee takes steps to ensure that the pool of director nominees contains the attributes, skills and experiences identified during Board succession planning discussions. If the Corporate Governance Committee determines that a candidate warrants further consideration, the Board Chairman or another member of the Board of Directors contacts the prospective director.
Generally, if a recommended candidate expresses a willingness to be considered and to serve on the Board, the Corporate Governance Committee will seek the Board’s concurrence in moving the candidate forward to the interview stage of the nomination process. Further, it will instruct management to solicit from the candidate information used to review the candidate’s independence and absence of potential conflicts of interest or reputational risk.

WEC Energy Group	P-15	2021 Proxy Statement

4. Meet with candidates. Candidates initially meet with the Board Chairman and other members of the Corporate Governance Committee. Upon agreement that a candidate has the attributes, skills and other identified factors the Board is seeking for its desired composition, all Board members are provided an opportunity to meet with the candidate and provide feedback to the Corporate Governance Committee.
5. Recommend candidate nomination. The Corporate Governance Committee will review feedback received from the meetings with the candidates, following which it will make a recommendation regarding nomination for the Board's discussion and final determination.

RESULTS è	5	New independent directors added since 2018 have brought the following skills, experiences and/or traits to our Board

•Technology and cyber security expertise •Financial and accounting expertise •M&A experience	•Corporate sustainability experience •Gender and racial/ethnic diversity •Diversity oversight experience •Insights into public policy formation	•Chief Risk Officer/enterprise risk expertise •Regulated industry experience •Power generation and renewable energy investment strategy expertise

Included in each director nominee’s biography that follows are career highlights and other public directorships, along with the key qualifications, skills and expertise that we believe each director contributes to our Board. Our Board considered all of these factors, as well as the results of our annual Board evaluation, when deciding to re-nominate these directors.

WEC Energy Group	P-16	2021 Proxy Statement

2021 DIRECTOR NOMINEES FOR ELECTION
The following 10 individuals have been nominated for election to the Board of Directors at the 2021 Annual Meeting of Stockholders. Biographical information for each director nominee is set forth below. Ages are as of January 21, 2021, the date each person was designated as a nominee of the Board for election at the Meeting.

Curt S. Culver	Independent

Age: 68 Director Since: 2004 Board Committees: Corporate Governance; Executive; Finance (Chair)
Professional Experience
MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation - Non-Executive Chairman of the Board since 2015. MGIC Investment Corporation is the parent company of Mortgage Guaranty Insurance Corporation, a private mortgage insurance company.
Other Public Directorships
Director of MGIC Investment Corporation since 1999.
Director Qualifications
Having served for 15 years as the CEO of Mortgage Guaranty Insurance Corporation and its parent company, MGIC Investment Corporation, Director Culver brings to our Board of Directors a strong working knowledge of the strategic, economic, and public policy issues facing a large, regulated, publicly-held company headquartered in Milwaukee Wisconsin. His expertise in risk management and oversight is particularly valuable in his service as chair of the Finance Committee, while his insurance industry experience puts him in a position to lead the Committee’s evaluation of the Company's overall financial risk management program. Director Culver's broad corporate governance experience, developed from his extensive past and present service on the MGIC boards, as well as those of several highly-visible Milwaukee-area non-profit entities and two private for-profit organizations, is of great value to the Board as it carries out its oversight responsibilities.

Danny L. Cunningham	Independent

Age: 65 Director Since: 2018 Board Committee: Audit and Oversight (Chair); Executive
Professional Experience
Deloitte & Touche LLP - Retired Partner and Chief Risk Officer. Served as Partner, 2002 to 2015, and as Chief Risk Officer, 2012 to January 2016. Deloitte & Touche LLP is an industry-leading audit, consulting, tax, and advisory firm.
Other Public Directorships
Director of Enerpac Tool Group Corp. (formerly known as Actuant Corporation) since 2016.
Director Qualifications
Director Cunningham brings to our Board of Directors more than 30 years of experience serving public audit clients in a broad array of industries, including manufacturing, printing, process, software, and financial services, as well as a deep understanding of the business, economic, compliance, and governmental environment in which the Company and many of the Company's major customers operate. Director Cunningham applies his strong expertise in financial reporting, internal controls, and audit functions to his responsibilities as WEC Energy Group’s Audit and Oversight Committee Chair. This experience, also contributes great value to the Board as it fulfills its responsibility for oversight of the Company's accurate preparation of financial statements and disclosures, and compliance with legal and regulatory requirements. Having served as chief risk officer at Deloitte & Touche LLP, he gained insights into the complexities of risk management, through which he applies his expertise in assessing the effectiveness of the Company's practices and policies to mitigate enterprise-wide risks. Director Cunningham’s multi-national experience brings the added diversity of a global perspective to the Board as it evaluates its strategic objectives, while his past service on the Boards of several major Milwaukee-area not-for-profit organizations equips him to contribute thoughtful insights on issues impacting the city’s culture, workforce, and economic vitality.

WEC Energy Group	P-17	2021 Proxy Statement

William M. Farrow III	Independent Lead Director

Age: 65 Director Since: 2018 Board Committees: Compensation; Corporate Governance (Chair); Executive
Professional Experience
Winston and Wolfe, LLC - Chairman and Chief Executive Officer since 2010. Winston and Wolfe LLC is a privately held technology development and advisory company.
Urban Partnership Bank - Retired President and CEO, 2010 to 2018. UPB provides financial services in moderate income communities located in Chicago, Detroit and Cleveland.
Other Public Directorships
Director of CBOE Global Markets Inc. since 2016.
Director of Echo Global Logistics Inc. since 2017.
Director Qualifications
In serving as WEC Energy Group’s Independent Lead Director and Chair of the Corporate Governance Committee, Director Farrow brings to our Board of Directors 40 years of senior leadership experience in managing business operations, technology development, enterprise risk, and strategy. His extensive professional experience in the banking and financial markets, accompanied by knowledge acquired from his service on the Boards of CBOE Global Markets and the Federal Reserve Bank of Chicago, enable him to add significant value to the Board’s oversight of the Company’s financial management strategy. His firsthand experience and perspectives in addressing advances in information technology, as well as the experience he has gained as a current Board member on the Audit Committee for both CBOE Global Markets and Echo Global Logistics, is particularly valuable to the Board as WEC Energy Group companies address complex risks, including those associated with protecting operating systems and assets against physical and cyber threats. Having spent his career in Chicago, Director Farrow is also able to provide the Board with economic and public policy insight as it relates to conducting business in Chicago, which is further enhanced by the strong relationships he has developed with key leaders while serving on the Boards of several highly visible Chicago-area private, not-for-profit and community organizations. This is especially important given the sizable, long-term construction project that is underway by the Company’s largest Illinois utility subsidiary to modernize the natural gas infrastructure in the city of Chicago, which requires ongoing collaboration with city and state government officials and regulatory agencies.

J. Kevin Fletcher	President and CEO

Age: 62 Director Since: 2019
Professional Experience
WEC Energy Group - CEO since February 2019; President since October 2018.
Wisconsin Electric Power Company (subsidiary of WEC) - Chairman of the Board and Chief Executive Officer since February 2019; President, May 2016 to November 2018; Executive Vice President-Customer Service and Operations, June 2015 to May 2016.
Director Fletcher also serves as an executive officer and/or director of several other major subsidiaries of WEC Energy Group.
Other Public Directorships
None
Director Qualifications
Director Fletcher has more than 40 years of experience working in the public utility industry, including nearly 25 years at a senior leadership level. Prior to joining the Company in 2011, Director Fletcher served as Vice President-Community and Economic Development at Georgia Power, the largest subsidiary of The Southern Company, a public utility holding company headquartered in the southeastern United States. During his 34-year career with Southern Co.,16 of those years as an officer, Director Fletcher held leadership positions in operations, customer service, marketing and sales. When he first joined WEC Energy Group, he served as Senior Vice President-Customer Operations of its utility subsidiaries, with overall responsibility for the planning, engineering, construction, operation and maintenance of the Company’s electric and natural gas distribution systems in Wisconsin and Michigan’s Upper Peninsula. In May 2016, he was appointed to serve as President of the Company’s Wisconsin utility subsidiaries, and served as President of the Company’s Minnesota and Michigan utility subsidiaries from September 2018 to June 2020. In October 2018, Director Fletcher was appointed President of WEC Energy Group, followed by his appointment to CEO in February 2019, which entails operational responsibility for all of the Company's utility subsidiaries. He also has held responsibility for the supplier diversity initiative across all of the Company’s utilities. With his extensive experience in business operations, customer service, and senior leadership of publicly regulated utilities, Director Fletcher contributes substantive insight into the Company’s industry and customers, to the management team, and to the Board.

WEC Energy Group	P-18	2021 Proxy Statement

Cristina A. Garcia-Thomas	Independent

Age: 51 Director Since: January 2021 Board Committee: Corporate Governance
Professional Experience
Advocate Aurora Health, Inc (formerly Aurora Health Care) – Chief External Affairs Officer since April 2018; Chief Experience Officer, October 2017 to April 2018; Chief Diversity Officer and Foundation President, September 2014 to October 2017. Advocate Aurora is a not-for-profit health care system operating in Wisconsin and Illinois.
Other Public Directorships
None
Director Qualifications
Director Garcia-Thomas brings to our Board of Directors significant leadership experience, particularly in the areas of customer and community relations, and diversity and inclusion. Since joining Aurora Health Care (now Advocate Aurora Health) – the largest employer in the Milwaukee region – in 2011, she has successfully addressed complex business issues in a highly regulated environment. In her current role as Chief External Affairs Officer, Director Garcia-Thomas is responsible for shaping the overall experience for patients, employees and community partners. She oversees diversity and inclusion, community relations, community health, community programs and the charitable foundation. Through her executive and civic leadership, Director Garcia-Thomas has established a strong network in the Company’s Wisconsin and Illinois service areas, giving her keen insights into the needs of our customers. She contributes her experience in these areas to the Board’s oversight responsibilities and strategic discussions on sustainable value creation, customer care and human capital management.

Maria C. Green	Independent

Age: 68 Director Since: 2019 Board Committee: Audit and Oversight; Corporate Governance
Professional Experience
Ingersoll Rand plc - Retired Senior Vice President and General Counsel, 2015 to June 2019. Ingersoll Rand is a diversified industrial manufacturer with market-leading brands serving customers in global commercial, industrial and residential markets.
Other Public Directorships
Director of Tennant Co. since May 2019.
Director of Littelfuse Inc. since February 2020.
Director Qualifications
Director Green brings to our Board of Directors senior leadership experience accumulated during her 35-year career in law and business, including extensive public company experience in strategic planning, acquisitions, enterprise risk management and shareholder relations. She has substantial experience with respect to corporate sustainability matters, including oversight responsibility for environmental compliance and corporate responsibility reporting, as well as engagement with investors on these matters. Having served in the role of corporate secretary for several public companies, Director Green’s deep corporate governance experience is of tremendous value to the Board as it carries out its evolving oversight responsibilities. Director Green also contributes valuable insights into the economic, educational and social matters impacting the greater Chicago community, where the Company has two utility subsidiaries. In particular, these insights come from having served for 18 years at Illinois Tool Works, a Fortune 200 global diversified manufacturing company headquartered in the northern suburbs of Chicago, and as a member (and past chairman) of the Chicago Urban League executive committee.

WEC Energy Group	P-19	2021 Proxy Statement

Gale E. Klappa	Executive Chairman

Age: 70 Director Since: 2003 Board Committee: Executive (Chair)
Professional Experience
WEC Energy Group, Inc. – Executive Chairman since February 2019; Chairman of the Board and CEO, 2004 to May 2016 and October 2017 to February 2019; Non-Executive Chairman of the Board, May 2016 to October 2017; President, 2003 to August 2013.
Wisconsin Electric Power Company (subsidiary of WEC) - Chairman of the Board, 2004 to May 2016 and January 2018 to February 2019; CEO, 2003 to May 2016 and January 2018 to February 2019; President, 2003 to June 2015.
Director of Wisconsin Electric Power Company, 2003 to May 2016 and January 2018 to present.
Chairman Klappa also serves as a director of several other major subsidiaries of WEC Energy Group.
Other Public Directorships
Director of Associated Banc-Corp since 2016.
Director of Badger Meter, Inc. since 2010.
Director of Joy Global Inc., 2006 to 2017.
Director Qualifications
Chairman Klappa has more than 40 years of experience working in the public utility industry, including more than 25 at a senior executive level. He retired as the Company's CEO in May 2016, at which time he assumed the role of Non-Executive Chairman of the Board. Prior to joining the Company in 2003, Chairman Klappa served in various executive leadership roles at The Southern Company, a public utility holding company headquartered in the southeastern United States. Under his leadership, WEC Energy Group successfully completed its 2015 acquisition of Integrys Energy Group, which nearly doubled the employee and customer population, and increased the Company’s geographic footprint to four states. With his extensive experience in the business operations and C-suite leadership of publicly regulated utilities, his service as a Board member for several other public companies, and his contributions to significant economic development initiatives in southeastern Wisconsin, Chairman Klappa has led the Board with a deep understanding of the financial, operational, and investment decisions and public policy issues facing large public companies, and his deep knowledge of the Company’s industry, customers, stockholders, and management team is of great value to the Board.

Thomas K. Lane	Independent

Age: 64 Director Since: 2020 Board Committee: Finance
Professional Experience
Energy Capital Partners, LLC – Vice Chairman since 2017; Partner, 2005 to 2017. Energy Capital Partners is a private equity firm that focuses on investing in power generation, midstream gas, electric transmission and energy and environmental services sectors of North America's energy infrastructure.
Other Public Directorships
Director of Summit Midstream Partners, LP, 2009 to May 2020.
Director of USD Partners, LP, 2014 to April 2020.
Director Qualifications
Director Lane brings to our Board of Directors more than 30 years of broad financial experience focused within the energy sector. His experience in this area includes 17 years in the Investment Banking Division at Goldman Sachs where he held senior-level coverage responsibility for electric and gas utilities, independent power companies and midstream energy companies throughout the United States, which provides him with a deep understanding of the complexities inherent to delivering strong financial performance in a regulated industry. Since 2017, Director Lane has served as Vice Chairman of Energy Capital Partners, following 12 years as a partner of the firm. During this tenure, he has held responsibility for establishing and executing the firm’s investment strategies, which include projects encompassing power generation and renewables, as well as midstream and environmental infrastructure. This experience enables him to add significant value to the Board’s oversight of the Company’s long-term growth strategy, as does his substantial experience planning and executing merger and acquisition strategies. Having testified before the House Energy Subcommittee on energy related matters, Director Lane also brings to the Board an understanding of the formulation of energy policy at the federal government level. As a member of the WEC Energy Group Finance Committee, Director Lane’s expertise in financial management strategy serves as valuable input to the Company’s execution of its financial plan.

WEC Energy Group	P-20	2021 Proxy Statement

Ulice Payne, Jr.	Independent

Age: 65 Director Since: 2003 Board Committees: Compensation (Chair); Executive; Finance
Professional Experience
Addison-Clifton, LLC - Managing Member since 2004. Addison-Clifton, LLC provides global trade compliance advisory services.
Other Public Directorships
Director of Foot Locker, Inc. since 2016.
Director of Manpower Group since 2007.
Trustee of The Northwestern Mutual Life Insurance Company, 2005 to 2018.
Director Qualifications
Director Payne brings to our Board of Directors strong senior leadership and public service experience within the greater Milwaukee community and State of Wisconsin, having previously served in roles that included the Securities Commissioner for the State of Wisconsin, managing partner of the Milwaukee office of the law firm Foley & Lardner LLP, and president and CEO of the Milwaukee Brewers Baseball Club, Inc. In addition, Director Payne is involved in numerous Milwaukee-area non-profit entities, making him well-positioned to provide the Board with perspective on the economic and social issues affecting the greater Milwaukee area, as well as a broad spectrum of the Company's customers. As founder and President of Addison-Clifton, LLC, which provides global trade compliance consulting, Director Payne understands the importance of providing clients with exceptional customer service, a focus that is critical to the execution of WEC Energy Group's strategic initiatives. Director Payne applies his senior leadership experience along with significant managerial, operational, financial and global experiences, to his role as chair of the Compensation Committee.

Mary Ellen Stanek	Independent

Age: 64 Director Since: 2012 Board Committee: Finance
Professional Experience
Baird Financial Group - Managing Director and Director of Asset Management since 2000. Baird Financial Group provides wealth management, capital markets, private equity, and asset management services to clients worldwide.
Baird Advisors - Chief Investment Officer since 2000. Baird Advisors is an institutional fixed income investment advisor.
Baird Funds, Inc. - President since 2000. Baird Funds is a publicly registered investment company.
Other Public Directorships
Director of Journal Media Group, Inc. and its predecessor companies, 2002 to 2016.
Trustee of The Northwestern Mutual Life Insurance Company since 2009.
Director Qualifications
Director Stanek, who is a Chartered Financial Analyst, brings to our Board of Directors extensive financial and investment strategy expertise, resulting from over 40 years of investment management experience. As Managing Director and Director of Asset Management of Baird Financial Group, a position she has held since 2000, Director Stanek's expertise in fixed income investments provides the Board and management with invaluable financial strategy insight relative to WEC Energy Group and its subsidiaries, which customarily issue debt securities as a means of raising capital. As a member of the WEC Energy Group Finance Committee, she also offers valuable perspective on insurance risk matters, having served for 15 years as a director of West Bend Mutual Insurance Company. In addition to her recognition as a prominent business leader in Milwaukee's financial community, Director Stanek has dedicated significant time to serving on the boards of a large number of Milwaukee-area non-profit organizations, through which she has developed strong relationships with key community leaders and stakeholders. From these experiences, she brings the Board insightful perspectives on issues impacting the culture and viability of today’s workforce.

WEC Energy Group	P-21	2021 Proxy Statement

Governance

PRIMARY ROLE AND RESPONSIBILITIES OF OUR BOARD
Our Board is responsible for providing oversight with respect to matters of concern to our stockholders. Generally, those responsibilities encompass oversight of (i) long-term strategy and execution, (ii) the Company’s risk environment and associated management policies and practices, and (iii) selection of the Chief Executive Officer and ongoing succession planning for senior leadership.

Oversight of Strategy
The Board believes that a fundamental, collective understanding of the issues facing the Company is imperative to its ability to carry out its strategic oversight responsibilities. Throughout the year, the Board engages in substantive discussions with management about the Company’s long-term strategy. Elements of strategy are discussed within the Board committee meetings and at every regularly scheduled Board meeting. This includes updates from management on the Company’s financial and operational goals and performance, and the internal and external factors that influence performance and sustainability.

At least annually, the Board engages in significant educational sessions that include briefings and presentations from the Company’s senior leadership team, other members of management, and outside advisors and subject matter experts, including scientists and institutional investors. These sessions help the Board to understand the environment within which the Company operates and the risks and opportunities presented thereby, and inform and shape the Board’s understanding of management’s decision-making, leading to more effective oversight of the Company’s short-, medium- and long-term strategies and operational objectives.

Management Development and Succession Planning
Company leaders are responsible for developing the talent across the organization through the broadening and deepening of business and leadership knowledge. Succession planning and internal talent development are strategic priorities of the Company and integral components of our approach to human capital management, which includes engagement at all levels of the organization, and with the Board.

While the Compensation Committee has primary oversight for review of significant organizational changes at the executive level, as well as reviewing succession plans for executive officers, it regularly reports to and engages with the Board about these matters. Throughout 2020, the Board was actively engaged in oversight of the senior and executive management succession planning process. The Board spent considerable time, particularly during its executive sessions, discussing management's plans to foster a deep talent bench and plan for senior leadership succession, including development plans to prepare senior leaders for greater responsibilities. The Compensation Committee and the Board engaged in numerous discussions throughout 2020 about the Company's recruiting and development programs, including updates on key talent, workforce demographics, and plans to promote and sustain a culture of diversity, equity and inclusion.

Oversight of Risk Management
Our board of directors is responsible for providing oversight with respect to our major strategic initiatives, which requires ongoing dialogue with our senior management team about opportunities and risks, and the processes through which senior management maintains focus on the organization’s key financial and business objectives, corporate policies, and overall economic, environmental and social performance. Senior management, in turn, is responsible for effectively planning and executing daily operations within a strong risk framework. The CEO provides reports to the Board at each Board meeting and routinely calls upon members of his staff to provide detailed updates within their respective areas of responsibility, including matters of enterprise risk.

To carry out its oversight function, the Board is organized into five standing committees with specific duties and risk-monitoring responsibilities: Audit and Oversight, Compensation, Corporate Governance, Executive and Finance. With the exception of the Executive Committee, the Board and each of its committees meet regularly throughout the year, and receive regular briefings prepared by management and outside advisors on specific areas of current and emerging risks to the enterprise, which are identified and monitored through the Company's enterprise risk management framework.

WEC Energy Group	P-22	2021 Proxy Statement

The Committees routinely report to the full Board on matters that fall within designated areas of responsibility as described in their charters. Examples of risk monitoring activity that have been designated to the full Board and its committees are shown in the chart below. More information on the committees' duties and responsibilities begins on page P-29.

BOARD OF DIRECTORS

The Board allocates time at each regular meeting to engage in substantive discussions with management about areas of broad, strategic risk and opportunity. It delegates certain risk oversight responsibilities to its committees, about which committee chairs report back to the full board after every meeting.

COMMITTEES

AUDIT AND OVERSIGHT

- Financial Reporting
- Legal and Regulatory Compliance including:
  - Environmental
  - Data privacy and security, including cyber and physical
  - Litigation
  - Ethics and Compliance
  - FERC/NERC Compliance
- Outside Auditor Independence

COMPENSATION

- Compensation Practices and Programs
- Executive Succession Planning
- Human Capital Management and Development
- CEO Performance

CORPORATE GOVERNANCE

- Governance Structure and Practices
- Director Independence
- Board Performance
- Board Succession Planning

FINANCE

- Capital Allocation
- Capital Structure and Financings
- Employee Retirement and Benefit Plan Assets
- Insurance Management

MANAGEMENT

- Design and operate risk management program, including risk identification, assessment and prioritization
- Conduct regular, executive-level committee review of key risk areas with updates to Board
- Engage with Board and Committee chairs on areas of assigned risk oversight

While the Board delegates specified duties to its committees, the Board retains collective responsibility for comprehensive risk oversight, including short- and long-term critical risks that could significantly impact the Company. The Board believes that certain matters should be contemplated by the diverse perspective of its full membership. This includes oversight of environmental, social and governance risks that have the potential to result in significant financial or reputational consequences that could impact the Company’s brand and jeopardize its value to stockholders.
Executive sessions for the non-management directors are generally held at every regularly scheduled Board and committee meeting, during which directors have direct access to, and meet as needed with, Company representatives to discuss matters of interest, including those related to risk management. Outside of scheduled meetings, the Board, its committees and individual Board members have full access to senior executives and other key employees, including the CEO, COO, CFO, General Counsel, Chief Audit Officer, Compliance Officer, Chief Information Officer and Controller. They are also free to engage as needed with the leaders of our utility companies and our corporate center departments, including customer service, environmental, external affairs, human resources, investor relations, tax and treasury.
As a standing corporate practice, each year, the Company’s risk areas are systemically evaluated. Our Audit Services department conducts an annual enterprise risk assessment, whereby business leaders identify existing, new or emerging issues or changes within their business areas that could have enterprise implications. Risk areas are then mapped to create a cumulative assessment of their significance and likelihood, taking into consideration industry benchmarking information, as appropriate. The mapping also identifies lines of responsibility for managing the risks to ensure accountability and focus.
In addition, our Enterprise Risk Steering Committee (“ERSC”), which is chaired by the COO and consists of the CEO and other senior-level management employees, regularly reviews the Company’s key risk areas and provides input into the development and implementation of effective compliance and risk management practices. On a bimonthly basis, the ERSC discusses findings of Audit Services’ annual enterprise risk assessment, holds in-depth discussions with members of management on identified subjects, and tracks progress and status thereafter. Updates from these meetings are shared with the Board as directed by the CEO. The CEO provides reports to the Board at each Board meeting and routinely calls upon members of his staff, including the COO, CFO, and the executive vice president — external affairs, to provide detailed updates to the Board in their respective areas of responsibility, including matters of enterprise risk.
The Board believes that its leadership structure, in combination with management's enterprise risk management program, effectively supports the Board’s risk oversight function.

WEC Energy Group	P-23	2021 Proxy Statement

OUR ENVIRONMENTAL, SOCIAL AND GOVERNANCE COMMITMENT
The Board’s oversight of the Company’s strategic direction includes reviewing with senior management our approach to environmental, social and governance matters. The Board is mindful of management’s responsibility to provide safe, reliable and affordable energy, to preserve the Company’s long-term value and to make decisions that take into account not only the Company’s stockholders, but also the interests of its other stakeholders and the well-being of the communities it serves, now and in the future.
Below are some highlights from 2020 that demonstrate the Company’s and the Board’s commitment to ensuring that the Company’s goals and practices are aligned with a strong focus on environmental, social and governance priorities and, ultimately, sustainability.

Delivering a clean energy future
“ESG” Progress Plan: A Road Map for Investment in Efficiency, Sustainability and Growth
In advance of publicly announcing the Company’s commitment to achieving its net-zero carbon dioxide target by 2050, last November, management reviewed multiple iterations of its ESG Progress Plan, which outlines the Company’s five-year (2021-2025) capital plan, with the Board.

Management and the Board discussed the foundation underlying the $16.1 billion in investments over five years that are designed to set the Company on the course to meet its long-term emission reduction targets while also ensuring continued focus on business fundamentals. Those discussions included factors such as underlying customer preferences and needs, regulatory environment, financial implications and technological advancements that will influence the trajectory of the plan’s execution, and resulted in the Board’s approval of management’s strategic vision and recommendations.

Supporting our colleagues and communities
Human Capital Management
We strive to make our companies great places to work, with programs for individual development, initiatives to promote our core values of diversity and inclusion, and targeted recruitment as we build the workforce of the future. During 2020, we demonstrated this commitment through many initiatives focused on, among other priorities: employee education; significant support for and leveraging of our eight business resource groups; increasing workforce diversity; meeting our vigorous health and safety expectations; training and development opportunities for employees at all levels of the organization; and our robust succession planning process that ensures we have a talent pipeline for the future.
Supplier Diversity
We have had a supplier diversity program under the watchful guidance of senior leadership since 2002. In 2020, we spent a record $303 million with diverse suppliers.
Community Support
Management and the Board have always embraced the Company’s role as a leader in the communities we are privileged to serve. During 2020, our companies and foundations contributed more than $20 million in charitable grants to support nonprofits hard at work helping others. This included over $2 million directly to COVID-19 relief efforts.

Upholding strong governance
Board Oversight
As addressed in earlier sections, our Board has been deeply engaged in careful succession planning over the past several years, with a clear focus on maintaining a board composition that has the professional experience, core competencies, and diversity to provide effective oversight of the complex matters the Company faces in the highly regulated utility industry. Between 2018 and 2020, five new independent directors have been added to the Board. This has successfully resulted in enhancing the Board’s collective core competencies and oversight expertise in key risk areas including technology and cyber security, enterprise risk, renewable energy investment strategy, corporate sustainability, and diversity, equity and inclusion initiatives, while simultaneously increasing its overall ethnic, racial and gender diversity, and decreasing overall Board tenure.

Priority Sustainability Issues
In early 2020, the Company partnered with the Electric Power Research Institute (“EPRI”) in a formal assessment process, to identify the sustainability issues that are most important to our Company and its stakeholders, considering both current and potential long-term impacts, as well as input and validation from both internal and external stakeholders. The results of this comprehensive assessment have strengthened our existing commitment to sustainability, and are being used to develop strategies and drive changes to meet and exceed stakeholder expectations and pave the way for the Company’s successful future.

Our Priority Sustainability Issues (alphabetical order)

•Climate strategy •Community engagement •Customer satisfaction •Cybersecurity •Economic development	•Empowered employees •Energy affordability •Energy reliability •Environmental responsibility	•Financial discipline •Government relations •Innovation •Operational performance	•Safety and health •Stakeholder transparency •Strategic governance •Supply chain integrity

WEC Energy Group	P-24	2021 Proxy Statement

United Nations SDGs
Delivering reliable, affordable energy to our customers, reducing greenhouse gas emissions, and building and maintaining safe, resilient infrastructure are central to our business. These commitments align directly with three of the United Nations Sustainable Development Goals:

2021 Climate Report
In April 2019, having partnered with EPRI, the Company issued its first climate report, Pathway to a Cleaner Energy Future, to illustrate our approach to reducing greenhouse gas emissions and to present an analysis of factors that could affect our future decision-making. The Company is planning to issue an updated climate report in 2021, which will include revised assumptions and input from industry experts, to further lay out potential climate scenarios and the related risks, opportunities and uncertainties. This report is again being prepared in conformity with the Task Force on Climate-Related Financial Disclosures (TCFD).

SASB reporting standards
During 2020, working with outside advisors, the Company conducted a preliminary assessment of the alignment between SASB electric and gas utilities standards and our current public disclosures. In 2021, we will further evaluate the standards to assess potential new or enhanced reporting and/or disclosure opportunities.

Commitment to reporting transparency
We value the importance our stakeholders place on understanding how we manage risks and opportunities associated with sustaining our enterprise. In addition to engaging directly with stakeholders on environmental and social issues, we are committed to transparent reporting on these matters through a variety of mechanisms, including those noted below. Further, we routinely respond to data verification and survey requests from a substantial number of third-party organizations seeking input regarding our environmental, social and governance-related performance, programs and policies.

See the Corporate Responsibility section of our website for more details: www.wecenergygroup.com/csr

WEC Energy Group	P-25	2021 Proxy Statement

STOCKHOLDER ENGAGEMENT
Accountability to stockholders is critical to the Company’s long-term success. We have systems in place to ensure that management and the Board hear, understand, and consider the issues that matter most to our stockholders and other key constituents. This ongoing engagement provides valuable insight into how the Company’s practices and policies are externally perceived, shapes the processes used to evaluate goals and expectations, and helps to highlight emerging issues that may affect our governance practices.
Company leadership, including the Executive Chairman, regularly engages with stakeholders to discuss the Company’s business results, strategic direction and governance practices through a year-round engagement program, which provides valuable feedback to management and the Board about our governance practices.

Who we engage Institutional and retail stockholders Industry thought leaders Sustainability-centered coalitions and activists Proxy advisory firms Environmental, social and governance rating firms
Who participates in engagement
Members of the Board
Senior management
Employees from disciplines across the enterprise, including investor relations, legal, environmental, government affairs and corporate affairs

Year-round governance engagement process
Summer
Review results from Annual Meeting of Stockholders
Seek feedback from stockholders on voting decisions
Assess governance and executive compensation practices
Provide Board with feedback and recommendations
Fall
Discuss executive compensation practices and environmental, social and governance topics with investors
Consider enhancements to our practices and disclosures
Share investor feedback and recommendations with Board
Winter
Continue discussions with investors on executive compensation practices and environmental, social and governance topics
Board approves, as needed, changes or enhancements to practices and disclosures
Develop disclosures for the proxy statement
Publish Form 10-K
Spring
Publish Annual Report and Proxy Statement
Hold Annual Meeting of Stockholders

How we engage
Quarterly investor calls, conferences, presentations
Ad hoc in-person and virtual meetings
Participation in industry associations and forums
Timely disclosures filed with the Securities and Exchange Commission ("SEC") and publication of other significant corporate reports on our Website
Process for stockholders to directly correspond with individual directors via the Corporate Secretary

Topics of engagement in 2020 Corporate strategy Financial and operational performance results Management succession planning Board composition and refreshment Executive compensation metrics and targets	Climate change and decarbonization Human capital management COVID-19 response Diversity and inclusion efforts Priority sustainability issues

In 2020, we engaged with stockholders representing approximately 37% of the Company’s outstanding common stock about our environmental, social, governance and compensation practices. We also engaged with key constituents across the broader governance community, a sample of which is provided below.

Jan/Feb 4th Quarter and Full Year 2019 Earnings Call Evercore ISI Utility CEO Conference UBS Power & Utilities Conference Form 10-K published	May/June 1st Quarter Earnings Call Annual Meeting of Stockholders American Gas Association Financial Forum Conference
Sept/Oct Wolfe Utilities & Energy Conference Investor outreach focused on environmental, social and governance topics

March/April
Annual Report and Proxy Statement published
Bank of America Merrill Lynch Boston Power, Utilities and Renewables Conference
Chairman’s fireside 1:1 chats with Guggenheim, UBS, Wolfe, Evercore ISI
	July/Aug 2nd Quarter Earnings Call 2019 Corporate Responsibility Report published Submitted responses to CDP Questionnaire	Nov/Dec 3rd Quarter Earnings Call Edison Electric Institute Financial Conference Wells Fargo Securities Midstream and Utility Symposium

WEC Energy Group	P-26	2021 Proxy Statement

BOARD LEADERSHIP STRUCTURE
Roles of the Chairman and CEO
Consistent with WEC Energy Group's bylaws and Corporate Governance Guidelines, the Board retains the right to exercise its discretion in combining or separating the offices of the Chief Executive Officer and Chairman of the Board. The Board believes the current leadership structure of separate CEO and Chairman positions is in the best interests of the Company's stockholders at this time. This structure allows Mr. Fletcher to focus on implementing the Company's operating plans and leading the day-to-day management of our seven customer-facing utilities, and allows Mr. Klappa to lead the Board in its oversight, advisory and risk management roles, with added leadership responsibility for Company strategy, capital allocation, investor relations and economic development matters.

Independent Lead Director
For many years, our Corporate Governance Guidelines have detailed the specific duties to be performed by the Board’s Independent Presiding Director, a position that has been held by the Chair of the Corporate Governance Committee. In May 2020, the Board changed the name of the position to Independent Lead Director and defined the duties and responsibilities of this role. The Board then elected Director Farrow, who serves as the Chair of the Corporate Governance Committee, to serve in this role. As a general practice, the independent members of the Board will elect the Independent Lead Director, and annually conduct a performance evaluation of his or her effectiveness.

Duties of the Independent Lead Director include:

•presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors without any management present;
•serves as liaison between the CEO and the independent directors under most circumstances, although each individual director has full access to the CEO;
•authority to call meetings of the independent directors;
•reviews and approves meeting schedules and agendas for the Board and its committees for content and to assure there is sufficient time for discussion of all agenda items;

•reviews all proposed changes to committee charters;
•leads the annual Board evaluation;
•provides input to the Chairman on the scope, quality and timeliness of information provided to the Board;
•authority to attend all committee meetings, as appropriate;
•be available for consultation and communication with significant stockholders and other interested parties, if needed; and
•any other duties as may be prescribed by the Board.

BOARD AND COMMITTEE PRACTICES
Board Meetings and Attendance
During 2020, the Board met eight times and executed five written unanimous consents. All directors attended more than 75% of the total number of meetings of the Board and Board committees on which he or she served, with average director attendance at more than 96%. Generally, all directors are expected to attend the Company’s Annual Meetings of Stockholders. All directors who were standing for election at the 2020 Annual Meeting of Stockholders were in attendance.

Executive Sessions
At every regularly scheduled Board and committee meeting, executive sessions are scheduled, and are generally held, for the non-management directors to meet without management present. In 2020, an executive session of independent, non-management directors was held at every regularly scheduled Board meeting and at most committee meetings.

Director Orientation and Continuing Education
Management takes seriously its responsibility to onboard new directors and provide ongoing education for existing directors on the unique and complex issues inherent in operating a public company in the regulated utility industry.

Management has created a robust orientation program that introduces new directors to the Company’s organizational structure, businesses, strategies, risks and opportunities, which includes in-house and field programs such as walking tours of the Company's generating facilities and project sites, senior management presentations and individual sessions with senior leaders. These activities assist new directors in developing and/or enhancing their Company and industry knowledge to optimize their service on the Board. To ensure that our directors have self-directed access to governance-related resources and director training opportunities, all of our directors are members of the National Association of Corporate Directors.

During 2020, management provided significant educational opportunities for the Board to better understand the external environment within which the Company operates, including briefings and presentations provided by third-party experts, outside advisors and other stakeholders, including large institutional investors.

WEC Energy Group	P-27	2021 Proxy Statement

Annual Performance Evaluations
CEO Performance
The Compensation Committee, on behalf of the Board, annually evaluates the performance of the CEO and reports the results to the Board. The CEO is evaluated in a number of areas including leadership, vision, financial stewardship, strategy development and execution, management development, effective communication with constituencies, demonstrated integrity and effective representation of the Company in community and industry affairs.
As part of this practice, the Compensation Committee Chair individually obtains from each non-management director his or her input on the CEO’s performance, which is summarized and discussed with the Compensation Committee members, followed by discussion in executive session with all non-management directors. The Compensation Committee Chair then shares the evaluation results with the CEO. This procedure allows the Board to evaluate the CEO and to communicate the Board’s expectations. The Compensation Committee considers the input of all non-management directors in determining appropriate compensation for the CEO. This process was completed and the Compensation Committee approved a 2021 compensation package for Mr. Fletcher in December 2020.
Executive Chairman Performance
Under the same process and timing as the CEO performance evaluation, the Compensation Committee Chair facilitated the annual performance evaluation of Mr. Klappa in his role as Executive Chairman. The results were discussed with the Compensation Committee members, followed by discussion with all non-management directors in executive session and, ultimately, with Mr. Klappa. Having received input from the full Board, thereafter, the Compensation Committee approved a 2021 compensation package for Mr. Klappa in December 2020.
Independent Lead Director Performance
On an annual basis, the Independent Lead Director will be evaluated on the effectiveness in carrying out his or her duties, which are outlined in the Corporate Governance Guidelines. This evaluation will be led by the Chairman of the Board, who will reference the National Association of Corporate Directors ("NACD") Lead Director Assessment framework to facilitate individual conversations with the independent directors to capture feedback. The Lead Director will be evaluated in several areas including his facilitation of discussions between and amongst the Chairman and the directors during open sessions with management, during executive sessions, and outside of board meetings, and his collaboration with the Chairman in identifying key topics, issues and concerns that directors wish to be addressed during board meetings and executive sessions. The Chairman will use this input to provide the Independent Lead Director feedback in carrying out his or her duties in the upcoming year. Director Farrow will complete his first year of service in this role in May 2021; the Board plans to complete this evaluation in advance of this anniversary date.
Board Performance
The Board recognizes that self-reflection and continuous improvement are key to remaining an effective governing body. Led by the Independent Lead Director, the Corporate Governance Committee is charged with overseeing the Board’s annual evaluation process, a process which is reviewed periodically, and includes discussion on whether to utilize a third-party facilitator.
In 2020, the Board evaluated its performance utilizing a framework of questions developed by the NACD, in addition to several broad “reflection” questions. This evaluation process was conducted in December of 2020. The Corporate Governance Committee and the Board discussed the Board evaluation results at their meetings in January 2021. It is standard practice for the Corporate Governance Committee to use the results of this process to foster continuous improvement of the Board's governance activities.

2020 MULTI-STEP EVALUATION PROCESS

1	Self-Reflection Questionnaire	2	One-on-One Discussion with Independent Lead Director	3	Discussion of Key Take-Aways and Governance Enhancements

Directors contemplated the Board’s performance across the following elements:
· board composition and leadership
· board committees
· board meetings
· overall effectiveness of the Board
· overall effectiveness of the Board with regard to management.
		The Independent Lead Director engaged in one-on-one discussions with each director on elements of the Board’s performance, allowing each director an opportunity to speak candidly.		Having captured a summary of the feedback from these discussions, the Independent Lead Director led the Corporate Governance Committee, and then the Board during its Executive Session, through group discussions of key takeaways and recommended enhancements to its governance practices.
Committee Performance
Each committee, except the Executive Committee, conducts an annual performance evaluation of its own activities and reports the results to the Board. During this evaluation, each committee compares its performance against the requirements of its charter and its annual planning calendar; contemplates a series of questions related to the qualifications and performance of committee members; considers the quality and quantity of information provided to the committee in advance of its meetings; and evaluates the effectiveness of the processes the committee uses to carry out its oversight responsibilities. The results of the annual evaluations are used by each committee to identify its strengths and areas where its governance practices can be improved. Each committee may recommend changes to its charter to the full Board based upon the evaluation results.
It is also standard practice for the Corporate Governance Committee annually to conduct a holistic review of all of the Committees' charters and annual planning calendars, taking into consideration evolving and new best practices with respect to risk oversight. Recommendations are routed to the appropriate Committee Chair, as needed, for consideration.

WEC Energy Group	P-28	2021 Proxy Statement

BOARD COMMITTEES
The Board of Directors has the following committees: Audit and Oversight, Compensation, Corporate Governance, Executive and Finance. Each committee, except the Executive Committee, operates under a charter approved by the Board, which can be found on our website at www.wecenergygroup.com/govern/committee-comp.htm. With the exception of the Executive Committee, only independent directors serve on the standing committees.

•Directors Chadwick, Fischer and Knueppel will complete their service as directors in May 2021, and are not serving as nominees for re-election at the 2021 Annual Meeting of Stockholders.
•The Board plans to approve committee rotations of its independent directors, to be effective immediately following the 2021 Annual Meeting of Stockholders.

Audit and Oversight
Members	Key Responsibilities

Danny L. Cunningham, Chair Patricia W. Chadwick Thomas J. Fischer Maria C. Green Henry W. Knueppel 2020 Meetings: 6
•Oversee the integrity of the financial statements.
•Oversee management compliance with legal and regulatory requirements.
•Review the Company's environmental and compliance programs.
•Review, approve, and evaluate the independent auditors’ services.
•Oversee the performance of the internal audit function and independent auditors.
•Discuss risk management and major risk exposures and steps taken to monitor and control such exposures.
•Establish procedures for the submission and treatment of complaints and concerns regarding the Company’s accounting controls and auditing matters.
•Prepare the audit committee report required by the SEC for inclusion in the proxy statement.

The Audit and Oversight Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit and Oversight Committee consists solely of independent directors who meet the independence requirements of the SEC, NYSE and the Board's Corporate Governance Guidelines. In addition, the Board has determined that all of the members of the Audit and Oversight Committee are financially literate as required by NYSE rules and that Directors Cunningham, Chadwick, Fischer and Knueppel qualify as audit committee financial experts within the meaning of SEC rules.

Corporate Governance
Members	Key Responsibilities

William M. Farrow III, Chair Curt S. Culver Cristina A. Garcia-Thomas Maria C. Green Henry W. Knueppel 2020 Meetings: 6*
•Establish and annually review the Corporate Governance Guidelines to verify that the Board is effectively performing its fiduciary responsibilities to stockholders.
•Establish and annually review director candidate selection criteria.
•Identify and recommend candidates to be named as nominees of the Board for election as directors.
•Lead the Board in its annual review of the Board’s performance.
•Review and determine the compensation package of non-management directors in conjunction with the Compensation Committee.

*Included one joint meeting with the Compensation Committee.
The Corporate Governance Committee consists solely of independent directors who meet the independence requirements of the NYSE and the Board's Corporate Governance Guidelines.

Executive
The Board also has an Executive Committee, which may exercise all powers vested in the Board except action regarding dividends or other distributions to stockholders, filling Board vacancies, and other powers which by law may not be delegated to a committee or actions reserved for a committee comprised of independent directors. The members of the Executive Committee are Gale E. Klappa (Chair), Curt S. Culver, Danny L. Cunningham, William M. Farrow III, Thomas J. Fischer, and Ulice Payne, Jr. The Executive Committee did not meet in 2020.

WEC Energy Group	P-29	2021 Proxy Statement

Finance
Members	Key Responsibilities

Curt S. Culver, Chair Patrica W. Chadwick Thomas K. Lane Ulice Payne, Jr. Mary Ellen Stanek 2020 Meetings: 3
•Review and monitor the Company’s current and long-range financial policies and strategies, including our capital structure and dividend policy.
•Authorize the issuance of corporate debt within limits set by the Board.
•Discuss policies and financial programs with respect to financial risk management.
•Approve the Company’s financial plan, including the capital budget.

The Finance Committee consists solely of independent directors who meet the independence requirements of the NYSE and the Board's Corporate Governance Guidelines.

Compensation
Members	Key Responsibilities

Ulice Payne, Jr., Chair William M. Farrow III Thomas J. Fischer 2020 Meetings: 8*
•Determine and annually review the Compensation Committee’s compensation philosophy.
•Oversee the development of competitive, performance-based executive and director compensation programs.
•Review and approve the compensation paid to select employees, including the Company’s executive officers (including base salaries, incentive compensation, and benefits).
•Establish and administer the CEO and Executive Chairman compensation packages.
•Set performance goals relevant to the CEO and Executive Chairman compensation.
•Annually evaluate CEO and Executive Chairman performance and determine compensation adjustments.
•Oversee succession planning of executive officers.
•Prepare the report required by the SEC for inclusion in the proxy statement.
•Review the results of the most recent stockholder advisory vote on compensation of the named executive officers ("NEOs").

*Included one joint meeting with the Corporate Governance Committee.
The Compensation Committee consists solely of independent directors who meet the independence requirements of the SEC, NYSE and the Board's Corporate Governance Guidelines.
The Compensation Committee is charged with administering the compensation package of WEC Energy Group’s non-management directors. The Compensation Committee meets with the Corporate Governance Committee annually to review the compensation package of WEC Energy Group’s non-management directors and to determine the appropriate amount of such compensation.
Compensation Advisor: The Compensation Committee, which has authority to retain advisers and consultants at WEC Energy Group’s expense, retained Frederic W. Cook & Co., Inc. ("FW Cook") to analyze and help develop the Company’s executive compensation program, and to assess whether the compensation program is competitive and supports the Committee’s objectives. FW Cook also assesses and provides recommendations on non-management director compensation, as discussed in more detail on pages P32-P33. FW Cook is engaged solely by the Compensation Committee to provide executive compensation consulting services, and does not provide any additional services to the Company.
In connection with its retention of FW Cook, the Compensation Committee reviewed FW Cook’s independence, including: (1) the amount of fees received by FW Cook from WEC Energy Group as a percentage of FW Cook’s total revenue; (2) FW Cook’s policies and procedures designed to prevent conflicts of interest; and (3) the existence of any business or personal relationships that could impact independence. After reviewing these and other factors, the Compensation Committee determined that FW Cook is independent and the engagement did not present any conflicts of interest. FW Cook also determined that it was independent from the Company’s management, which was confirmed in a written statement delivered to the Compensation Committee.
For more information regarding our executive and director compensation processes and procedures, please refer to “Compensation Discussion and Analysis” beginning on page P-44 and to "Director Compensation" beginning on page P-32, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the persons who served as members of the Compensation Committee during 2020 was an officer or employee of the Company during 2020 or at any time in the past nor had reportable transactions with the Company.
During 2020, none of our executive officers served as a member of the Compensation Committee or as a director of another entity, one of whose executive officers served on the Compensation Committee or as a director of the Company.

WEC Energy Group	P-30	2021 Proxy Statement

ADDITIONAL GOVERNANCE MATTERS
Political Contributions and Lobbying
As part of its oversight function, the Board’s Audit and Oversight Committee conducts an annual review of the Company’s Political Contributions Policy. This policy governs the Company’s corporate contributions to organizations operating under Section 527 of the Internal Revenue Code and organizations that qualify as national political committees. In 2020, we made no contributions of this nature, nor did we make any independent political expenditures in direct support of or in opposition to a campaign or ballot measure. The Company has five Political Action Committees (“PACs”) across its geographical footprint, which are authorized by elections laws to collect voluntary contributions from employees who choose to participate. The PACs support causes and candidates for federal, state and local offices to benefit energy safety, reliability and affordability, without regard for executives’ personal political preferences. Our website includes information on: (1) contributions made by our PACs; (2) corporate contributions to Wisconsin state party legislative committees; (3) links to federal and state lobbying reports; and (4) trade organization memberships, including annual dues and contributions of $25,000 or more to trade associations and coalitions. To learn more, please access our Political Activities web page at https://www.wecenergygroup.com/csr/political-activities.htm.
Code of Business Conduct
WEC Energy Group’s Code of Business Conduct (“Code”) is the foundation of the Company’s Ethics and Compliance program, as it sets the standards for creating and sustaining a culture of ethics and integrity. The Compliance Officer oversees the management and operations of the program, about which he provides regular update reports to the Board’s Audit and Oversight Committee. All WEC Energy Group directors, executive officers and employees, including the principal executive, financial and accounting officers, have a responsibility to comply with the Code, to seek advice in doubtful situations and to report suspected violations.
The Code addresses expectations for Company culture, including among other things: non-retaliation for raising concerns; safety; diversity and inclusion; conflicts of interest; confidentiality; fair dealing; protection and proper use of Company resources, assets and information; and compliance with laws, rules and regulations (including insider trading laws). The Code is available on our website at the following address: www.wecenergygroup.com/govern/codeofbusinessconduct.pdf
The Company has several ways individuals can report concerns and raise questions concerning the Code and other Company policies. As one reporting mechanism, the Company has contracted with a third-party so that individuals can confidentially and anonymously report suspected violations of the Code or other concerns, including those regarding accounting, internal accounting controls or auditing matters. The Company has not provided any waiver to the Code for any director, executive officer or other employee.
Related Party Transactions
We have a robust system for identifying potential related person transactions. The Code addresses, among other things, how to identify and report potential conflicts of interest, including those from related-party transactions. The Code lists the following as examples of potentially problematic situations: (1) family members who are a supplier, contractor or customer of the Company or work for one;
(2) obtaining any financial interest in or participating in any business relationship with any company, individual or concern doing business with WEC Energy Group or any of its subsidiaries that might influence the individual’s decisions or job performance;
(3) participating in any joint venture, partnership or other business relationship with WEC Energy Group or any of its subsidiaries; and (4) serving as an officer or member of the Board of any substantial, outside for-profit organization.

Because the Board is mindful of the expectation of its directors to devote the time necessary to fulfill their fiduciary duties, the Corporate Governance Guidelines contain additional requirements for directors seeking to join other Boards. For example, all directors must notify the Company’s Corporate Secretary before accepting a nomination for a position on the Board of another public company and the CEO must obtain the approval of the full Board before accepting such a position.

To further backstop such discussions and approvals, every year all directors, director nominees and executive officers are required to complete a questionnaire that asks about any business relationship that may give rise to a conflict of interest and all transactions in which the Company or one of its subsidiaries is involved and in which the director, director nominee or executive officer or a relative or affiliate of such director, nominee or executive officer has a direct or indirect material interest. The Corporate Secretary discusses the results of this diligence with the Corporate Governance Committee. We do not have a written policy pertaining solely to the approval or ratification of related person transactions.

Since January 1, 2020, there have been no related-party transactions, and there are no currently proposed related-party transactions, required to be disclosed pursuant to SEC rules.

COMMUNICATIONS WITH THE BOARD
Stockholders and other interested parties who wish to communicate with members of the Board, including the Independent Lead Director or the other non-management directors individually or as a group, may send correspondence to them in care of the Corporate Secretary, Margaret C. Kelsey, at the Company’s principal executive offices, 231 W. Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201. All communications received as set forth above will be opened by the Corporate Secretary for the sole purpose of confirming the contents represent a message to the Company’s directors. Pursuant to instructions from the Board, all communication, other than advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the addressee.

WEC Energy Group	P-31	2021 Proxy Statement

Where to find more information on governance
You can find our Corporate Governance Guidelines, Code of Business Conduct, and other corporate governance materials, including WEC Energy Group’s Restated Articles of Incorporation, Bylaws, Board committee charters and Board contact information, on the Corporate Governance section of our website at www.wecenergygroup.com/govern/governance.htm. You can request copies of these materials from the Corporate Secretary at the address provided above in “Communications with the Board."

DIRECTOR COMPENSATION
Consistent with its charter, the Compensation Committee seeks to maintain a competitive director compensation program that enables the Company to attract and retain key individuals and to motivate them to help the Company achieve its short- and long-term goals. As such, the Committee is responsible for reviewing key market-based trends in director compensation and benefits packages and for recommending changes to the Board, as appropriate, that will attract and retain quality directors. The Committee’s charter authorizes it to engage consultants or advisors in connection with its review and analysis of director compensation. The Compensation Committee used FW Cook during 2020 for this purpose. Directors who are also employees of the Company do not receive additional compensation for service as a director.
2020 Compensation of the Board of Directors
The following table describes the components of the non-management director compensation program during 2020. The Compensation Committee believes that this program:
•is equitable based upon the work required of directors serving an entity of the Company’s size and scope, and
•ties the majority of director compensation to stockholder interests because the value of the equity awards fluctuates depending upon the Company’s stock price.

Compensation Element	2020 Non-Management Director Compensation Program
Annual Cash Retainer Fee	$110,000
Annual Equity Retainer	$140,000 in restricted stock, which vests one year from grant date
Annual Committee Chair Fees
Audit and Oversight	$20,000 paid in $5,000 quarterly increments
Compensation	$20,000 paid in $5,000 quarterly increments
Corporate Governance	$15,000 paid in $3,750 quarterly increments
Finance	$15,000 paid in $3,750 quarterly increments
Board and Committee Meeting Fees	None
Stock Ownership Guideline	Ownership of common stock or deferred stock units that have a value equal to five times the annual cash retainer for non-management directors to be satisfied within five years of joining the Board
Insurance is also provided by the Company for director liability coverage, fiduciary and employee benefit liability coverage, and travel accident coverage for director travel on Company business. The premiums paid for this insurance are not included in the amounts reported in the table located on the next page.
The Company reimburses directors for all out-of-pocket travel expenses. These reimbursed amounts are also not reflected in the table located on the next page.
Deferred Compensation Plan
Non-management directors may defer all or a portion of their cash fees pursuant to the Directors’ Deferred Compensation Plan. Directors have two investment options in the plan - the Company's phantom stock measurement fund or a prime rate fund. The value of the phantom stock measurement fund appreciates or depreciates based upon market performance of the Company's common stock, and it also grows through the accumulation of reinvested dividend equivalents. Deferral amounts are credited in the name of each participating director to accounts on the books of WEC Energy Group that are unsecured and are payable only in cash at the time elected by the director. Deferred amounts will be paid out of general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust addressed later in this proxy statement.

Legacy Charitable Awards Program
Directors elected prior to January 1, 2007 participate in a Directors’ Charitable Awards Program under which the Company intends to contribute up to $100,000 per year for 10 years to one or more charitable organizations chosen by each participating director, including employee directors, following the director’s death. Charitable donations under the program will be paid out of general corporate assets. Directors derive no financial benefit from the program, and all income tax deductions accrue solely to the Company. The tax deductibility of these charitable donations may mitigate the net cost to the Company. The Directors’ Charitable Awards Program has been eliminated for any new directors elected after January 1, 2007. Current directors participating in the program are Directors Chadwick, Culver, Fischer, Klappa and Payne.

WEC Energy Group	P-32	2021 Proxy Statement

Director Compensation Table
The following table summarizes the total compensation received during 2020 by each director serving as a non-management director of WEC Energy Group in 2020.

Name	Fees Earned or Paid In Cash	(1) Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Barbara L. Bowles (2)	117,500	289,295(3)	—	—	—	23,374	430,169
Albert J. Budney, Jr.(2)	110,000	289,295(3)	—	—	—	—	399,295
Patricia W. Chadwick	110,000	140,000	—	—	—	21,947	271,947
Curt S. Culver	125,000	140,000	—	—	—	23,839	288,839
Danny L. Cunningham	120,000	140,000	—	—	—	—	260,000
William M. Farrow III	117,500	140,000	—	—	—	—	257,500
Thomas J. Fischer	120,000	140,000	—	—	—	24,893	284,893
Maria C. Green	110,000	140,000	—	—	—	—	250,000
Henry W. Knueppel	110,000	140,000	—	—	—	—	250,000
Thomas K. Lane	110,000	140,000	—	—	—	—	250,000
Ulice Payne, Jr.	130,000	140,000	—	—	—	17,572	287,572
Mary Ellen Stanek	110,000	140,000	—	—	—	—	250,000
(1)    Other than Directors Bowles (0 shares) and Budney (0 shares), each director held 1,572 shares of restricted stock as of the close of business on December 31, 2020.
(2)    Directors Bowles and Budney completed their service as directors at the 2020 Annual Meeting of Stockholders.
(3)    In consideration of their exemplary service to the Board, the Compensation Committee accelerated the vesting of 1,541 shares of restricted stock previously awarded to each of Directors Bowles and Budney. The incremental fair value associated with each acceleration was $149,295, which is included in the reported amounts.

Fees Earned or Paid in Cash
The amounts reported in the Fees Earned or Paid in Cash column include annual cash-based retainers for each non-management director and applicable annual committee chair fees earned during 2020 regardless of whether such retainers and fees were paid in cash or deferred.

Stock Awards
On January 2, 2020, each current non-management director received his or her 2020 annual equity retainer in the form of restricted stock equal to a value of $140,000. The amounts reported in the Stock Awards column include the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, excluding estimated forfeitures, of the restricted stock awarded. Each reported restricted stock award vests in full one year from the grant date.
All Other Compensation
All amounts reported in the All Other Compensation column represent costs attributed to the director for the Directors’ Charitable Awards Program. See “Legacy Charitable Awards Program” above for additional information.
2021 Compensation of the Board of Directors
In December 2020, the Compensation Committee completed its annual review of director compensation and determined that, based upon research provided by FW Cook, total non-management director compensation delivered in cash-based retainers and in equity, as well as the Committee Chair fees, were consistent with market median. As a result, other than the supplemental cash retainer for the Independent Lead Director discussed below, the Compensation Committee recommended and the Board agreed that it was appropriate for 2021 Board compensation to remain unchanged from the approved 2020 levels.
In May 2020, the Board renamed the Independent Presiding Director position to Independent Lead Director and defined the duties and responsibilities of this role. The Board elected Director Farrow to serve in this position, in addition to his roles as Chair of the Corporate Governance Committee and a member of the Compensation and Executive Committees. During the second half of 2020, the Compensation Committee reviewed research provided by FW Cook on compensation practices relative to the Independent Lead Director role and determined that a supplemental cash retainer was a recommended common practice. In December 2020, the Compensation Committee, with Director Farrow having abstained from all discussions and votes that took place on this matter, recommended the Board approve a supplemental cash retainer payable annually for the director who is elected to carry out the additional responsibilities of this role. Effective January 2021, Director Farrow will receive a supplemental cash retainer of $30,000 for serving as Independent Lead Director for 2021.

WEC Energy Group	P-33	2021 Proxy Statement

PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2021

What am I voting on?
Stockholders are being asked to vote to ratify the appointment of Deloitte & Touche LLP, a registered public accounting firm, to serve as the Company’s Independent Auditors for the fiscal year ending December 31, 2021.

Voting Recommendation:
✓ FOR the ratification of Deloitte & Touche LLP as independent auditors for 2021.
Although the Audit Committee has the sole authority to appoint the Independent Auditors, as a matter of good corporate governance, the Board submits its selection of the Independent Auditors to our stockholders for ratification. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit and Oversight Committee will reconsider the appointment.

The Audit and Oversight Committee of the Board of Directors has sole authority to appoint, evaluate, and, where appropriate, terminate and replace the independent auditors. The Audit and Oversight Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2021. The Audit and Oversight Committee believes that stockholder ratification of this matter is important considering the critical role the independent auditors play in maintaining the integrity of the Company’s financial statements. If stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit and Oversight Committee will reconsider the appointment.

Deloitte & Touche LLP has served as the independent auditors for the Company for the last 19 fiscal years beginning with the fiscal year ended December 31, 2002. The members of the Audit and Oversight Committee and the other members of the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders.

Ratification of Deloitte & Touche LLP as the Company's independent auditors requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Presuming a quorum is present, shares not voted, whether by abstention or otherwise, have no effect on the outcome of this matter.

Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and are expected to respond to appropriate questions that may be directed to them. Information concerning Deloitte & Touche LLP can be found in the following pages.

WEC Energy Group	P-34	2021 Proxy Statement

INDEPENDENT AUDITORS’ FEES AND SERVICES

Pre-Approval Policy
The Audit and Oversight Committee has a formal policy delineating its responsibilities for reviewing and approving, in advance, all audit, audit-related, tax, and other services of the independent auditors. As such, the Audit and Oversight Committee is responsible for the audit fee negotiations associated with the Company’s retention of independent auditors.

The Audit and Oversight Committee is committed to ensuring the independence of the auditors, both in appearance as well as in fact. In order to assure continuing auditor independence, the Audit and Oversight Committee periodically considers whether there should be a regular rotation of the independent external audit firm. In addition, the Audit and Oversight Committee is directly involved in the selection of Deloitte & Touche LLP’s lead engagement partner.
Under the pre-approval policy, before engagement of the independent auditors for the next year’s audit, the independent auditors will submit (1) a description of all services anticipated to be rendered, as well as an estimate of the fees for each of the services, for the Audit and Oversight Committee to approve, and (2) written confirmation that the performance of any non-audit services is permissible and will not impact the firm’s independence. Annual pre-approval will be deemed effective for a period of twelve months from the date of pre-approval, unless the Audit and Oversight Committee specifically provides for a different period. A fee level will be established for all permissible, pre-approved non-audit services. Any additional audit service, audit-related service, tax service, and other service must also be pre-approved.

The Audit and Oversight Committee Chair is required to report any pre-approval decisions at the next scheduled Audit and Oversight Committee meeting. Under the pre-approval policy, the Audit and Oversight Committee may not delegate to management its responsibilities to pre‑approve services performed by the independent auditors.

Under the pre-approval policy, prohibited non-audit services are services prohibited by the Securities and Exchange Commission or by the Public Company Accounting Oversight Board (United States) to be performed by the Company’s independent auditors. These services include: bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services; fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions, or human resources, broker-dealer, investment advisor or investment banking services; legal services and expert services unrelated to the audit; services provided for a contingent fee or commission; and services related to planning, marketing, or opining in favor of the tax treatment of a confidential transaction or an aggressive tax position transaction that was initially recommended, directly or indirectly, by the independent auditors. In addition, the Audit and Oversight Committee has determined that the independent auditors may not provide any services, including personal financial counseling and tax services, to any officer or other employee of the Company who serves in a financial reporting oversight role or to the Audit and Oversight Committee Chair or to an immediate family member of these individuals, including spouses, spousal equivalents, and dependents.

Fee Table
The following table shows the fees, all of which were approved by the Audit and Oversight Committee, for professional audit services provided by Deloitte & Touche LLP for the audit of the annual financial statements of the Company and its subsidiaries for fiscal years 2020 and 2019, and fees for other services rendered during those periods. No fees were paid to Deloitte & Touche LLP pursuant to the “de minimus” exception to the pre-approval policy permitted under the Exchange Act.

	2020	2019
Audit Fees (1)	$5,171,499	$5,357,908
Audit-Related Fees (2)	143,000	260,000
Tax Fees (3)	74,094	31,500
All Other Fees (4)	4,380	7,811
Total	$5,392,973	$5,657,219
(1)Audit Fees consist of fees for professional services rendered in connection with: (1) the audits of the annual financial statements of the Company and its subsidiaries, (2) the audits of the effectiveness of internal control over financial reporting, and (3) other non-recurring audit work. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries and services provided in connection with statutory and regulatory filings or engagements.
(2)Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees". This includes examination of forecasted financial statements in connection with rate case filings.
(3)Tax Fees consist of fees for professional services rendered with respect to federal and state tax compliance and tax advice. This can include preparation of tax returns, claims for refunds, payment planning, and tax law interpretation.
(4)All Other Fees consist of costs for certain employees to attend accounting/tax seminars hosted by Deloitte & Touche LLP plus the subscription cost for the use of a Deloitte & Touche LLP accounting research tool.

WEC Energy Group	P-35	2021 Proxy Statement

AUDIT AND OVERSIGHT COMMITTEE REPORT
The Audit and Oversight Committee, which is comprised solely of independent directors, oversees the integrity of the financial reporting process on behalf of the Board of WEC Energy Group, Inc. In addition, the Audit and Oversight Committee oversees compliance with legal and regulatory requirements. The Audit and Oversight Committee operates under a written charter approved by the Board, which can be found in the “Governance” section of the Company’s website at wecenergygroup.com.

The Audit and Oversight Committee is also directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors, as well as the oversight of the Company’s internal audit function.

In order to assure continuing auditor independence, the Audit and Oversight Committee periodically considers whether there should be a regular rotation of the independent external audit firm. For 2021, the Audit and Oversight Committee has appointed Deloitte & Touche LLP to remain as the Company’s independent auditors, subject to stockholder ratification. The members of the Audit and Oversight Committee and other members of the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders.

The Audit and Oversight Committee is directly involved in the selection of Deloitte & Touche LLP’s lead engagement partner in conjunction with a mandated rotation policy and is also responsible for audit fee negotiations with Deloitte & Touche LLP.

Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon.

The Audit and Oversight Committee held six meetings during 2020. Meetings are designed to facilitate and encourage open communication among the members of the Audit and Oversight Committee, management, the internal auditors, and the Company’s independent auditors, Deloitte & Touche LLP. During these meetings, we reviewed and discussed with management, among other items, the Company’s unaudited quarterly and audited annual financial statements and the system of internal controls designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws.

We have reviewed and discussed with management and the Company’s independent auditors the Company’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2020, and the independent auditor’s report on those financial statements. Management represented to us that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP presented the matters required to be discussed with the Audit and Oversight Committee by PCAOB Auditing Standard No. 1301, Communications with Audit Committees. This review included a discussion with management and the independent auditors about the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s financial statements, as well as the disclosures relating to critical accounting policies and the auditor’s discussion about critical audit matters in its report on the audited consolidated financial statements.

In addition, we received the written disclosures and correspondence relative to the auditors’ independence from Deloitte & Touche LLP, as required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit and Oversight Committee concerning independence. The Audit and Oversight Committee discussed with Deloitte & Touche LLP its independence and also considered the compatibility of non-audit services provided by Deloitte & Touche LLP with maintaining its independence.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Board that the audited financial statements be included in WEC Energy Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and filed with the Securities and Exchange Commission.

Respectfully submitted to WEC Energy Group stockholders by the Audit and Oversight Committee of the Board.

The Audit and Oversight Committee
Danny L. Cunningham, Committee Chair
Patricia W. Chadwick
Thomas J. Fischer
Maria C. Green
Henry W. Knueppel

WEC Energy Group	P-36	2021 Proxy Statement

PROPOSAL 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE WEC ENERGY GROUP OMNIBUS STOCK INCENTIVE PLAN

What am I voting on? Stockholders are being asked to vote to approve the amendment and restatement of the Company’s Omnibus Stock Incentive Plan.	Voting Recommendation: ✓ FOR the amendment and restatement of the Company’s Omnibus Stock Incentive Plan.

On March 1, 2021, upon the recommendation of the Compensation Committee, the Board of Directors (the “Board”) adopted, subject to stockholder approval, the WEC Energy Group Omnibus Stock Incentive Plan (the “OSIP”), amended and restated to reflect the amendments discussed below under “Proposed Amendments.” A copy of the OSIP, as proposed to be amended and restated, is attached to this proxy statement as Appendix A. The Board further directed that the amendment and restatement of the OSIP be submitted to the stockholders of the Company for consideration at the Meeting and the Board recommends that stockholders approve the amendment and restatement of the OSIP.
The OSIP was last approved by the Company’s stockholders at the 2011 annual meeting of stockholders. Awards may not be made under the OSIP more than 10 years after the receipt of such approval, or May 5, 2021. Therefore, stockholder approval is needed to extend the OSIP.
The OSIP is designed to link the interests of executives and other key employees to long-term stockholder value. The purpose of the OSIP is to enable the Company to offer directors, officers and key employees of the Company and its subsidiaries performance-based incentives and other equity interests in the Company to attract, retain and reward such individuals, and to strengthen the mutuality of interest between these individuals and the Company’s stockholders.
The OSIP allows for the grant of certain types of awards, including stock options, stock appreciation rights, stock awards, performance units, restricted stock units and dividend equivalents, as the Committee in its discretion determines. The OSIP is being submitted to stockholders for approval in order to comply with the applicable requirements of the New York Stock Exchange and to qualify under the federal income tax rules with respect to the qualification of incentive stock options. Awards under the OSIP that remain outstanding as of the 2021 Annual Meeting of Stockholders will remain outstanding in accordance with their terms.
In order to allow the Company to continue to effectively utilize long-term equity incentive compensation, the Board of Directors (the “Board”) is asking stockholders to vote on and approve the amendment and restatement of the OSIP. The Board believes linking the interests of management and stockholders is in the best interest of the Company's stockholders. In addition, the Board believes a sufficient reserve of shares is critical to provide the Company the flexibility to attract and retain officers and key employees. If stockholder approval is not obtained, the Company will not be able to award long-term equity incentive compensation to management and will need to reward management for achieving the Company’s goals using other forms of compensation.
Any capitalized terms not defined herein are defined in the proposed amended and restated OSIP.
Key Stockholder Friendly Provisions of the OSIP
The Company has designed the OSIP, inclusive of the changes described below under “Proposed Amendments”, to include features that the Company believes are consistent with best practices and in the interests of stockholders. These features include, but are not limited to, the following:
•No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the OSIP can be automatically replenished.
•No Automatic Grants. The OSIP does not provide for “reload” or automatic grants to participants and all grants must be approved by the Compensation Committee, which is composed entirely of independent directors.
•Double-Trigger Acceleration Following a Change in Control. If the amendment and restatement proposed herein is approved, the OSIP will provide a double-trigger change in control provision for all awards granted after May 6, 2021, such that awards will only forward vest if there is both (i) a change in control, as defined under the OSIP, and (2) the award holder’s employment is terminated by the Company without Cause or by the participant for Good Reason within twenty-four (24) months following the change in control.
•No Liberal Share Recycling of Awards. Shares tendered in payment of an award’s exercise price, shares withheld to pay taxes due on an award, and shares purchased by the Company using proceeds from awards will not increase the total number of remaining shares authorized to be delivered pursuant to awards under the OSIP.
•Minimum Vesting Requirements. It is proposed that any awards granted after May 6, 2021 will be subject to a minimum vesting period of at least one year commencing on the date of grant, subject to limited exceptions.
•No Tax Gross-Ups. The OSIP does not provide for any tax gross-ups.
•No Repricing Stock Options without Stockholder Approval. Repricing of stock options or stock appreciation rights, or substitution of cash for underwater options or stock appreciation rights, is prohibited unless stockholder approval is obtained.

WEC Energy Group	P-37	2021 Proxy Statement

•Stock Options and SARs cannot be Granted at Less Than Fair Market Value. Stock options and stock appreciation rights must be granted with an exercise price that is not less than 100% of the fair market value on the date of grant.
•Annual Award Limits. The OSIP sets limits on awards that can be made to any individual in any calendar year.
•Term Limits. No award under the OSIP can be outstanding for more than ten years.

Burn Rate
Our three-year average burn rate was 0.34% for fiscal years 2018 through 2020, calculated by dividing the total number of shares subject to awards granted to participants in each year (with full value share awards counted on a 4.23-to-1 basis) by the weighted average number of common shares outstanding at year end. The Company currently uses open-market purchases to satisfy its obligations under the OSIP and other benefit plans, which avoids diluting the interests of stockholders.
Proposed Amendments
The material changes to the OSIP are set forth below.
Extension of OSIP. Because awards may not be made under the OSIP after May 5, 2021, it is proposed that the OSIP be amended to extend the expiration date to ten years after the approval of these proposed amendments, or May 6, 2031.
Shares Available. As of February 25, 2021 (the “Calculation Date”), there were 3,406,627 shares of common stock of the Company subject to outstanding awards under the OSIP, and 23,866,462 shares available for future awards to be granted under the OSIP. It is proposed that the number of shares reserved for issuance under the OSIP as of the date the OSIP is amended be (1) 9,000,000 shares of common stock (less: (i) the number of shares subject to each option or stock appreciation right granted after the Calculation Date; plus (ii) each full share award granted after the Calculation Date times 4.23) to be available for future awards under the OSIP, plus (2) the number of shares that are subject to outstanding awards under the OSIP as of the date the OSIP is amended. As a result, the proposed amendment to the OSIP will result in a reduction in the number of shares available for future awards under the OSIP. In making this determination, management and the Compensation Committee evaluated share usage, dilution, burn rate, and the existing terms of outstanding equity awards.
Double-Trigger Change in Control. Currently, under the OSIP, in the event of a change in control (as defined in the OSIP) of the Company, all outstanding stock options and stock appreciation rights become immediately exercisable and all other awards immediately vest with all performance goals deemed fully achieved. It is proposed that, with respect to all future awards granted under the OSIP, if a participant's employment is terminated without Cause or by the participant for Good Reason, in either case within twenty-four months following a change in control of the Company, all outstanding stock options and stock appreciation rights shall become immediately exercisable and all other awards will immediately vest with all performance goals deemed fully achieved at 100% target levels.
Minimum Vesting Period. It is proposed that any future award under the OSIP will be subject to a minimum vesting period of at least one year commencing on the date of grant; provided, however, (i) the Committee may award benefits in the aggregate covering up to 5% of the total number of shares of common stock of the Company authorized under the OSIP without regard to the foregoing minimum vesting period, (ii) the Committee, or an award agreement, may accelerate the date on which all or any portion of an award under the OSIP may be vested upon a participant's death, Disability or Retirement, and (iii) the foregoing minimum vesting period shall not apply upon a participant's termination of service without Cause or for Good Reason within twenty-four (24) months following a Change in Control.
Minimum Holding Period. With respect to all future awards under the OSIP, it is proposed that any restricted stock awarded under the OSIP to an officer subject to Section 16 of the Exchange Act will be subject to a minimum holding period of at least one year following the vesting date. However, such minimum holding period will terminate upon the officer's termination of employment and will not apply to shares of common stock that the officer tenders for purposes of the payment of taxes arising in connection with the vesting of the award.
Removal of 162(m) Language. The OSIP currently contains provisions related to Section 162(m) of the Internal Revenue Code (the “Code”). Section 162(m) limits the deductibility of certain executives’ compensation that exceeds $1,000,000 per year. For tax years prior to 2018, compensation over $1,000,000 per year could be deducted by the Company if such compensation was performance-based under Section 162(m) and issued through a plan that had been approved by stockholders. Starting with compensation awarded in 2018, the Tax Cuts and Jobs Act of 2017 eliminated the performance-based compensation exception under Section 162(m) for compensation over $1,000,000. Therefore, these provisions in the OSIP are no longer necessary.

WEC Energy Group	P-38	2021 Proxy Statement

Awards Granted under the OSIP
No awards made under the OSIP prior to the 2021 Annual Meeting of Stockholders were granted subject to stockholder approval of this proposal. The number and types of awards that will be granted under the OSIP in the future are not determinable, as the Compensation Committee will make these determinations in its sole discretion.
The following table sets forth information with respect to the number of shares subject to option awards previously granted under the OSIP from May 5, 2011 (the last date of stockholder approval) through February 25, 2021 (our record date) to each NEO and the specific groups set forth below. This table includes shares subject to awards that may have been exercised, cancelled or forfeited. On February 25, 2021, the closing price of the underlying shares of the Company’s common stock traded on the NYSE was $81.78 per share.

Name and Principal Position	Stock Options*
J. Kevin Fletcher - President and Chief Executive Officer	313,351
Xia Liu - Executive Vice President and CFO	74,535
Scott J. Lauber - Senior Executive Vice President and COO	190,782
Gale E. Klappa - Executive Chairman	1,642,079
Margaret C. Kelsey - Executive Vice President, General Counsel and Corporate Secretary	80,076
Robert M. Garvin - Executive Vice President - External Affairs	184,516
Frederick D. Kuester - Senior Executive Vice President**	267,265
All executive officers as a group	2,866,151
All non-executive directors as a group	-
All nominees for election as directors as a group	-
Each associate of the above-mentioned directors or executive officers	-
Each other person who received or is to receive 5% of such options, warrants or rights	-
All current and former employees as a group (excluding current executive officers)	4,526,467
*This table does not reflect restricted stock that these individuals have been granted.
**Retired effective July 1, 2020.

Summary of Remaining Material Terms of the OSIP
The following summary of the material terms of the OSIP is not complete and is subject to, and qualified in its entirety by reference to, the full text of the OSIP, which is attached to this proxy statement as Appendix A. We encourage you to carefully read the full text of the OSIP in its entirety.
Administration of the OSIP. The OSIP provides for administration by a committee (the “Committee”), to be comprised of either the Compensation Committee of the Board or another committee designated by the Board consisting of directors who are not employees of the Company. The Compensation Committee currently administers the OSIP. Among the Committee’s powers are the authority to interpret the OSIP, establish rules and regulations for its operation, select directors, officers and other key employees of the Company and its subsidiaries to receive awards, and determine the form, amount and other terms and conditions of awards. The Committee also has the power, with the participant’s consent as to benefits already granted, to modify awards.
Eligibility for Participation. Directors, officers and other key employees of the Company or any of its subsidiaries are eligible to participate in the OSIP. The selection of participants is within the discretion of the Committee. Currently, 186 individuals participate in the plan. In addition to the directors and named executive officers identified in this proxy statement, the participant group is comprised of 6 executive officers and 162 non-executive officers and other employees of the Company.
Shares Available. When issuing any full share awards such as restricted stock, each full share award decreases the shares available for issuance under the OSIP by 4.23 shares, and each stock option or stand-alone stock appreciation right decreases the available shares by one share. If there is a lapse, expiration, termination or cancellation of any award prior to the issuance of shares thereunder or if shares are issued and thereafter are reacquired by the Company pursuant to rights reserved upon issuance thereof, those shares may again be used for new awards under the OSIP. However, in the case of a lapse, expiration, termination or cancellation of a stock award, or award of restricted stock units, the number of shares that may be used for new awards will be the same number by which the number of available shares was reduced when the award was granted taking into account the 4.23 multiplier. In addition, shares that are not issued or are reacquired because the Committee elects to settle an award in cash, or that are used to pay the exercise price or tax withholding obligation on an award, will not again be available for new awards.
Limitation on Number of Awards. A participant may not receive awards in any calendar year that exceed (a) in the case of stock options and stand-alone stock appreciation rights, 750,000 shares, and (b) in the case of stock awards, performance units and restricted stock units, 750,000 shares (determined prior to the 4.23 multiplier). Each of these limits is applied separately. In the case of a performance-based award that provides for a target number of shares and also provides that a larger number of shares (not exceeding twice the target) may be granted if the performance criteria are exceeded, these limits will be based on the target award.

WEC Energy Group	P-39	2021 Proxy Statement

Types of Awards. The OSIP allows for the award of stock options, stock appreciation rights, stock awards, performance units, restricted stock units and dividend equivalents. Awards may be granted singly, in combination, or in tandem as determined by the Committee. Awards under the OSIP may be settled in cash, common stock, or a combination of cash and common stock.
Stock Options. Under the OSIP, the Committee may grant awards in the form of options to purchase shares of the Company’s common stock, which may be either incentive stock options or non-qualified stock options. The Committee will, with regard to each such stock option, determine the number of shares subject to the option, the manner and time of the option’s exercisability and vesting, and the exercise price per share of stock subject to the option. The exercise price of a stock option will not be less than 100 percent of the fair market value of the common stock on the date the option is granted. No option will be exercisable prior to six months after the option grant date, unless accelerated upon a "change in control" as defined in the OSIP, and the maximum term will be ten years. The exercise price may be paid in cash or, in the discretion of the Committee, by delivering shares of common stock owned by the participant, by reducing the number of shares delivered upon exercise, by broker-assisted cashless exercise, or by any combination of these methods.
Stock Appreciation Rights. The OSIP authorizes the Committee to grant a stock appreciation right in tandem with any stock option granted under the plan or to a participant separate from any stock options granted to such participant. A stock appreciation right granted in tandem with a stock option permits the participant to receive, upon surrender of the related exercisable option, a payment equal to the spread between the exercise price and the current market value of the shares covered by the surrendered option.
Stand-alone stock appreciation rights awarded under the OSIP will specify the exercise price, which will not be less than the fair market value of a share of the Company’s common stock on the grant date, the time of exercisability and such other terms and conditions as the Committee may determine. No stand-alone stock appreciation right will be exercisable prior to six months after the date of grant, unless accelerated upon a “change in control” as defined in the OSIP, and the maximum term will be ten years. Upon exercise of all or a portion of a stand-alone stock appreciation right, the participant will receive a payment equal to the spread between the exercise price and the current market value of the shares covered by the surrendered stock appreciation right.
The Committee may, in its discretion, deliver shares of the Company’s common stock in lieu of cash to satisfy the exercise of a stock appreciation right.
Stock Awards. The OSIP authorizes the Committee to grant awards in the form of restricted or unrestricted shares of common stock. Such awards will be subject to such terms, conditions and restrictions, if any, as the Committee deems appropriate including, but not limited to, continued employment and achievement of performance goals established by the Committee over a designated period of time.
Performance Units. The OSIP allows for the award of performance units consisting of monetary units granted to participants which may be earned in whole or in part if the Company achieves certain performance goals established by the Committee over a designated period of time.
Restricted Stock Units. The OSIP allows for the award of restricted stock units, which consist of the right to receive a specified number of shares of the Company’s common stock upon the satisfaction of certain conditions specified by the Committee.
Dividend Equivalents. The OSIP authorizes the Committee to grant dividend equivalents. Dividend equivalents consist of the award to a participant, in connection with the award of a stock option, stand-alone stock appreciation right, performance unit or restricted stock unit, of a cash payment equal to all or a portion of the dividends that the participant would have received had he or she owned the number of shares of stock subject to the award on the record date for dividends paid by the Company. Dividend equivalents may be granted either at the same time as the underlying award or at any time while the award is outstanding, and will be subject to such terms and conditions as the Committee may determine. If the underlying award is conditioned upon the achievement of performance goals, receipt of the dividend equivalent payments must also be conditioned upon achievement of a performance goal (which does not need to be the same goal as for the underlying award). Payment of dividend equivalents granted with respect to a stock option or stand-alone stock appreciation right will not be conditioned upon a participant’s exercise of the underlying option or stock appreciation right.
Performance Goals. Vesting or settlement of any award may be conditioned upon the achievement of such performance goals as the Committee determines, which may include a number of metrics, as listed in the OSIP. The performance goal(s) established by the Committee may provide for adjustments and may include or exclude items as may be deemed appropriate by the Committee.
Non-transferability. Awards granted under the OSIP are not transferable for value or consideration other than by will or the law of descent and distribution, and each stock option and stock appreciation right is only exercisable during the participant’s lifetime by the participant or the participant’s legal guardian.
Compliance with Section 409A. The OSIP incorporates provisions to ensure that the plan and any award made thereunder is in compliance with Section 409A of the Code, including all related Treasury regulations.
Adjustment Provisions. The OSIP contains provisions for equitable adjustment of awards without new consideration to the Company in the event of merger, consolidation, reorganization or recapitalization, stock dividend, stock split, share conversion or any other similar type of event as the Committee may determine in its sole discretion.
Term, Amendment and Termination of the OSIP. No award shall be made more than ten years after May 6, 2021, the date of approval of the OSIP by the Company’s stockholders. The Board reserves the right to amend or terminate the OSIP at any time, subject to the rights of participants with respect to any outstanding awards.

WEC Energy Group	P-40	2021 Proxy Statement

Amendment, Modification and Cancellation of Awards. The terms and conditions applicable to any awards granted prior to expiration of the term of the OSIP may be amended, modified or canceled by the Committee at any time, or the Committee may waive any conditions to the vesting or settlement of any such awards. However, except as otherwise provided in the OSIP or an award agreement, or as the Committee determines to be necessary to satisfy any applicable law, the Committee will not cancel any outstanding award, or amend or modify any outstanding award, in a manner that is materially adverse to the participant without the prior written consent of such participant. In addition, the Company will not, without stockholder approval, amend the terms of outstanding awards to reduce the exercise price of outstanding options or stock appreciation rights or cancel outstanding options or stock appreciation rights in exchange for cash or other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights.
Clawback. The OSIP provides that, to the extent determined by the Committee, any award under the OSIP to an executive officer may include provisions requiring its forfeiture and/or recoupment if such award or any portion thereof either (i) was granted, vested and/or settled based on financial results that were subsequently restated in any material respect due to conduct by the participant that was knowing, intentionally fraudulent or illegal as determined by a committee of independent directors, or (ii) the value of such award was affected by the financial results that were subsequently restated in any material respect, or a forfeiture or recoupment is otherwise required by law or exchange listing requirements.
Federal Tax Treatment. Under current law, the following are the U. S. federal income tax consequences generally arising with respect to awards under the OSIP.
An employee participant who is granted an incentive stock option within the meaning of Section 422 of the Code does not recognize any taxable income at the time of the grant or at the time of exercise. Similarly, the Company is not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss.
Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income and the Company will have a corresponding deduction at the time of disposition of the shares equal to the excess of the market value of the shares on the date of exercise over the exercise price. However, if the disposition of the shares is a taxable sale (as opposed to a gift or other form of non-taxable disposition), the amount of ordinary income realized will not exceed the excess of the amount realized on the disposition of the shares over the exercise price.
A participant who is granted a non-qualified stock option will not have taxable income at the time of grant, but will have taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. The Company is entitled to a tax deduction at that time for the same amount.
The grant of a stock appreciation right will produce no U. S. federal income tax consequences for the participant or the Company. The exercise of a stock appreciation right results in taxable income to the participant, equal to the difference between the exercise price of the stand-alone stock appreciation right or related option shares, as applicable, and the market price of the shares on the date of exercise, and a corresponding tax deduction to the Company.
A participant who has been granted performance units will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at such time. A participant will realize ordinary income at the time the award is paid equal to the amount of cash paid or the fair market value of stock received, and the Company will have a corresponding tax deduction.
A participant who has been granted an award of restricted shares of common stock or restricted stock units will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at the time of the grant, unless, in the case of an award of restricted shares, the participant makes an election to be taxed at the time of the grant. When the restrictions lapse (if the participant did not elect to be taxed at the time of grant), or upon a grant of unrestricted shares or transfer of shares in settlement of restricted stock units under the OSIP, the participant will recognize taxable income in an amount equal to the fair market value of the shares at such time. The Company will be entitled to a corresponding tax deduction.
A participant who has been granted dividend equivalents will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at such time. A participant will realize ordinary income at the time the award is paid equal to the amount of cash paid or the fair market value of stock received, and the Company will have a corresponding tax deduction.
Section 409A of the Code provides that participants in a covered non-qualified deferred compensation arrangement will be subject to accelerated taxation and penalties unless the covered plan, both as designed and administered, satisfies specified requirements, including limitations on the timing of deferral and distribution elections, if any, and triggers for the distribution or funding of deferred amounts. Section 409A may become applicable to certain types of awards under the OSIP (other than incentive stock options and restricted stock) depending on the terms and conditions to which the award is subject. The Board believes that the terms of the OSIP, as such, should not cause awards under the OSIP to violate the requirements of Section 409A.
Other Terms of the Awards. Upon the grant of any award, the Committee may, by way of an award notice or otherwise, establish such other terms, conditions and restrictions covering the grant of the award as are not inconsistent with the OSIP.

WEC Energy Group	P-41	2021 Proxy Statement

Equity Compensation Plan Information. The following table summarizes the ability of WEC to issue common stock pursuant to equity compensation plans as of December 31, 2020:

Plan Category	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,887,460(1)	$64.13	24,691,825(2)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,887,460	$64.13	24,691,825(3)
(1)Represents options to purchase the Company’s common stock granted under the OSIP.
(2)Includes shares available for future issuance under the OSIP, all of which could be granted as awards of stock options, stock appreciation rights, performance units, restricted stock, or other stock based awards.
(3)If the OSIP is amended and restated as proposed herein, the number of shares remaining available for future issuance will be reduced.

WEC Energy Group	P-42	2021 Proxy Statement

PROPOSAL 4: ADVISORY VOTE TO APPROVE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

What am I voting on?
Stockholders are being asked to approve, on an advisory basis, the compensation of the Named Executive Officers, as described in the Compensation Discussion and Analysis beginning on page P-44 and the Executive Compensation Tables beginning on page P-58.

Voting Recommendation:
✓ FOR the advisory vote on Executive Compensation.
The Compensation Committee takes seriously its role in the governance of the Company’s compensation programs and values thoughtful input from stockholders. The Compensation Committee will take into account the outcome of this advisory vote when considering future executive compensation decisions.

Pursuant to Section 14A of the Exchange Act, the Company seeks your advisory vote on the approval of the compensation paid to our named executive officers (commonly referred to as "Say-on-Pay") as described in the Compensation Discussion and Analysis and the related tables included in this proxy statement. Approval, on a non-binding, advisory basis, of the compensation of the named executive officers requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2021 Annual Meeting of Stockholders. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

As described in the Compensation Discussion and Analysis on pages P-44 through P-57 of this proxy statement, the Compensation Committee has structured the Company’s executive compensation program with the following objectives in mind:

•offer a competitive, performance-based plan;
•enable the Company to attract and retain key individuals;
•reward achievement of the Company’s short-term and long-term goals; and
•align with the interests of the Company’s stockholders and customers.

As described in this proxy statement, the Company believes that the compensation paid to our named executed officers in 2020 was well-tailored to achieve these objectives, tying a significant portion of total pay to performance and aligning the interests of the named executed officers with those of stockholders and customers. We encourage you to carefully review the Compensation Discussion and Analysis and related tables included in this proxy statement, which describe in greater detail WEC Energy Group’s compensation philosophy and programs, as well as the 2020 compensation levels, in connection with approval of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement for the 2021 Annual Meeting of Stockholders.”

WEC Energy Group	P-43	2021 Proxy Statement

Compensation Discussion and Analysis

The following discussion provides an overview and analysis of our executive compensation program, including the role of the Compensation Committee of our Board, the elements of our executive compensation program, the purposes and objectives of these elements, and the manner in which we established the compensation of our named executive officers ("NEOs") for fiscal year 2020.

References to “we,” “us,” “our,” "Company," and “WEC Energy Group” in this discussion and analysis mean WEC Energy Group, Inc. and its management, as applicable.

EXECUTIVE SUMMARY
Overview
The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s short-term and long-term goals without creating an incentive for our NEOs to take excessive risks. Our program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of our stockholders and customers. To that end, a substantial portion of pay is at risk, and generally, the value will only be realized upon strong corporate performance.

We also value the input of our stockholders and recognize the increasing investor desire for companies to link environmental, social and governance factors to compensation. Environmental, social and governance initiatives are firmly entrenched in our executive compensation program. In fact, since 2004 our performance metrics have included customer satisfaction, supplier and workforce diversity, and safety.

Response to COVID-19 Pandemic. Like other businesses, WEC Energy Group and its employees and customers were impacted by the COVID-19 pandemic. We have taken precautions with regard to employee hygiene and facility cleanliness, imposed travel limitations on our employees, provided additional employee benefits, and implemented remote work policies where appropriate. Additional protocols were also implemented for our field employees who travel to customer premises in order to protect them, our customers, and the public. We also engaged in certain initiatives to maintain our liquidity and the financial health of the Company. Our focus on financial discipline allowed us to reduce costs responsibly during the economic downturn — resulting in the highest net income and earnings per share in Company history. Our management team worked strategically to navigate the pandemic and the challenges of leading a business and our employees while working remotely and, as a result of their efforts and the efforts of our organization, we ended 2020 in a strong position.

2020 Business Highlights
During 2020 the Company achieved solid results and continued to create long-term value for our stockholders and customers by focusing on the fundamentals of our business:

•	World-class reliability	•	Operating efficiency	•	Employee safety
•	Financial discipline	•	Exceptional customer care	•	Environmental Stewardship

Commitment to Stockholder Value Creation. Financially, WEC Energy Group again delivered solid earnings growth, generated strong cash flow, and increased the dividend for the 17th consecutive year. In January 2020, the Board raised the quarterly dividend 7.2% to $0.6325 per share, equivalent to an annual rate of $2.53 per share. In January 2021, the Board again increased the quarterly dividend 7.1% to $0.6775 per share, which is equivalent to an annual rate of $2.71 per share, in line with our plan to maintain a dividend payout ratio of 65% to 70% of earnings. The Company also turned in strong performances in customer satisfaction, supplier and workforce diversity and network reliability during 2020.

ESG Progress Plan. In November 2020, we announced our 2021-2025 capital investment plan for efficiency, sustainability and growth, referred to as our ESG Progress Plan, to cut emissions, maintain superior reliability, deliver significant savings for customers and grow our investment in the future of energy. Our ESG Progress Plan calls for planned investments of $16.1 billion over the five-year period in our regulated and non-utility energy infrastructure businesses, including more than $4 billion of new renewable investment. We have already retired more than 1,800 megawatts (MW) of coal-fired generation since the beginning of 2018, and expect to retire approximately 1,800 MW of additional fossil-fueled generation by 2025.

WEC Energy Group	P-44	2021 Proxy Statement

Other specific Company achievements for 2020 include:

2020 Financial Highlights
•Achieved diluted earnings per share of $3.79.*
•Each of our regulated utility subsidiaries achieved its financial goals.
•Returned approximately $798 million to WEC Energy Group stockholders through dividends.
•Set 14 new trading highs during 2020, trading at an all-time high of $109.53 on March 17, 2020.

Diluted Earnings Per Share
** For 2017, excludes a one-time $0.65 per share gain related to a revaluation of our deferred taxes as a result of the Tax Cuts and Jobs Act of 2017. For 2016, excludes costs of $0.01 per share, related to our acquisition of Integrys Energy Group. See Appendix B on P-87 for a full GAAP reconciliation and an explanation of why we believe the presentation of adjusted earnings per share is relevant and useful to investors.

2020 Performance Highlights
•PA Consulting Group named We Energies the most reliable utility in the Midwest for the tenth year in a row.
•Named as one of America's most responsible companies by Newsweek Magazine.
•Began commercial operation of Wisconsin's first large scale solar farm, Two Creeks Solar Park, of which Wisconsin Public Service Corporation is entitled to 100 MW.
•Announced new carbon dioxide emission reduction goals from our electric generation - 55% below 2005 levels by 2025; 70% below 2005 levels by 2030; and net carbon neutral by 2050.
•Strengthened the diversity of our leadership team.*
•Peoples Gas Light and Code Company ("PGL") was named the most improved brand in customer satisfaction among natural gas utilities in the J.D. Power 2020 Gas Utility Business Customer Satisfaction Study.
•Spent a record $303 million with qualified minority-, women-, service-disabled- and veteran-owned businesses, the highest spending with diverse suppliers in the Company’s history.*
•PGL was named as a 2020 Most Trusted Utility Brand by the Cogent Syndicated Utility Trusted Brand & Customer Engagement study.
* This measure is a component of our short-term incentive compensation program.
Long-Term Stockholder Returns
Over the past decade, WEC Energy Group has consistently delivered among the best total returns in the industry and did so again in 2020.

Five-Year Cumulative Return***
*** The Five-Year Cumulative Return Chart shows a comparison of the cumulative total return, assuming reinvestment of dividends, over the last five years had $100 been invested at the close of business on December 31, 2015. For information about the Custom Peer Index Group, see "Performance Graph" in the Company's 2020 Annual Report.

Total Stockholder Returns
Source: Bloomberg; assumes all dividends are reinvested and returns are compounded daily.

WEC Energy Group	P-45	2021 Proxy Statement

Consideration of 2020 Stockholder Advisory Vote and Stockholder Outreach
At the 2020 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our named executive officers with 95.5% of the votes cast. The Compensation Committee considered this outcome as well as the feedback received during meetings we again held with many of our institutional stockholders. During 2020, we communicated with stockholders representing approximately 37% of the Company’s outstanding common stock about our environmental, social, governance and compensation practices. The Compensation Committee is always looking for ways to refine our compensation program. However, in light of the significant stockholder support our executive compensation program received in 2020 and the payout levels under our performance-based program for 2020, the Compensation Committee believes that the current compensation program is competitive, aligned with our financial and operational performance goals, and in the best interests of the Company, stockholders, and customers.

Departure of Executive Officer
As previously disclosed, Mr. Kuester, Senior Executive Vice President, retired from the Company effective July 1, 2020. The Company entered into a Consulting Agreement with Mr. Kuester, which was effective July 2, 2020 (the “Consulting Agreement”), pursuant to which, Mr. Kuester is consulting for the Company on capital project planning and execution and enterprise risk management matters.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
We have three primary elements of total direct compensation: (1) base salary; (2) annual incentive awards; and (3) long-term incentive awards consisting of a mix of performance units, stock options, and restricted stock. The Compensation Committee again retained Frederic W. Cook & Co., Inc. ("FW Cook") as its independent compensation consultant to advise the Compensation Committee with respect to our executive compensation program. The Compensation Committee generally relied upon the recommendations of FW Cook as it developed the 2020 program.

As shown in the charts below, 84% of Mr. Fletcher's 2020 total direct compensation and an average of 82% of the other NEOs’ 2020 total direct compensation was tied to Company performance and was not guaranteed.

In addition to the components of total direct compensation identified above, our retirement programs are another important component of our compensation program.

To the extent feasible, we believe it is important that the Company’s compensation program not dilute the interests of current stockholders. Therefore, we currently use open-market purchases to satisfy our benefit plan obligations, including the exercise of stock options and awarding of restricted stock.

This Compensation Discussion and Analysis contains a more detailed discussion of each of the above components for 2020, including FW Cook’s recommendations with respect to each component.

WEC Energy Group	P-46	2021 Proxy Statement

Compensation Governance and Practices
The Compensation Committee annually reviews and considers the Company’s compensation policies and practices to ensure our executive compensation program aligns with our compensation philosophy. Highlighted below is an overview of our current compensation practices.

What We Do

•Our compensation program focuses on key Company results (financial, safety, customer satisfaction, diversity) that are aligned with our strategic goals.
•A substantial portion of compensation is at risk and tied to Company performance.
•The compensation program has a long-term orientation aligned with stockholder interests.
•We include environmental, social and governance metrics in our compensation program.
•The Compensation Committee retains an independent compensation consultant to help design the Company’s compensation program and determine competitive levels of pay.
•The Compensation Committee's independent compensation consultant reviews competitive employment market data from two general industry surveys and a comparison group of companies similar to WEC Energy Group.

•We have a clawback policy that provides for the recoupment of incentive-based compensation.
•Annual incentive-based compensation contains multiple, pre-established performance metrics aligned with stockholder and customer interests.
•The Performance Unit Plan award payouts (including dividend equivalents) are based on stockholder return as compared to an appropriate peer group and Additional Performance Measure(s), selected by the Compensation Committee.
•The Performance Unit Plan requires a separation from service following a change in control for award vesting to occur.
•Equity award and other benefit plan obligations are satisfied through open-market purchases of WEC Energy Group common stock.

•Meaningful stock ownership levels are required for senior executives.
•Ongoing engagement with investors takes place to ensure that compensation practices are responsive to stockholder interests.
•We prohibit hedging and pledging of WEC Energy Group common stock.
•We prohibit entry into any new arrangements that obligate the Company to pay directly or reimburse individual tax liability for benefits provided by the Company.
•We prohibit repricing of stock options without stockholder approval.

Competitive Benchmarking
As a general matter, we believe the labor market for WEC Energy Group executive officers is consistent with that of general industry. Although we recognize our business is focused on the energy services industry, our goal is to have an executive compensation program that will allow us to be competitive in recruiting the most qualified candidates to serve as executive officers of the Company, including individuals who may be employed outside of the energy services industry. Further, in order to retain top performing executive officers, we believe our compensation practices must be competitive with those of general industry.
To confirm that our annual executive compensation is competitive with the market, FW Cook reviewed 2020 general industry executive compensation survey data obtained from Willis Towers Watson and Aon Hewitt. FW Cook also analyzed the compensation data from a peer group of 18 companies similar to WEC Energy Group in size and business model. The methodology used by FW Cook to determine the peer group of companies is described below.
FW Cook started with U.S. companies in the Standard & Poor’s database, and then limited those companies to the same line of business as WEC Energy Group as indicated by the Global Industry Classification Standards. This list of companies was then further limited to companies with revenues between $2.6 billion and $24 billion (approximately one-third to three times the size of WEC Energy Group’s revenues), and that were within a reasonable size range in various other measures such as operating income, total assets, total employees, and market capitalization. From this list, FW Cook selected companies similar in overall size to WEC Energy Group with consideration given to companies that met one or more of the following criteria:

•Diversified, technically sophisticated utility operations (e.g., multiple utilities, electric utilities);
•Minimal non-regulated business; and/or
•Operates in the Midwest.
These criteria resulted in a comparison group of 18 companies with median revenues and market capitalization of approximately $10.9 billion and $21 billion, respectively.

WEC Energy Group	P-47	2021 Proxy Statement

The comparison group utilized for purposes of 2020 compensation includes the same companies as the previous year’s comparison group, except that SCANA Corporation was replaced with Evergy, Inc. SCANA Corporation was acquired by Dominion Energy, Inc. in 2019; as a result, it is no longer a public company. FW Cook recommended Evergy, Inc. as its replacement. The comparison group consisted of the 18 companies listed below.

• Alliant Energy Corporation	• Consolidated Edison, Inc.	• Eversource Energy	• Pinnacle West Capital Corp.
• Ameren Corporation	• DTE Energy Co.	• FirstEnergy Corp.	• The Southern Company
• American Electric Power Company	• Edison International	• NiSource Inc.	• Xcel Energy Inc.
• CMS Energy Corporation	• Entergy Inc.	• PG&E Corporation
• CenterPoint Energy	• Evergy, Inc.	• PPL Corp.

The Compensation Committee approved this comparison group.

DETERMINATION OF MARKET MEDIAN
In order to determine the “market median” for our NEOs, FW Cook recommended that the survey data from Willis Towers Watson and Aon Hewitt receive a 75% weighting and the comparison group of 18 companies receive a 25% weighting. The Compensation Committee agreed with this recommendation. The survey data received a higher weighting because we consider the labor market for our executives to be consistent with that of general industry. Using this methodology, FW Cook recommended, and the Compensation Committee approved, the appropriate market median for each of our NEOs.
The comparison of each component of compensation with the appropriate market median when setting the compensation levels of our NEOs generally drives the allocation of cash versus non-cash compensation and short-term versus long-term incentive compensation.

ANNUAL BASE SALARY
The annual base salary component of our executive compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive compensation program.
Based upon the market data analyzed by FW Cook, we generally target base salaries to be at or near the market median for each NEO. However, the Compensation Committee may, in its discretion, set base salaries at a different amount when the Compensation Committee deems it appropriate.
Actual salary determinations are made taking into consideration factors such as the relative levels of individual experience, performance, responsibility, market compensation data and contribution to the results of the Company’s operations. At the beginning of each year, our CEO and the other members of the Office of the Chair develop a list of goals for WEC Energy Group and our employees to achieve during the upcoming year. At the end of the year, the Company's performance is measured against each stated goal and the results are reported to the Board. The Compensation Committee then takes the Company’s performance into consideration when establishing our CEO’s and Executive Chairman's compensation for the upcoming year. Our CEO undertakes a similar process with the other NEOs, who develop individual goals related to the achievement of the Company’s goals. At the end of the year, each officer’s performance is measured against these goals. The CEO and Executive Chairman discuss these results and based on this performance assessment, a compensation recommendation is made to the Compensation Committee for the upcoming year for each executive officer.

2020 Salary Determination Process
The Compensation Committee increased Mr. Fletcher's 2020 annual base salary by 5% to $1,054,200.
In connection with Ms. Liu’s appointment as Executive Vice President and Chief Financial Officer, her annual base salary was set at $710,000, prorated to her June 1, 2020 start date.
Mr. Lauber's 2020 base salary was initially set at $656,250 for his role as Senior Executive Vice President and Chief Financial Officer. In connection with Mr. Lauber’s appointment as Senior Executive Vice President and Chief Operating Officer effective June 1, 2020, his annual base salary was increased to $800,000.
Pursuant to the terms of a letter agreement Mr. Klappa entered into with the Company in December 2019, which was approved by the Compensation Committee, his 2020 base salary was set at $1,050,000. In October 2020, in recognition of his strong, continued leadership and to ensure the ongoing mentoring of the next generation of leadership of the Company, the Board determined that Mr. Klappa should continue to serve as Executive Chairman until May 2024. Mr. Klappa entered into a new letter agreement, which stated that, going forward, his compensation would be determined in the same manner and subject to the same timing as the Compensation Committee utilizes for all other NEOs.
With respect to the 2020 base salaries of the remaining NEOs, in December 2019, recommendations were made to the Compensation Committee based upon a review of the market compensation data provided by FW Cook and the other factors described above. The Compensation Committee approved the recommendations, which represented an average increase in annual base salary of approximately 4.3% for Messrs. Garvin and Kuester, and Ms. Kelsey. The annual base salary of each NEO was at or near the market median.

WEC Energy Group	P-48	2021 Proxy Statement

ANNUAL CASH INCENTIVE COMPENSATION
We provide annual cash incentive compensation through our Short-Term Performance Plan (“STPP”). The STPP provides for annual cash awards to our executive officers and other key employees based upon the achievement of pre-established stockholder-, customer-, and employee- focused objectives. All payments under the STPP are at risk. Payments are made only if performance goals are achieved, and awards may be less or greater than targeted amounts based upon actual performance. Payments under the STPP are intended to reward achievement of short-term goals that contribute to stockholder and customer value, as well as individual contributions to successful operations.
2020 Target Awards. Each year, the Compensation Committee approves a target level of compensation under the STPP for each of our NEOs. This target level of compensation is expressed as a percentage of base salary.
Ms. Liu’s target award was set at 80% of base salary, prorated to her June 1, 2020 start date.
Effective June 1, 2020, the target award level for Mr. Lauber was increased to 85% of base salary in recognition of his appointment to Senior Executive Vice President and Chief Operating Officer. Therefore, Mr. Lauber's STPP payout level reflects an 80% target level for January through May 2020 and an 85% target level for June through the remainder of 2020.
The year-end 2020 target awards for each NEO (other than Ms. Liu and Mr. Lauber, who are discussed above) are set forth in the chart below.

Executive Officer	Target STPP Award as a Percentage of Base Salary
Mr. Fletcher	125%
Mr. Klappa	105%
Ms. Kelsey	75%
Mr. Garvin	65%
Mr. Kuester	85%

The target award levels of each NEO reflect median incentive compensation practices as indicated by the market data.
For 2020, the possible payout for any NEO ranged from 0% of the target award to 210% of the target award, based upon Company performance.
2020 Financial Goals under the STPP. The Compensation Committee adopted the 2020 STPP with a continued principal focus on financial results. In December 2019, the Compensation Committee approved WEC Energy Group’s earnings per share (75% weight) and cash flow (25% weight) as the primary performance measures to be used in 2020. We continue to believe earnings per share and cash flow are key indicators of financial strength and performance, and are recognized as such by the investment community.
In January 2020, the Compensation Committee approved the performance goals under the STPP for WEC Energy Group’s earnings per share as set forth in the chart below.

Earnings Per Share Performance Goal	Earnings Per Share CAGR	Payout Level
$3.62	3.4%	25%
$3.65	4.3%	50%
$3.68	5.1%	100%
$3.71	6.0%	135%
$3.75	7.1%	200%

If the Company’s performance falls between these levels, the payout level with respect to earnings per share is determined by interpolating on a straight line basis the appropriate payout level.
The Company’s growth plan, which has been communicated to the public, calls for a compound annual growth rate (“CAGR”) in earnings per share of 5.0% to 7.0%. At the time the Compensation Committee was establishing targets for 2020, this CAGR was measured off a 2019 base of $3.50 per share, which represented the mid-point of the original 2019 annual earnings guidance. We believe that this CAGR, plus our continued growth in dividends, supports a premium valuation as compared to the Company’s peers. In order to further motivate management, the Compensation Committee determined that the Company’s target and maximum payout levels should exceed the low and high ends of the 5.0% to 7.0% CAGR growth plan. Therefore, the target (100%) and maximum payout levels (200%) were tied to 5.1% and 7.1% CAGRs, respectively. The Compensation Committee tied the above-target payout level to achievement of a 6.0% CAGR.

WEC Energy Group	P-49	2021 Proxy Statement

In January 2020, the Compensation Committee approved the performance goals under the STPP for WEC Energy Group’s cash flow as set forth in the chart below ($ in millions).

Cash Flow	Payout Level
$1,775	25%
$1,825	50%
$1,875	100%
$1,925	135%
$2,025	200%
If the Company’s performance falls between these levels, the payout level with respect to cash flow is determined by interpolating on a straight-line basis the appropriate payout level.
The Compensation Committee based the cash flow performance level goals on WEC Energy Group’s “net cash provided by operating activities” and adjusting for certain accruals and other items related to capital spending ("Adjusted Cash From Operations"). GAAP requires these items to be recorded as part of cash from operations, but management views them as related to the Company’s capital expenditure program. The Compensation Committee believes that basing the cash flow performance goals on Adjusted Cash From Operations provides a more accurate measurement of the cash generated by the Company’s operations that is available for capital investment, which is the Company’s primary driver for earnings growth. Adjusted Cash From Operations is not a measure of financial performance under GAAP, and the Company's calculation may differ from similarly titled measures used by other companies or securities rating agencies.
2020 Financial Performance under the STPP. In January 2021, the Compensation Committee reviewed our actual performance for 2020 against the financial and operational performance goals established under the STPP, subject to final audit.
WEC Energy Group’s 2020 financial performance satisfied the maximum payout level established for earnings per share and cash flow. WEC Energy Group’s earnings per share were $3.79 for 2020, and its cash flow, based on Adjusted Cash From Operations, was $2,207.2 million. Our cash flow result is not a measure of financial performance under GAAP.
By satisfying the maximum payout level with respect to these financial measures, the NEOs earned 200% of the target award from the financial goal component of the STPP.
2020 WEC Energy Group Operational Goals and Performance under the STPP. The Compensation Committee recognizes the importance of integrating environmental, social and governance initiatives into the Company’s compensation program. Therefore, similar to prior years, in December 2019 and January 2020, the Compensation Committee also approved operational performance measures and targets under the STPP that promote certain of the Company's environmental, social and governance priorities. The Compensation Committee identified commitment to customer satisfaction, supplier and workforce diversity, and safety as critical to the success of the Company. For that reason, annual incentive awards could be increased or decreased by up to 10% of the actual award based upon WEC Energy Group’s performance in the operational areas of customer satisfaction (5% weight), safety (2.5% weight), and supplier and workforce diversity (2.5% weight).
The Compensation Committee measures customer satisfaction levels based upon the results of surveys that an independent third party conducts of customers who had direct contact with our utilities during the year, which measure (i) customers’ satisfaction with the respective utility overall, and (ii) customers’ satisfaction with respect to the particular transactions with the applicable utility. Safety is measured based upon performance against the number of lost time injuries and OSHA recordable incidents.
The operational performance measures are based upon recommendations from management and take into consideration both current-year performance and our longer-term objective of achieving top quartile performance of all of our principal utilities. The Compensation Committee reviews management's recommendations and may make adjustments to the performance measures if it determines changes are necessary. The following table provides the operational goals approved by the Compensation Committee for 2020, as well as WEC Energy Group’s performance against these goals:

Operational Measure	Below Goal	Goal	Above Goal	Final Result
Customer Satisfaction Percentage of "Highly Satisfied":	-5.00%	0.00%	+5.00%
Company	<78.3%	78.3% - 80.8%	>80.8%	84.1%
Transaction	<82.0%	82.0% - 83.9%	>83.9%	85.8%
Safety:	-2.50%	0.00%	+2.50%
Lost Time Injury - Incidents	>52	30 - 52	<30	53
OSHA Recordable - Incidents	>179	128 - 179	<128	179
Diversity:	-2.50%	0.00%	+2.50%
Supplier ($ in Millions)	<223.0	223 - 259.8	>259.8	303.4
Workforce - Assessment	Not Met	Met	Exceeded	Exceeded

WEC Energy Group	P-50	2021 Proxy Statement

WEC Energy Group’s performance with respect to operational goals generated a 6.25% increase to the compensation awarded under the STPP for 2020. Customer satisfaction and diversity performance added 7.5% and our performance with respect to lost-time injuries subtracted 1.25%.

We did not include any COVID-19-related absences or illnesses in the calculation of WEC Energy Group’s performance against either of our safety measures for compensation purposes. The safety goals were established prior to the onset of the COVID-19 pandemic in the United States and, thus, did not include consideration of pandemic-related absences or illnesses or how best to evaluate and measure such items if they were to be included. In addition, the Company does not believe unique absences or illnesses related to COVID-19 accurately reflect the results of the Company’s workplace safety program. As calculated, our performance under the “Lost Time Injury” measure resulted in a reduction of 1.25% and our performance under the “OSHA Recordable” measure resulted in no increase or decrease. If we had included COVID-19 diagnoses and/or quarantines in the calculation against the established metrics, our performance under the “OSHA Recordable – Incidents” measure would have been "below goal."

The Compensation Committee retains the right to exercise discretion in adjusting awards under the STPP when it deems appropriate, but did not factor individual contributions into determining the amount of the awards for the NEOs for 2020. Because the Company’s performance against the financial and operational goals resulted in significant STPP awards in 2020, the Compensation Committee determined that no further adjustments based upon individual contributions or otherwise were appropriate.
Based upon the Company’s performance against the financial and operational goals established by the Compensation Committee, Mr. Fletcher received annual incentive cash compensation under the STPP of $2,717,859 for 2020. This represented 254% of his annual base salary. Mr. Kuester's annual cash incentive compensation was prorated to account for his retirement and was equal to 174% of his prorated base salary. Messrs. Lauber, Klappa, and Garvin, and Mmes. Liu and Kelsey, each received annual cash incentive compensation for 2020 under the STPP equal to 169%, 214%, 132%, 162%, and 153% of their respective annual base salaries, representing 206.25% of the target award for each officer. Ms. Liu's incentive award was prorated to reflect her June 1, 2020 start date.

LONG-TERM INCENTIVE COMPENSATION
The Compensation Committee administers our WEC Energy Group Omnibus Stock Incentive Plan, amended and restated effective January 1, 2016 (the "OSIP"), which is a stockholder-approved, long-term incentive plan designed to link the interests of our executives and other key employees to creating long-term stockholder value. It allows for various types of awards tied to the performance of our common stock, including stock options, stock appreciation rights, and restricted stock. The Compensation Committee also administers the WEC Energy Group Performance Unit Plan, under which the Compensation Committee may award performance units. The Compensation Committee primarily uses (1) performance units, including dividend-equivalents, (2) stock options, and (3) restricted stock to deliver long-term incentive opportunities.
Performance Units. Each year, the Compensation Committee makes annual grants of performance units under the Performance Unit Plan. The performance units are designed to provide a form of long-term incentive compensation that aligns the interests of management with those of a typical utility stockholder who is focused not only on stock price appreciation but also on dividends. Payouts are based upon the Company’s level of “total stockholder return” (stock price appreciation plus reinvested dividends) in comparison to a peer group of companies over a three-year performance period, and may be adjusted based upon the Company’s performance against one or more Additional Performance Measures. The performance units are settled in cash.
Selection of Additional Performance Measure(s). “Additional Performance Measure” is defined as the performance criterion or criteria (if any) that the Compensation Committee selects, in its sole discretion, based upon the attainment of specific levels of performance by WEC Energy Group. Performance units vest in an amount between 0% and 175% of the target award based upon WEC Energy Group’s comparative total stockholder return over a three-year performance period. However, the vesting percentage may be adjusted based upon WEC Energy’s performance against the Additional Performance Measure(s). The Additional Performance Measure(s), if any, must be selected by the Compensation Committee at the beginning of the three-year performance period. For each year during the performance period, the Compensation Committee will select the target(s) for the Additional Performance Measure(s) and the potential adjustment to the vesting percentage for that year based upon achievement of the Additional Performance Measure(s) relative to the selected target(s). The actual adjustment, if any, to the vesting percentage based upon the Additional Performance Measure(s) will be determined annually. In no event will any adjustment cause the vesting percentage over the three-year performance period to be less than zero.
Short-Term Dividend Equivalents. We increase the number of unvested performance units as of any date that we declare a cash dividend on our common stock by the amount of short-term dividend equivalents a participant is entitled to receive. Short-term dividend equivalents are calculated by multiplying (a) the number of unvested performance units held by a plan participant as of the related dividend record date by (b) the amount of cash dividend payable by the Company on a share of common stock; and (c) dividing the result by the closing price for a share of the Company's common stock on the dividend payment date. In effect, short-term dividend equivalents are credited and accumulated as reinvested dividends on each performance unit so that the performance units and accumulated dividends will be paid out at the end of the three-year performance period, rather than paying out the dividend equivalents annually on unearned performance units.
Short-term dividend equivalents are treated as additional unvested performance units and are subject to the same vesting, forfeiture, payment, termination, and other terms and conditions as the original performance units to which they relate. In addition, outstanding short-term dividend equivalents are treated as unvested performance units for purposes of calculating future short-term dividend equivalents.

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Stock Options. Each year, the Compensation Committee also makes annual stock option grants as part of our long-term incentive program. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant and expire on the 10th anniversary of the grant date. Since management benefits from a stock option award only to the extent our stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of our stockholders in attaining long-term stock price appreciation.
Restricted Stock. The Compensation Committee also awards restricted stock as part of the long-term incentive plan, consistent with market practice. Similar to performance units, restricted stock aligns the interests of management with a typical utility stockholder who is focused on stock price appreciation and dividends.
Aggregate 2020 Long-Term Incentive Awards. Generally, when establishing the target value of long-term incentive awards and the appropriate mix of performance units, stock options, and restricted stock for each NEO, the Compensation Committee reviews the market compensation data and analysis provided by FW Cook. Based upon FW Cook’s analysis, for 2020 the Compensation Committee determined that the long-term incentive awards would be weighted 65% performance units, 20% stock options, and 15% restricted stock for Messrs. Fletcher, Lauber, and Garvin, and Ms. Kelsey. Target values also were presented to and approved by the Compensation Committee in December 2019. Upon commencing employment with the Company on June 1, 2020, Ms. Liu received a long-term award with the same weighting.
After consultation with FW Cook, the Compensation Committee determined that Mr. Klappa’s 2020 long-term incentive award would be weighted 25% performance units, 15% stock options, and 60% restricted stock. 2020 marks the first year Mr. Klappa received performance units as part of his long-term award since his return to the Company in an executive officer role in late 2017. In prior years, Mr. Klappa’s tenure with the Company had been uncertain at the time the Compensation Committee was making compensation decisions. However, at the time the Compensation Committee was determining 2020 long-term awards, Mr. Klappa had committed to serve as Executive Chairman until February 2022, which has since been extended to May 2024. Therefore, the Compensation Committee determined that his 2020 long-term award should include performance units. Because the vesting percentage of the 2020 performance units is based upon WEC Energy Group’s total stockholder return over a three-year period ending December 31, 2022, and at the time Mr. Klappa’s commitment to serve as Executive Chairman only extended to February 2022, the Compensation Committee did not think that 65% of his long-term award should vest 11 months after Mr. Klappa’s tenure with the Company ended. During these 11 months, Mr. Klappa would not have any direct influence over the performance of the Company. Therefore, the Compensation Committee determined that only 25% of Mr. Klappa’s long-term award should consist of performance units.
With respect to Mr. Kuester, after consultation with FW Cook, the Compensation Committee determined that his long-term incentive awards would be weighted the same as his 2019 award: 80% restricted stock and 20% stock options. At the time 2020 compensation decisions were being made by the Compensation Committee, there had not yet been any specific determination as to the duration of Mr. Kuester’s tenure with the Company other than it would be shorter than the other executive officers. Since the vesting percentage of performance units is based upon WEC Energy Group’s total stockholder return over a three-year period, the Compensation Committee determined that performance units would not accurately reflect the contributions of Mr. Kuester to the success of the Company over a shorter period of time.
Based upon the market data provided by FW Cook, we customarily target the long-term incentive award to be at or near the market median value of long-term incentive compensation for each executive officer’s position. Other than Mr. Kuester, all of the NEOs’ long-term incentive awards were within this target range for 2020. The value of Mr. Kuester’s 2020 long-term incentive award was set at the same level as his 2019 and 2018 awards, consistent with the commitment the Company made to Mr. Kuester when he agreed to return to the Company in 2018. The following provides the 2020 target long-term incentive award value for each NEO:

Executive Officer	Target LTI Award as a Percentage of Base Salary
Mr. Fletcher	275%
Ms. Liu	225%
Mr. Lauber*	230%
Mr. Klappa	200%
Ms. Kelsey	160%
Mr. Garvin	140%
Mr. Kuester	275%
* Mr. Lauber's target long-term incentive award as a percentage of base salary was increased from 215% to 230% to reflect his appointment as
Senior Executive Vice President and Chief Operating Officer.
2020 Stock Option Grants. In December 2019, the Compensation Committee approved the grant of stock options to each of our NEOs (other than Ms. Liu) and established an overall pool of options that were granted to approximately 200 other employees. The annual option grants to the NEOs were made effective January 2, 2020, the first trading day of 2020. The Compensation Committee later approved a grant of stock options to Ms. Liu, effective June 1, 2020. In addition, in connection with Mr. Lauber’s appointment as Chief Operating Officer, effective June 1, 2020, the Compensation Committee approved an additional grant of stock options valued at $50,057, effective July 1, 2020, in recognition of his additional responsibilities.
All such options were granted with an exercise price equal to the average of the high and low prices reported on the NYSE for shares of WEC Energy Group common stock on the grant date. The January 2020 options were granted in accordance with our standard practice

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of making annual stock option grants effective on the first trading day of each year, and the timing of all of the grants was not tied to the timing of any release of material information.
All 2020 stock options have a term of 10 years and vest 100% on the third anniversary of the date of grant. The vesting of the stock options may be accelerated in connection with a change in control or an executive officer’s termination of employment under certain circumstances. See “Potential Payments upon Termination or Change in Control” beginning on page P-67 for additional information. Subject to the limitations of the OSIP, the Compensation Committee has the power to amend the terms of any option (with the participant’s consent). However, the Committee may not reduce the exercise price of existing options or cancel outstanding options and grant replacement options having a lower exercise price without stockholder approval. For a description of proposed changes to this plan, which are subject to stockholder approval, see "Approval of the Amendment and Restatement of the WEC Energy Group Omnibus Stock Incentive Plan" beginning on page P-37 of this proxy statement.
For purposes of determining the appropriate number of options to grant to a particular NEO, the value of an option was determined based upon the Black-Scholes option pricing model. We use the Black-Scholes option pricing model for purposes of the compensation valuation. The following table provides the number of options granted to each NEO in 2020:

Executive Officer	Options Granted
Mr. Fletcher	66,614
Ms. Liu	36,705
Mr. Lauber	38,170
Mr. Klappa	36,190
Ms. Kelsey	20,477
Mr. Garvin	15,471
Mr. Kuester	53,410

For financial reporting purposes, the stock options granted on January 2, 2020 had a grant date fair value of $10.82 per option. The stock options granted on June 1, 2020 to Ms. Liu and on July 1, 2020 to Mr. Lauber had grant date fair values of $12.45 and $11.97, respectively.
2020 Restricted Stock Awards. In December 2019, the Compensation Committee also approved the grant of restricted stock to each of our NEOs (other than Ms. Liu) and established an overall pool of restricted stock that was granted to approximately 200 other employees. The grants were made effective January 2, 2020. The Compensation Committee subsequently approved a grant of restricted stock to Ms. Liu, effective June 1, 2020. This included her annual award as well as a one-time restricted stock award valued at $400,000 to incentivize Ms. Liu to accept the Chief Financial Officer role with the Company and to compensate Ms. Liu for the value lost when she forfeited equity awards of her former employer upon joining the Company. In addition, in connection with Mr. Lauber’s appointment as Chief Operating Officer, the Compensation Committee approved an additional grant of restricted stock to Mr. Lauber valued at $37,543, effective July 1, 2020, in recognition of his increased responsibilities.
Other than the shares granted to Messrs. Klappa and Kuester, the restricted stock vests in three equal annual installments beginning on the one year anniversary of the applicable grant date. The shares of restricted stock granted to Messrs. Klappa and Kuester vest in full on the one year anniversary of the grant date, consistent with the restricted stock awards they have received each year since returning to the Company, reflecting the shorter tenure the Compensation Committee expected for Messrs. Klappa and Kuester as compared to the other NEOs at the time of the award.
The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability, or by action of the Compensation Committee. In connection with Mr. Kuester's retirement, effective July 1, 2020, the Compensation Committee accelerated the vesting of all unvested shares of restricted stock awarded to Mr. Kuester. See “Potential Payments upon Termination or Change in Control” beginning on page P-67 for additional information. Tax withholding obligations related to vesting may be satisfied, at the option of the executive officer, by withholding shares otherwise deliverable upon vesting or by cash. The NEOs have the right to vote the restricted stock and to receive cash dividends when the Company pays a dividend to its stockholders.
Regarding the annual grants effective January 2, 2020, for purposes of determining the appropriate number of shares of restricted stock to grant to a particular NEO, the Compensation Committee used a value of $88.839 per share. This value was based upon the volume-weighted price of WEC Energy Group’s common stock for the ten trading days beginning on December 2, 2019, and ending on December 13, 2019. The Compensation Committee uses the volume-weighted price for annual awards in order to minimize the impact of day-to-day volatility in the stock market.
Regarding the June 1, 2020 and July 1, 2020 grants to Ms. Liu and Mr. Lauber, respectively, the Compensation Committee used a value of $92.315 per share. This value was based upon the average of the high and low stock prices of WEC Energy Group’s common stock on June 1, 2020. Although Mr. Lauber’s award was effective July 1, 2020, the Compensation Committee used the same value as was used for Ms. Liu’s award since Mr. Lauber’s award was made in connection with his appointment as Chief Operating Officer, effective June 1, 2020. The Compensation Committee approved Mr. Lauber’s additional restricted stock award after he assumed the role of Chief Operating Officer, and therefore determined to make the award effective July 1 rather than June 1.

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The measurement period is customarily early- to mid-December for annual awards in order to shorten the timeframe between the calculation of the awards and the actual grant date. The following table provides the number of shares of restricted stock granted to each NEO in 2020:

Executive Officer	Restricted Stock Granted
Mr. Fletcher	4,895
Ms. Liu	6,927
Mr. Lauber	2,788
Mr. Klappa	14,182
Ms. Kelsey	1,505
Mr. Garvin	1,137
Mr. Kuester	20,931

2020 Performance Units. In December 2019, the Compensation Committee approved the grant of performance units to each of our NEOs (other than Ms. Liu and Mr. Kuester) and approved a pool of performance units that were granted to approximately 200 other employees. The Compensation Committee subsequently approved a grant of 2020 performance units to Ms. Liu, effective June 1, 2020. In addition, in connection with Mr. Lauber’s appointment as Chief Operating Officer the Compensation Committee approved an additional grant of performance units valued at $162,687, effective July 1, 2020, in recognition of his additional responsibilities.
With respect to the 2020 performance units, the amount of the benefit that ultimately vests will be dependent upon the Company’s total stockholder return over a three-year period ending December 31, 2022, as compared to the total stockholder return of the custom peer group described below. Total stockholder return is the calculation of total return (stock price appreciation plus reinvestment of dividends) based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period. However, the vesting percentage may be adjusted based upon WEC Energy Group’s performance against the Additional Performance Measure. For the 2020 performance unit awards, the Compensation Committee selected performance against the weighted average authorized return on equity of all WEC Energy Group’s utility subsidiaries as the Additional Performance Measure.
Upon vesting, the performance units will be settled in cash in an amount determined by multiplying the number of performance units that have vested by the closing price of the Company’s common stock on the last trading day of the performance period.
The 2020 performance unit peer group against which WEC Energy Group's performance will be measured includes:

• Alliant Energy Corporation	• DTE Energy Co.	• FirstEnergy Corp.	• The Southern Company
• Ameren Corporation	• Duke Energy Corp.	• NiSource Inc.	• Xcel Energy Inc.
• American Electric Power Company	• Edison International	• OGE Energy Corp.
• CMS Energy Corporation	• Evergy, Inc.	• PG&E Corporation
• Consolidated Edison, Inc.	• Eversource Energy	• Pinnacle West Capital Corp.

The peer group is chosen by the Compensation Committee, based upon management’s recommendation and with the concurrence of FW Cook. This peer group was chosen because we believe these companies are similar to WEC Energy Group in terms of business model and long-term strategies, with a primary focus on regulated utility operations rather than a non-regulated business model. There is significant overlap between the performance unit peer group and the comparison group developed by FW Cook for purposes of benchmarking compensation levels. However, there are several companies that are different among the two groups because FW Cook places significant weight on the financial metrics of the companies included in its comparison group, whereas we focus more on operational measures for the performance unit peer group.
The required percentile ranking for total stockholder return and the applicable vesting percentage are set forth in the chart below.

Performance Percentile Rank	Vesting Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If the Company’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating on a straight line basis the appropriate vesting percentage. Unvested performance units generally are immediately forfeited upon a NEO’s cessation of employment with WEC Energy Group prior to completion of the three-year performance period. However, the performance units will vest immediately at the target 100% rate upon the termination of the NEO’s employment (1) by reason of

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disability or death or (2) after a change in control of WEC Energy Group. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment of the NEO by reason of retirement prior to the end of the three-year performance period.
Pursuant to the terms of the performance unit plan, the vesting percentage of the performance units may be adjusted downwards or upwards based upon the Company's performance against an Additional Performance Measure. Similar to the performance units awarded in 2018 and 2019, the Additional Performance Measure for the 2020 performance unit awards is the weighted average authorized return on equity (“ROE”) of all WEC Energy Group’s utility subsidiaries. In order for WEC Energy Group to meet its earnings per share targets, it is important that our utilities earn at or close to their allowed rates of return. The Company’s performance against this measure may decrease or increase the vesting percentage of the performance units up to 10% over the three-year performance period. The ROE target is based upon a formulaic calculation that varies each year based on our past and planned investments among our utilities, as well as each utility's authorized ROE. For the 2018, 2019, and 2020 performance awards, the ROE targets and potential adjustments were set as follows for 2020:

If Actual Annual ROE is	The Annual Adjustment is	ROE Ranges
≤ 20 bp below the Authorized ROE	+ 3.33%	≥ 9.60%
21 - 30 bp below the Authorized ROE	0%	9.59% - 9.50%
> 30 bp below the Authorized ROE	(3.33)%	< 9.50%

WEC Energy Group’s utility subsidiaries achieved a weighted average authorized ROE of 10.13% for 2020. This resulted in a 3.33% increase in the vesting percentage of the performance units awarded in January 2020, January 2019 and January 2018.
For purposes of determining the appropriate number of performance units to grant to a particular NEO, the Compensation Committee used the same values as were used for the various 2020 restricted stock grants; $88.839 for the annual grants in January 2020 and $92.315 for the mid-year grants to Ms. Liu and Mr. Lauber.
The following table provides the number of performance units granted to each NEO in 2020, at the 100% target level:

Executive Officer	Performance Units Granted
Mr. Fletcher	21,211
Ms. Liu	11,250
Mr. Lauber	12,083
Mr. Klappa	5,910
Ms. Kelsey	6,520
Mr. Garvin	4,926
Mr. Kuester	—

2020 Payouts under Previously Granted Long-Term Incentive Awards. In 2018, the Compensation Committee granted performance unit awards to participants in the Performance Unit Plan. The terms of the performance units granted in 2018 were substantially similar to those of the performance units granted in 2020 described above. The required percentile ranks for total stockholder return and related vesting schedule were identical to that of the 2020 performance units.
Payouts under the 2018 performance units were based upon our total stockholder return for the three-year performance period ended December 31, 2020 against the same group of peer companies used for the 2020 performance unit awards. The peer group for the 2018 performance unit awards originally included SCANA Corporation, which was acquired by Dominion Energy, Inc. in January 2019, and is no longer a public company. As a result, in January 2019, the Compensation Committee determined that SCANA Corporation should be removed from the custom peer group for the outstanding 2017-2019 performance unit awards.
Our total stockholder return was at the 82.4th percentile of the peer group for the three-year performance period ended December 31, 2020, resulting in the performance units vesting at a level of 149.5%. The cumulative three-year impact of the Company’s performance against the Additional Performance Measure was a 10% increase in the vesting percentage of the performance units for a total vesting level of 159.5%. The actual payouts were determined by multiplying the number of vested performance units by the closing price of our common stock ($92.03) on December 31, 2020, the last trading day of the performance period. The actual payout to each NEO (other than Messrs. Klappa and Kuester, and Ms. Liu, who did not have any 2018 performance units outstanding) is reflected in the “Option Exercises and Stock Vested for Fiscal Year 2020” table.

COMPENSATION RECOUPMENT POLICY
Accountability is a fundamental value of WEC Energy Group. To reinforce this value through the Company’s executive compensation program, the Compensation Committee has adopted a clawback policy that provides for the recoupment of incentive-based compensation in the event WEC Energy Group is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws (other than restatements permitted as a result of changes in accounting principles or interpretation). Pursuant to the policy, the Compensation Committee will recover from any current or former executive officer who has received incentive-based compensation during the three-year period preceding the date on which WEC Energy Group

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is required to prepare the accounting restatement, any portion of the incentive-based compensation paid in excess of what would have been paid to the executive officer under the restated financial results. The Company may also recover incentive-based compensation if an executive officer’s employment is terminated for cause, or the executive officer violates a noncompetition or other restrictive covenant.

STOCK OWNERSHIP GUIDELINES
The Compensation Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by officers who participate in the program, including the NEOs. Accordingly, the Compensation Committee has implemented stock ownership guidelines requiring officers who participate in the long-term incentive program to hold an amount of Company common stock and other equity-related Company securities that varies depending upon such officer's level.
In addition to shares owned outright, holdings of each of the following are included in determining compliance with our stock ownership guidelines: restricted stock; WEC Energy Group phantom stock units held in the Executive Deferred Compensation Plan and Non-Qualified Retirement Savings Plan; WEC Energy Group stock held in WEC Energy Group's 401(k) plans; performance units at target; and shares held in a brokerage account, jointly with an immediate family member or in a trust.
The guidelines require each executive officer, including the NEOs, to acquire (generally within five years of appointment as an executive officer) and hold common stock and other equity-related securities of the Company having a minimum fair market value ranging from 250% to 600% of base salary. The Compensation Committee believes these stock ownership guidelines discourage unreasonable risk-taking by Company officers.
The Compensation Committee annually reviews whether executive officers are in compliance with these guidelines. The last review was completed in October 2020. The Compensation Committee determined that all NEOs are in compliance, or making sufficient progress towards compliance, with these guidelines.

PROHIBITION ON HEDGING AND PLEDGING
WEC Energy Group’s Corporate Securities Trading Policy prohibits directors and active employees (including officers) or any of their designees from using any strategies or product (including derivatives, short-selling techniques, prepaid variable forward contracts, equity swaps, collars, and exchange funds) that hedge or offset, or are designed to hedge or offset, any potential changes in the value of WEC Energy Group’s common stock. The policy applies to WEC Energy Group common stock granted to the employee or director by the Company as part of their compensation or held directly or indirectly by the employee or director. The policy also prohibits the holding of WEC Energy Group securities in a margin account, as well as the pledging of WEC Energy Group securities as collateral for a loan.

LIMITED TRADING WINDOWS
Officers, including the NEOs, other identified employees, and the Company’s directors may only transact in WEC Energy Group securities during approved trading windows after satisfying mandatory pre-clearance requirements.

RETIREMENT PROGRAMS
We also maintain retirement plans in which our NEOs participate: a defined benefit pension plan of the cash balance type, a supplemental pension plan, individual letter agreements with some of the NEOs, a 401(k) plan, and a non-qualified retirement savings plan. We believe our retirement plans are a valuable benefit in the attraction and retention of our employees, including the NEOs. We believe that providing a foundation for long-term financial security for our employees, beyond their employment with the Company, is a valuable component of our overall compensation program which will inspire increased loyalty and improved performance. For more information about our retirement plans, see "Pension Benefits at Fiscal Year-End 2020" and "Retirement Plans."

OTHER BENEFITS, INCLUDING PERQUISITES
We provide our executive officers, including the NEOs, with employee benefits and a limited number of perquisites. Except as specifically noted elsewhere in this proxy statement, the employee benefits programs in which executive officers participate (which provide benefits such as medical coverage, retirement benefits, annual contributions to a qualified savings plan, and moving and relocation costs) are generally the same programs offered to substantially all of the Company’s management employees.
The perquisites made available to executive officers include financial planning, membership in a service that provides health care and safety management when traveling outside the United States, reimbursement for expenses related to annual physical exam costs not covered by insurance, and limited spousal travel for business purposes. The Company also pays periodic dues and fees for club memberships for certain of the NEOs and other designated officers.
We customarily review market data regarding executive perquisite practices on an annual basis. For 2020, the Compensation Committee again reviewed our package of perquisites with FW Cook and decided not to make any changes. WEC Energy Group has a legacy group of executives who are still eligible for gross-ups. We reimburse those executives for taxes paid on income attributable to the financial planning benefits provided to the executives only if the executive uses either of the Company’s identified preferred providers, Annex Wealth Management or AYCO. We believe the use of the preferred financial advisers provides administrative benefits and eases communication between Company personnel and the financial advisers.

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We pay periodic dues and fees for certain club memberships as we have found that the use of these facilities helps foster better customer and community relationships. Officers, including the NEOs, are expected to use clubs for which the Company pays dues primarily for business purposes. We do not pay any additional expenses incurred for personal use of these facilities, and officers are required to reimburse the Company to the extent that it pays for any such personal use. The total annual club dues are included in the "Summary Compensation Table." We do not permit personal use of the airplane available to the Company. We do allow spousal travel if an executive’s spouse is accompanying the executive on business travel and the airplane is not fully utilized by Company personnel. There is no incremental cost to the Company for this travel, other than the reimbursement for taxes paid on imputed income attributable to the executives for this perquisite, as the airplane cost is the same regardless of whether or not an executive’s spouse travels. Any tax reimbursement is subject to the Company’s Tax Gross-Up Policy discussed below.
In addition, each of our executive officers is eligible to participate in an officer life insurance benefit. If an executive officer chooses to participate, upon such officer’s death while employed by the Company, a benefit is paid to his or her designated beneficiary in an amount equal to the value of three times the officer’s base salary at the time of death.

TAX GROSS-UP POLICY
The Compensation Committee adopted a formal policy that prohibits entry into any contract, agreement, or arrangement with any officer of the Company that obligates the Company to pay directly or reimburse the officer for any portion of the officer’s individual tax liability for benefits provided by the Company. Excluded from this policy are (1) agreements or arrangements entered into prior to December 2014 when the policy was adopted, (2) agreements or arrangements entered into prior to, and assumed by the Company in connection with, any merger or acquisition, or (3) plans or policies applicable to Company employees generally.
This policy formalized the Compensation Committee’s policy that had been in place since July 2011 to eliminate tax gross-ups on perquisites provided by the Company to its officers (except to officers who were already receiving gross-ups as of July 2011). Of the NEOs, Messrs. Lauber and Garvin are eligible to receive gross-ups from the Company.

SEVERANCE BENEFITS AND CHANGE IN CONTROL
Messrs. Lauber, Klappa, Garvin and Kuester, and Ms. Liu, have not entered into an employment agreement that provides for severance and change in control benefits. However, they are eligible to participate in the Company’s Severance Pay Plan. Mr. Fletcher is a party to an employment agreement with the Company, which includes severance provisions. Ms. Kelsey's employment agreement also includes a severance provision; however, this benefit expired on September 18, 2020. For a discussion of the severance benefits available under Mr. Fletcher's agreement, and to our executive officers generally, see “Potential Payments upon Termination or Change in Control.”
In addition, our supplemental pension plan provides that in the event of a change in control, participants will be entitled to a lump sum payment of amounts due under the plan if employment is terminated within 18 months of the change in control.

IMPACT OF PRIOR COMPENSATION
The Compensation Committee does not believe it is appropriate to consider the amounts realized or realizable from prior incentive compensation awards when establishing future levels of short-term and long-term incentive compensation.

TAX AND ACCOUNTING CONSIDERATIONS
When reviewing and adjusting the Company’s compensation program, the Compensation Committee considers factors that may have an impact on the Company’s financial performance, including tax and accounting rules. Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that the Company pays to certain covered employees, generally including the NEOs, to
$1 million in any year per person. Although the Compensation Committee takes into consideration the provisions of Section 162(m), it believes that maintaining tax deductibility is only one consideration among many in the design of an effective executive compensation program. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
Ulice Payne, Jr., Committee Chair William M. Farrow III Thomas J. Fischer

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Executive Compensation Tables

The following table summarizes total compensation awarded to, earned by, or paid to WEC Energy Group’s Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO"), and each of the other individuals identified in the table below (the “NEOs”).

SUMMARY COMPENSATION TABLE

							(10)
Name and Principal Position	Year	Salary	Bonus	(5) Stock Awards	(7) Option Awards	(8) Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	(11)(12) All Other Compensation	Total	Total Without Change in Pension Value
		($)	($)	($)	($)	($)	($)	($)	($)	($)
J. Kevin Fletcher President and Chief Executive Officer	2020	1,068,828	—	2,388,372	720,763	2,717,859	11,082,248	158,101	18,136,171	7,098,443
	2019	975,939	—	1,421,449	385,495	2,433,884	3,958,141	87,193	9,262,101	5,349,308
	2018	504,733	—	521,122	109,816	792,078	739,652	52,100	2,719,501	2,023,895
Xia Liu(1) Executive Vice President and CFO	2020	423,519	100,000(3)	1,678,010(3)	456,977	684,975	—	306,688	3,650,169	3,650,169
Scott J. Lauber Senior Executive Vice President and COO	2020	750,923	—	1,354,142	419,612	1,269,733	201,143	101,459	4,097,012	3,918,311
	2019	624,904	—	969,107	262,816	1,012,500	179,895	93,413	3,142,635	2,983,624
	2018	574,711	—	858,790	229,716	952,418	22,857	76,186	2,714,678	2,714,678
Gale E. Klappa Executive Chairman	2020	1,064,570	—	1,838,167	391,576	2,273,906	3,037,770	283,131	8,889,120	5,947,094
	2019	1,039,231	—	1,052,213	285,348	2,147,112	3,319,763	360,277	8,203,944	5,012,243
	2018	1,425,000	—	3,763,383	793,166	3,541,124	158,568	181,752	9,862,993	9,862,993
Margaret C. Kelsey Executive Vice President, General Counsel and Corporate Secretary	2020	564,702	—	734,188	221,561	861,570	2,500	157,591	2,542,112	2,542,112
	2019	540,651	—	638,867	173,264	821,263	162	123,830	2,298,037	2,298,037
	2018	515,000	—	596,445	159,538	746,535	41	88,223	2,105,782	2,105,782
Robert M. Garvin Executive Vice President - External Affairs	2020	487,598	—	554,688	167,396	644,740	97,486	81,927	2,033,835	1,940,242
	2019	457,956	50,000(4)	473,476	128,407	602,869	95,348	79,102	1,887,158	1,795,310
	2018	441,462	—	477,354	127,639	594,226	75,976	74,203	1,790,860	1,717,450
Frederick D. Kuester(2) Senior Executive Vice President	2020	426,124	—	3,714,572(6)	577,896	740,914(9)	1,230,091	219,661	6,909,258	5,697,255
	2019	804,846	—	1,634,632	443,330	1,385,606	1,321,225	151,184	5,740,823	4,448,830
	2018	638,481	—	1,476,294	297,827	1,267,350	33,485	266,998	3,980,435	3,980,435
Note: In order to show the effect that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included an additional column to show total compensation minus the change in pension value. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. The change in pension value is subject to many external variables, such as interest rates, that are not related to Company performance. Therefore, we believe that total compensation minus the change in pension value provides helpful additional information for comparative purposes.
(1)    Ms. Liu was named Executive Vice President and Chief Financial Officer effective June 1, 2020. Therefore, no information has been provided for 2018 and 2019.
(2)    Mr. Kuester retired as Senior Executive Vice President effective July 1, 2020. The Company entered into a Consulting Agreement with Mr. Kuester, effective July 2, 2020 (the "Consulting Agreement").
(3)    In connection with her appointment as Executive Vice President and Chief Financial Officer, Ms. Liu received a signing bonus of $100,000 and a one-time restricted stock award valued at $400,000.
(4)    Reflects the adjustment made by the Compensation Committee to Mr. Garvin's 2019 STPP award to recognize Mr. Garvin's significant individual contributions and commitment to advancing the Company's legislative and regulatory matters in all four state jurisdictions during 2019.
(5)    The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of performance units and/or restricted stock awarded to each NEO in the respective year for which such amounts are reported. The amounts reported for the performance units are based upon the probable outcome as of the grant date of associated performance and market conditions, and are consistent with our estimate, as of the grant date, of aggregate compensation cost to be recognized over the three-year performance period. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon the Company’s performance and the executive’s number of additional years of service with the Company.
The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance and excluding any performance units resulting from short-term dividend equivalents and the Additional Performance Measure, for each of Messrs. Fletcher, Lauber, Klappa, and Garvin, and Mmes. Liu and Kelsey, is $3,395,925, $1,925,471, $946,255, $788,714, $1,817,498, and $1,043,872, respectively, for the 2020 awards. The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance and excluding any performance units resulting from short-term dividend equivalents and the Additional Performance Measure, for each of Messrs. Fletcher, Lauber, and Garvin, and Ms. Kelsey, is $2,021,184, $1,378,021, $673,228, and $908,432, respectively, for the 2019 awards. See “Option Exercises and Stock Vested For Fiscal Year 2020” for the amount of the actual payout with respect to the 2018 award of performance units. Not included are the performance unit awards resulting from short-term

WEC Energy Group	P-58	2021 Proxy Statement

dividend equivalents and/or the Additional Performance Measure that may increase or, in the case of the Additional Performance Measure, decrease these amounts.
(6)    In connection with Mr. Kuester's 2020 retirement, and in light of his many contributions to the success of the Company, including his leadership and oversight of the Company's significant capital plan, the Compensation Committee accelerated the vesting of 20,931 shares of restricted stock previously awarded to him. The fair value associated with this acceleration was $1,799,647, which is included in the reported amount.
(7)    The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of options awarded to each NEO in the respective year for which such amounts are reported. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon Company performance. In accordance with FASB ASC Topic 718, we made certain assumptions in our calculation of the grant date fair value of the stock options. See “Stock Options” in Note 1(n) -- Stock-Based Compensation, in the Notes to Consolidated Financial Statements in our 2020 Annual Report on Form 10-K for a description of these assumptions. For 2020, the assumptions made in connection with the valuation of the stock options are the same as described in Note 1(n).
(8)    Consists of the annual incentive compensation earned under WEC Energy Group’s STPP.
(9)    Represents the prorated amount of the annual incentive compensation earned by Mr. Kuester prior to his 2020 retirement.
(10)    The amounts reported for 2020, 2019, and 2018 reflect the aggregate change in the actuarial present value of each applicable NEO’s accumulated benefit under all defined benefit plans from December 31, 2019 to December 31, 2020, December 31, 2018 to December 31, 2019, and December 31, 2017 to December 31, 2018, respectively. The amounts reported for all three years also include above-market earnings on compensation that is deferred by the NEOs into the Prime Rate Fund under WEC Energy Group’s Executive Deferred Compensation Plan. Above-market earnings represent the difference between the interest rate used to calculate earnings under the Plan and 120% of the applicable federal long-term rate prescribed by the Internal Revenue Code. The amounts earned for 2020 are shown below.

Name	Change in Pension Value	Non-Qualified Deferred Compensation Earnings	Total
	($)	($)	($)
J. Kevin Fletcher	11,037,728	44,520	11,082,248
Xia Liu	—	—	—
Scott J. Lauber	178,701	22,442	201,143
Gale E. Klappa	2,942,026	95,744	3,037,770
Margaret C. Kelsey	—	2,500	2,500
Robert M. Garvin	93,593	3,893	97,486
Frederick D. Kuester	1,212,003	18,088	1,230,091

For 2020, 2019, and 2018, the applicable discount rate used to value pension plan liabilities moved from 3.40% to 2.65%, 4.30% to 3.40%, and 3.65% to 4.30%, respectively. As the discount rate decreases, the Company’s pension funding obligation increases, and vice versa. The changes in the actuarial present values of the NEOs’ pension benefits do not constitute cash payments to the NEOs.
The pension values reported represent only WEC Energy Group’s obligation of the aggregate change in the actuarial present value of each NEO’s accumulated benefit under all defined benefit plans. Messrs. Fletcher, Klappa, and Kuester are entitled to receive pension benefits from prior employers. To the extent such prior employers are unable to pay their pension obligations, WEC Energy Group may be obligated to pay the total amount.
Mr. Fletcher's increase in pension value reflects the increase in his 36 month average compensation as President and CEO, as well as the decrease in the discount rate for 2020.
(11)    During 2020, each NEO received financial planning services and the cost of an annual physical exam; Messrs. Fletcher, Lauber, and Klappa, and Ms. Liu, were provided with membership in a service that provides healthcare and safety management when traveling outside the United States. Although
Mr. Klappa utilized the benefit of spousal travel for business purposes in 2020, there was no associated cost to the Company as Mr. Klappa was not eligible to receive reimbursement for taxes paid on imputed income attributable to him for such travel. Ms. Liu also received relocation benefits in the amount of $42,502 in connection with her move to Milwaukee, Wisconsin
(12)    For Mr. Klappa, the amount reported in All Other Compensation for 2020 includes $25,747 attributable to WEC Energy Group’s Directors’ Charitable Awards Program in connection with Mr. Klappa’s service on the Company’s Board. See “Director Compensation” for a description of the Directors’ Charitable Awards Program.
All Other Compensation for Messrs. Fletcher, Lauber, Klappa, and Garvin, and Mmes. Liu and Kelsey, for 2020 also consists of:
•Employer matching of contributions into the WEC Energy Group 401(k) plan in the amount of $11,400 for Messrs. Fletcher, Lauber, Klappa, Garvin and Kuester, and Ms. Kelsey, and $4,615 for Ms. Liu;
•Employer contributions into the WEC Energy Group 401(k) plan in the amount of $17,100 for Messrs. Klappa and Kuester, and Mmes. Liu and Kelsey, and into the WEC Energy Group Non-Qualified Retirement Savings Plan in the amount of $7,477 for Ms. Liu, $177,011 for Mr. Klappa, $66,835 for Ms. Kelsey, and $93,818 for Mr. Kuester. These payments are in lieu of participation in the Company’s pension plan;
•“Make-whole” payments under the Executive Deferred Compensation Plan that provides a match at the same level as the WEC Energy Group 401(k) plan (4% for up to 7% of wages) for all deferred salary and bonus not otherwise eligible for a match in the amounts of $129,653 for Mr. Fletcher, $59,619 for Mr. Lauber, $35,652 for Mr. Klappa, $44,557 for Ms. Kelsey, and $34,649 for Mr. Garvin;
•Retirement income supplement contributed to a nonqualified account in the amount of $225,000 for Ms. Liu. See "Ms. Liu's Retirement Income Supplement" on page P-65 for a description of this benefit;
•Payments totaling $89,536 to Mr. Kuester under his Consulting Agreement; and
•Tax reimbursements or “gross-ups” for all applicable perquisites in the amount of $13,963 and $16,862 for Messrs. Lauber and Garvin, respectively.

WEC Energy Group	P-59	2021 Proxy Statement

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2020
The following table shows additional data regarding incentive plan awards to the NEOs in 2020.

Name	Grant Date	Action Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards (5)			Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Number of Securities Underlying Options (#)	Exercise or Base Price (6) ($/Sh)	Closing Market Price ($/Sh)
J. Kevin Fletcher	1/16/20	—	329,438	1,317,750	2,767,275	—	—	—	—	—	—	—	—
	1/2/20	12/5/19	—	—	—	5,303	21,211	37,119	—	—	—	—	1,940,541
	1/2/20	12/5/19	—	—	—	—	—	—	4,895	—	—	—	447,831
	1/2/20	12/5/19	—	—	—	—	—	—	—	66,614	91.4875	90.67	720,763
Xia Liu	3/31/20	—	83,027	332,109	697,429	—	—	—	—	—	—	—	—
	6/1/20	3/31/20	—	—	—	2,813	11,250	19,688	—	—	—	—	1,038,544
	6/1/20	3/31/20	—	—	—	—	—	—	6,927	—	—	—	639,466
	6/1/20	3/31/20	—	—	—	—	—	—	—	36,705	92.315	93.13	456,977
Scott J. Lauber	1/16/20	—	153,907	615,628	1,292,819	—	—	—	—	—	—	—	—
	1/2/20	12/5/19	—	—	—	2,581	10,323	18,065	—	—	—	—	944,425
	1/2/20	12/5/19	—	—	—	—	—	—	2,382	—	—	—	217,923
	1/2/20	12/5/19	—	—	—	—	—	—	—	32,420	91.4875	90.67	350,784
	7/1/20	6/29/20	—	—	—	440	1,760	3,080	—	—	—	—	155,844
	7/1/20	6/29/20	—	—	—	—	—	—	406	—	—	—	35,950
	7/1/20	6/29/20	—	—	—	—	—	—	—	5,750	88.5475	89.33	68,828
Gale E. Klappa	1/16/20	—	275,625	1,102,500	2,315,250	—	—	—	—	—	—	—	—
	1/2/20	12/5/19	—	—	—	1,478	5,910	10,343	—	—	—	—	540,691
	1/2/20	12/5/19	—	—	—	—	—	—	14,182	—	—	—	1,297,476
	1/2/20	12/5/19	—	—	—	—	—	—	—	36,190	91.4875	90.67	391,576
Margaret C. Kelsey	1/16/20	—	104,433	417,731	877,235	—	—	—	—	—	—	—	—
	1/2/20	12/5/19	—	—	—	1,630	6,520	11,410	—	—	—	—	596,499
	1/2/20	12/5/19	—	—	—	—	—	—	1,505	—	—	—	137,689
	1/2/20	12/5/19	—	—	—	—	—	—	—	20,477	91.4875	90.67	221,561
Robert M. Garvin	1/16/20	—	78,150	312,601	656,462	—	—	—	—	—	—	—	—
	1/2/20	12/5/19	—	—	—	1,232	4,926	8,621	—	—	—	—	450,667
	1/2/20	12/5/19	—	—	—	—	—	—	1,137	—	—	—	104,021
	1/2/20	12/5/19	—	—	—	—	—	—	—	15,471	91.4875	90.67	167,396
Frederick D. Kuester	1/16/20	—	89,808	359,231	754,385	—	—	—	—	—	—	—	—
	1/2/20	12/5/19	—	—	—	—	—	—	20,931	—	—	—	1,914,925
	1/2/20	12/5/19	—	—	—	—	—	—	—	53,410	91.4875	90.67	577,896

(1)    On December 5, 2019, the Compensation Committee awarded the annual 2020 option, restricted stock, and performance unit grants effective the first trading day of 2020 (January 2, 2020). On March 31, 2020, the Compensation Committee awarded stock option, restricted stock, and performance unit grants effective June 1, 2020, to Ms. Liu. In addition, in connection with Mr. Lauber's appointment as Chief Operating Officer, on June 29, 2020, the Compensation Committee awarded Mr. Lauber stock option, restricted stock, and performance unit grants effective July 1, 2020.
(2)    Non-equity incentive plan awards consist of annual incentive awards under WEC Energy Group’s STPP. For a more detailed description of the STPP, see the Compensation Discussion and Analysis. For Mr. Kuester, these represent prorated amounts to account for his 2020 retirement.
(3)    Consists of performance units awarded under the WEC Energy Group Performance Unit Plan. WEC Energy Group’s Performance Unit Plan provides for short-term dividend equivalents. The number of performance units awarded will be increased as of any date that WEC Energy Group declares a cash dividend on its common stock by the amount of short-term dividend equivalents awarded. In effect, short-term dividend equivalents will be credited and accumulated as reinvested dividends on each performance unit so that the performance units and accumulated dividends will be paid out at the end of the performance units’ three-year performance period, contingent upon the Company’s performance. Therefore, the number of performance units reported at each of the threshold, target, and maximum levels in this table will increase by the number of short-term dividend equivalents earned. In addition, these amounts do not reflect any potential impact of the Company’s performance against the Additional Performance Measure. For a more detailed description of the performance units, short-term dividend equivalents, and Additional Performance Measure, see the Compensation Discussion and Analysis.
(4)    Consists of restricted stock awarded under the 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the restricted stock, see the Compensation Discussion and Analysis.
(5)    Consists of non-qualified stock options to purchase shares of WEC Energy Group common stock pursuant to the 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the options, see the Compensation Discussion and Analysis.
(6)    The exercise price of the option awards is equal to the fair market value of WEC Energy Group’s common stock on the date of grant. Fair market value is the average of the high and low prices of WEC Energy Group common stock, which is listed on the New York Stock Exchange, reported by Bloomberg, LLP on the grant date.

WEC Energy Group	P-60	2021 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2020
The following table reflects the number and value of exercisable and unexercisable options as well as the number and value of other equity awards held by the NEOs at fiscal year-end 2020.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2) (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3) ($)
J. Kevin Fletcher	17,345	—	—	58.305	1/3/27	—	—	—	—
	—	16,055	—	66.015	1/2/28	—	—	—	—
	—	44,825	—	68.175	1/2/29	—	—	—	—
	—	66,614	—	91.4875	1/2/30	—	—	—	—
	—	—	—	—	—	7,994	735,688	—	—
	—	—	—	—	—	—	—	32,506	2,991,527
	—	—	—	—	—	—	—	22,515	2,072,055
Xia Liu	—	36,705	—	92.315	6/1/30	—	—	—	—
	—	—	—	—	—	6,927	637,492	—	—
	—	—	—	—	—	—	—	11,781	1,084,205
Scott J. Lauber	5,000	—	—	41.025	1/2/24	—	—	—	—
	5,330	—	—	52.895	1/2/25	—	—	—	—
	6,720	—	—	50.925	1/4/26	—	—	—	—
	17,320	—	—	58.305	1/3/27	—	—	—	—
	—	26,465	—	66.015	1/2/28	—	—	—	—
	—	30,560	—	68.175	1/2/29	—	—	—	—
	—	32,420	—	91.4875	1/2/30	—	—	—	—
	—	5,750	—	88.5475	7/1/30	—	—	—	—
	—	—	—	—	—	5,378	494,937	—	—
	—	—	—	—	—	—	—	22,162	2,039,569
	—	—	—	—	—	—	—	12,801	1,178,076
Gale E. Klappa	50,000	—	—	52.895	1/2/25	—	—	—	—
	46,074	—	—	50.925	1/4/26	—	—	—	—
	—	115,960	—	66.015	1/2/28	—	—	—	—
	—	33,180	—	68.175	1/2/29	—	—	—	—
	—	36,190	—	91.4875	1/2/30	—	—	—	—
	—	—	—	—	—	14,182	1,305,169	—	—
	—	—	—	—	—	—	—	6,273	577,304
Margaret C. Kelsey	—	18,380	—	66.015	1/2/28	—	—	—	—
	—	20,147	—	68.175	1/2/29	—	—	—	—
	—	20,477	—	91.4875	1/2/30	—	—	—	—
	—	—	—	—	—	3,242	298,361	—	—
	—	—	—	—	—	—	—	14,610	1,344,558
	—	—	—	—	—	—	—	6,921	636,940
Robert M. Garvin	14,270	—	—	52.895	1/2/25	—	—	—	—
	17,210	—	—	50.925	1/4/26	—	—	—	—
	14,185	—	—	58.305	1/3/27	—	—	—	—
	—	14,705	—	66.015	1/2/28	—	—	—	—
	—	14,931	—	68.175	1/2/29	—	—	—	—
	—	15,471	—	91.4875	1/2/30	—	—	—	—
	—	—	—	—	—	2,457	226,118	—	—
	—	—	—	—	—	—	—	10,828	996,501
	—	—	—	—	—	—	—	5,229	481,225
Frederick D. Kuester	53,410	—	—	91.4875	1/2/30	—	—	—	—
	—	—	—	—	—	—	—	—	—

(1)    All options reported in this column were granted ten years prior to their respective expiration date and vest 100% on the third anniversary of the grant date.
(2)    Effective January 2, 2018, Messrs. Fletcher, Lauber, and Garvin, and Ms. Kelsey, were granted restricted stock awards of 1,479; 2,439; 1,356; and 1,695 shares, respectively, which began vesting in three equal annual installments on January 2, 2019. Effective January 2, 2019, Messrs. Fletcher, Lauber, and Garvin, and Ms. Kelsey, were granted restricted stock awards of 3,909; 2,665; 1,302; and 1,757 shares, respectively, which began vesting in three equal annual installments on January 2, 2020. Effective January 2, 2020, Messrs. Fletcher, Lauber, and Garvin, and Ms. Kelsey, were granted restricted stock awards of 4,895; 2,382; 1,137; and 1,505 shares, respectively, which began vesting in three equal annual installments on January 2, 2021. Effective

WEC Energy Group	P-61	2021 Proxy Statement

January 2, 2020, Messrs. Klappa and Kuester were granted restricted stock awards of 14,182 and 20,931 shares, respectively. Mr. Klappa's 2020 restricted stock grant vested 100% on January 2, 2021. In connection with his retirement effective July 1, 2020, the Compensation Committee accelerated the vesting of all of Mr. Kuester's unvested restricted stock. Effective June 1, 2020, Ms. Liu was granted a restricted stock award of 6,927 shares, which will begin vesting in three equal annual installments on June 1, 2021. Effective July 1, 2020, Mr. Lauber was granted a restricted stock award of 406 shares, which will begin vesting in three equal annual installments on July 1, 2021. The vesting of the restricted stock granted to Messrs. Fletcher, Lauber, and Garvin, and Mmes. Liu and Kelsey, may be accelerated in connection with a termination of employment due to a change in control, death or disability, or by action of the Compensation Committee.
(3)    The number of performance units reported were awarded in 2019 (first line) and 2020 (second line) and vest at the end of the three-year performance period ending December 31, 2021 and December 31, 2022, respectively. The number of performance units reported and their corresponding value are based upon a payout at the maximum amount for 2019 and target amount for 2020. The number and value of the 2019 performance units includes performance units resulting from the grant of short-term dividend equivalents and achievement of the Additional Performance Measure in 2019 and 2020. The number and value of the 2020 performance units includes performance units resulting from the grant of short-term dividend equivalents and achievement of the Additional Performance Measure in 2020.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2020
This table shows the number and value of (1) stock options that were exercised by the NEOs, (2) restricted stock awards that vested, and (3) performance units that vested in 2020.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3)(4) ($)
J. Kevin Fletcher	—	—	2,370	216,612
	—	—	11,179	1,028,793
Xia Liu	—	—	—	—
	—	—	—	—
Scott J. Lauber	—	—	2,274	207,829
	—	—	18,419	1,695,143
Gale E. Klappa	144,756	7,407,974	15,434	1,412,018
	—	—	—	—
Margaret C. Kelsey	—	—	1,150	105,211
	—	—	12,791	1,177,138
Robert M. Garvin	58,575	3,701,992	1,355	123,791
	—	—	10,238	942,191
Frederick D. Kuester	101,605	4,146,295	44,908 (5)	4,046,984 (5)
	—	—	—	—

(1)    Value realized upon the exercise of options is determined by multiplying the number of shares received upon exercise by the difference between the market price of WEC Energy Group common stock at the time of exercise and the exercise price.
(2)    Reflects the number of shares of restricted stock that vested in 2020 (first line) and the number of performance units that vested as of
December 31, 2020, the end of the applicable three-year performance period (second line). The performance units were settled in cash.
(3)    Restricted stock value realized is determined by multiplying the number of shares of restricted stock that vested by the fair market value of
WEC Energy Group common stock on the date of vesting. We compute fair market value as the average of the high and low prices of
WEC Energy Group common stock reported by Bloomberg, LLP on the vesting date.
(4)    Performance unit value realized is determined by multiplying the number of performance units that vested by the closing market price of
WEC Energy Group common stock on December 31, 2020, the last trading day of the year.
(5)    Includes 20,931 shares of restricted stock for which the Compensation Committee accelerated vesting effective July 1, 2020. The value realized by Mr. Kuester in connection with this acceleration was $1,853,388, and was determined using the average of the high and low prices of
WEC Energy Group common stock on July 1, 2020.

WEC Energy Group	P-62	2021 Proxy Statement

PENSION BENEFITS AT FISCAL YEAR-END 2020
The following table sets forth information for each NEO regarding their pension benefits at fiscal year-end 2020 under WEC Energy Group’s three different retirement plans discussed below.

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (5)(6) ($)	Payments During Last Fiscal Year (7) ($)
J. Kevin Fletcher	WEC Energy Group Plan	9.17	195,511	—
	SERP	9.17	636,743	—
	Individual Letter Agreement	43.75	19,894,812	—
Xia Liu(2)	WEC Energy Group Plan	—	—	—
	SERP	—	—	—
	Individual Letter Agreement	—	—	—
Scott J. Lauber	WEC Energy Group Plan	30.50	714,792	—
	SERP	30.50	293,793	—
	Individual Letter Agreement	—	—	—
Gale E. Klappa(3)	WEC Energy Group Plan	13.0	294,734	—
	SERP	—	3,505,479	263,731
	Individual Letter Agreement	38.67	24,585,168	1,849,639
Margaret C. Kelsey(2)	WEC Energy Group Plan	—	—	—
	SERP	—	—	—
	Individual Letter Agreement	—	—	—
Robert M. Garvin	WEC Energy Group Plan	9.67	203,958	—
	SERP	9.67	432,906	—
	Individual Letter Agreement	9.67	82,488	—
Frederick D. Kuester(4)	WEC Energy Group Plan	—	—	—
	SERP	9.17	955,149	61,739
	Individual Letter Agreement	40.33	10,238,098	661,782
(1)Years of service are computed as of December 31, 2020, the pension plan measurement date used for financial statement reporting purposes.
Mr. Fletcher has been credited with 34.58 years of service pursuant to the terms of his Individual Letter Agreement ("ILA"). Prior to his retirement in
May 2016, Mr. Klappa was credited with 25.67 years of service pursuant to the terms of his ILA. Prior to his 2013 retirement, Mr. Kuester was credited with 31.16 years of service pursuant to the terms of his ILA. The increase in the aggregate amount of each of Messrs. Fletcher's, Klappa’s, and Kuester’s accumulated benefit under all of WEC Energy Group’s retirement plans resulting from the additional years of credited service is $15,861,467, $20,981,171, and $8,192,804, respectively.
(2)Mmes. Liu and Kelsey are not eligible to receive pension benefits under the WEC Energy Group Plan.
(3)Upon his retirement in May 2016, Mr. Klappa’s ILA terminated. At that time, the number of years of credited service and the accumulated benefit effectively transferred to the WEC Energy Group Plan and the SERP. Payments related to the ILA were actually paid under the WEC SERP.
Mr. Klappa is not accruing additional benefits under these plans in connection with his current service.
(4)Upon his 2013 retirement, Mr. Kuester’s ILA terminated. At that time, the number of years of credited service and the accumulated benefit effectively transferred to the WEC Energy Group Plan and the SERP. Payments related to the ILA were actually paid under the WEC SERP. Mr. Kuester is not accruing additional benefits under these plans in connection with his current service.
(5)The key assumptions used in calculating the actuarial present values reflected in this column are:
•Earliest projected unreduced retirement age based upon projected service:
–For Mr. Fletcher, age 65.
–For Mr. Lauber, age 60.
–For Mr. Klappa, age 65.67 (actual age at retirement in 2016).
–For Mr. Garvin, age 54.75.
–For Mr. Kuester, age 62.42 (actual age at retirement in 2013).
•Discount rate of 2.65%.
•Cash balance interest crediting rate of 5.00%.
•Form of payment:
–Mr. Fletcher: WEC Energy Group Plan 50% lump sum / 50% life annuity; SERP and ILA - Life annuity
–Mr. Lauber: WEC Energy Group Plan 50% lump sum / 50% life annuity; SERP - Ten Year Annual Installment
–Mr. Klappa's actual form of payment elected at retirement: WEC Energy Group Plan, SERP, and ILA - Single Life annuity
–Mr. Garvin: WEC Energy Group Plan 50% lump sum / 50% life annuity; SERP and ILA - Five Year Annual Installment.
–Mr. Kuester's actual form of payment elected at retirement: WEC Energy Group Plan - Lump Sum; SERP and ILA - 50% Joint & Survivor annuity
•Mortality Table for life annuity - Pri-2012/ Male/White Collar as published by the Society of Actuaries with modified MP2020 projection.
(6)WEC Energy Group’s pension benefit obligations to Messrs. Fletcher, Klappa, and Kuester will be partially offset by pension benefits they are entitled to receive from their former employers. The amounts reported for Messrs. Fletcher, Klappa, and Kuester represent only WEC Energy Group’s obligation of the aggregate actuarial present value of each of their accumulated benefit under all of the plans. The total aggregate actuarial present value of each of Messrs. Fletcher’s, Klappa’s, and Kuester’s accumulated benefit under all of the plans is $23,765,007, $33,244,305, and $14,665,203, respectively, $3,037,941, $4,858,924, and $3,471,956 of which we estimate the prior employer is obligated to pay. If Messrs. Fletcher, Klappa, and Kuester’s former employer becomes unable to pay its portion of his respective accumulated pension benefit, WEC Energy Group may be obligated to pay the total amount.
(7)Messrs. Klappa and Kuester continued to receive retirement benefits under the SERP; however, payments under the WEC Energy Group Plan were suspended for Mr. Klappa at the time he resumed his role as an executive officer with the Company. Mr. Kuester’s entire WEC Energy Group Plan balance was previously paid in the form of a lump sum; therefore no further benefit exists for him in this plan.

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RETIREMENT PLANS
WEC Energy Group maintains four different plans providing for retirement payments and benefits for the NEOs: a defined benefit pension plan of the cash balance type (“WEC Energy Group Plan”); a supplemental executive retirement plan (“SERP”); ILAs; and the WEC Energy Group Retirement Savings Plan, which is a 401(k) plan, for those individuals who are not eligible to participate in the WEC Energy Group Plan. The compensation currently considered for purposes of the retirement plans (other than the WEC Energy Group Plan and SERP) for Mr. Fletcher is $2,140,683. This amount represents the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. For Messrs. Lauber and Garvin, the compensation considered for purposes of the retirement plans is $1,775,481 and $1,151,234, respectively, of which $285,000 is applied to the WEC Energy Group Plan and the remainder to the SERP. These amounts represent their 2020 base salary, plus their 2019 STPP award paid in 2020. As of December 31, 2020, Messrs. Fletcher, Lauber, and Garvin currently have or are considered to have 43.75, 30.5, and 9.67 credited years of service, respectively, under the various plans described below. Messrs. Lauber and Garvin were not granted additional years of credited service.
See below for a discussion of the contributions made to the WEC Energy Group Retirement Savings Plan on behalf of Messrs. Klappa and Kuester, and Mmes. Liu and Kelsey, who do not participate in the WEC Energy Group Plan.
The WEC Energy Group Plan
Many of our regular full-time and part-time employees, including several of the NEOs, participate in the WEC Energy Group Plan. The WEC Energy Group Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the WEC Energy Group Plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the WEC Energy Group Plan as of December 31, 1995, received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.
The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 through 2007, a participant received annual credits to the account equal to 5% of base pay (including WEC Energy Group 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. From 2008 through 2013, the interest credit percentage was set at either the long-term corporate bond third segment rate, published by the Internal Revenue Service, or 4%, whichever was greater.
Effective January 1, 2014, participants receive an annual credit to the account equal to 6% of base pay (including WEC Energy Group 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to a 5% fixed rate. For participants in the WEC Energy Group Plan on December 31, 2007 and December 31, 2013, their WEC Energy Group Plan benefit will never be less than the benefit accrued as of December 31, 2007 and December 31, 2013, respectively. The WEC Energy Group Plan benefit will be calculated under all three formulas to provide participants with the greater benefit; however, in calculating a participant’s benefit accrued as of December 31, 2007 and December 31, 2013, interest credits as defined under each of the prior WEC Energy Group Plan formulas will be taken into account but not any additional pay credits.
Participants who were “grandfathered” as of December 31, 1995, as discussed below, will still receive the greater of the grandfathered benefit or the cash balance benefit.
The life annuity payable under the WEC Energy Group Plan is determined by converting the hypothetical account balance credits into annuity form.
Individuals who were participants in the WEC Energy Group Plan on December 31, 1995 were “grandfathered” so that they will not receive any lower retirement benefit than would have been provided under the formula in effect through December 31, 1995, had it continued. This amount continued to increase until December 31, 2010, at which time it was frozen. Upon retirement, participants will receive the greater of this frozen amount or the accumulated cash balance.
For Mr. Lauber, estimated benefits under the grandfathered formula are higher than under the cash balance plan formula. Messrs. Fletcher and Garvin do not participate in the grandfathered formula.
Under the WEC Energy Group Plan, participants receive unreduced pension benefits upon reaching one of the following three thresholds: (1) age 65; (2) age 62 with 30 years of service; or (3) age 60 with 35 years of service.
Pursuant to the Internal Revenue Code, only $285,000 of pension eligible earnings (base pay and annual incentive compensation) could be considered for purposes of the WEC Energy Group Plan in 2020.

WEC Energy Group	P-64	2021 Proxy Statement

Supplemental Executive Retirement Plans and Individual Letter Agreements
Designated officers of WEC Energy Group, including all of the NEOs (other than Mmes. Liu and Kelsey) participate in the SERP, which is part of the Supplemental Pension Plan (the “SPP”) adopted to comply with Section 409A of the Internal Revenue Code. The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, in an amount equal to the difference between the actual pension benefit payable under the WEC Energy Group Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation, including amounts deferred to the WEC Energy Group Executive Deferred Compensation Plan. Except for a “change in control” of WEC Energy Group, as defined in the SPP, and pursuant to the terms of the ILAs discussed below, no payments are made until after the participant’s retirement at or after age 60 or death. If a participant in the SERP dies prior to age 60, his or her beneficiary is entitled to receive retirement benefits under the SERP. Although Messrs. Klappa and Kuester remain participants in the SPP, they no longer accrue any benefits under the plan as a result of their earlier retirements in 2016 and 2013, respectively.
WEC Energy Group entered into an agreement with Mr. Fletcher when he first commenced employment in 2011 to provide him with supplemental retirement benefits upon his retirement, provided he completed one year of service with the Company. The supplemental retirement payments are intended to make the total retirement benefits payable to Mr. Fletcher comparable to that which would have been received under his prior employer’s defined benefit pension plan, calculated without regard to Internal Revenue Code limits, and as if Mr. Fletcher’s employment continued with the prior employer and the defined benefit formula then in effect under the prior employer’s plan continued to his retirement. The retirement benefits payable as a result of this agreement will be offset by the value of any qualified and non-qualified defined benefit pension plan of the prior employer.
WEC Energy Group entered into an individual letter agreement with Mr. Klappa when he first commenced employment in 2003 to provide him with supplemental retirement benefits upon retirement at or after age 60. The supplemental retirement payments are intended to make the total retirement benefits payable to Mr. Klappa comparable to that which would have been received under the WEC Energy Group Plan as in effect on December 31, 1995, had the defined benefit formula then in effect continued until his retirement, calculated without regard to Internal Revenue Code limits, and as if Mr. Klappa had started participation in the WEC Energy Group Plan at age 27. As a result, pursuant to the terms of the agreement, which terminated upon Mr. Klappa’s retirement in May 2016, Mr. Klappa had 38.67 years of credited service under the WEC Energy Group Plan and the SERP upon his retirement.
WEC entered into an individual letter agreement with Mr. Kuester when he first commenced employment in 2003 that was similar to Mr. Klappa’s agreement to provide him with supplemental retirement benefits upon retirement at or after age 60. Pursuant to the terms of the agreement, which terminated upon Mr. Kuester’s first retirement in January 2013, Mr. Kuester’s benefits under the WEC Energy Group Plan and the SERP are being paid under the prior plan benefit formula as in effect on December 1, 1995, and as if Mr. Kuester had started with WEC Energy Group at age 22. As a result, Mr. Kuester had 40.33 years of credited service under the WEC Energy Group Plan and the SERP upon his retirement in January 2013.
The Company entered into an agreement with Mr. Garvin when he was hired in April 2011 that provides for a supplemental pension benefit account, which was credited with $50,000. This account is credited with interest annually at the same rate as the WEC Energy Group Plan. The account balance will vest at the earliest to occur of Mr. Garvin attaining age 60 or completion of 10 years of service.
The purpose of these agreements was to ensure that Messrs. Fletcher, Klappa, Garvin, and Kuester did not lose pension earnings by joining the executive management team at WEC Energy Group they otherwise would have received from their former employers. Without providing a means to retain these pension benefits, it would have been difficult for WEC Energy Group to attract these officers.
The SPP provides for a mandatory lump sum payment upon a change in control if the executive’s employment is terminated within 18 months after the change in control. The Wisconsin Energy Corporation 2014 Rabbi Trust, a grantor trust, funds certain non-qualified benefits, including the SPP and the ILAs, as well as the Executive Deferred Compensation Plan and the Directors’ Deferred Compensation Plan. See “Potential Payments upon Termination or Change in Control” later in this proxy statement for additional information.
Ms. Liu's Retirement Income Supplement
WEC Energy Group entered into an employment agreement with Ms. Liu when she commenced employment in June 2020 that provides for a retirement income supplement. Pursuant to the agreement, WEC Energy Group will credit $225,000 annually to a nonqualified account. The annual credit plus interest will continue until the year in which Ms. Liu ceases employment or reaches age 62. The balance at separation or age 62 will be frozen and will not exceed $3,000,000. On January 1 of each year, the account will be credited with interest at the annual average prime rate, not to exceed 5%. Amounts credited to the account will vest at age 55, and will be distributed at Ms. Liu’s retirement or other separation. Administration of this benefit is intended to comply with Section 409A of the Internal Revenue Code. The purpose of providing this benefit under Ms. Liu's agreement was to ensure that she did not lose retirement benefits by joining the executive management team at the Company she otherwise would have accrued and received from her former employer.

WEC Energy Group	P-65	2021 Proxy Statement

WEC Energy Group Retirement Savings Plan
Effective January 1, 2015, all newly hired management employees, including executive officers, will receive an annual contribution equal to 6% of pension-eligible wages from the Company into WEC Energy Group’s 401(k) plan rather than participate in the WEC Energy Group Plan. Pension-eligible wages consist of annual base salary and STPP payouts. In connection with this plan, the Compensation Committee adopted the WEC Energy Group Non-Qualified Retirement Savings Plan which provides “make-whole” benefits to address Internal Revenue Code limits on the amount of money that can be contributed to a 401(k) plan.
Since Messrs. Klappa and Kuester are considered new employees, they no longer accrue additional benefits under the WEC Energy Group Plan. Mr. Klappa, along with Mmes. Liu and Kelsey, are entitled to receive Company contributions to the 401(k) plan and Non-Qualified Retirement Savings Plan. Mr. Kuester accrued benefits in these two plans until his retirement on July 1, 2020.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2020
The following table reflects activity by the NEOs during 2020 in WEC Energy Group’s Executive Deferred Compensation Plan discussed below.

Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End (2)
	($)	($)	($)	($)	($)
J. Kevin Fletcher	1,326,185	129,653	167,061	—	5,148,421
Xia Liu	—	—	—	—	—
Scott J. Lauber	334,005	59,619	118,491	—	2,621,236
Gale E. Klappa	65,019	35,652	224,664	1,034,434	5,465,292
Margaret C. Kelsey	97,924	44,557	4,651	—	511,821
Robert M. Garvin	80,586	34,649	32,356	—	1,176,698
Frederick D. Kuester	—	—	32,604	311,350	622,700
(1)All of the amounts are reported as compensation in the "Summary Compensation Table" of this proxy statement.
(2)$1,809,872, $710,303, $7,107,296, $484,544, $2,350,309, and $108,459 of the reported amounts were reported as compensation in the Summary Compensation Tables in prior proxy statements for Messrs. Fletcher, Lauber, Klappa, Garvin, and Kuester, and Ms. Kelsey, respectively. Ms. Liu became a named executive officer in 2020; therefore, no amounts were previously reported in prior proxy statements for her. The amounts reported in this column for Messrs. Klappa and Kuester are lower than these previously reported amounts because Messrs. Klappa and Kuester have been receiving distributions under the WEC Energy Group Executive Deferred Compensation Plan. The amount for Ms. Kelsey includes a $150,000 contribution from WEC Energy Group in 2017 that vested in 2020 upon Ms. Kelsey’s third anniversary with the Company.

Executive Deferred Compensation Plan
WEC Energy Group maintains two executive deferred compensation plans in which the NEOs participate: the Legacy WEC Energy Group Executive Deferred Compensation Plan (the “Legacy EDCP”), and the WEC Energy Group Executive Deferred Compensation Plan (the “EDCP”) adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. The Legacy EDCP provides that (1) amounts earned, deferred, vested, credited, and/or accrued as of December 31, 2004 are preserved and frozen (subject to appreciation in value of such amounts) so that these amounts are exempt from Section 409A and (2) no new employees may participate in the Legacy EDCP as of January 1, 2005. Since January 1, 2005, all deferrals have been made to the EDCP. The provisions of the EDCP as in effect on December 31, 2020 are described below, as are the payout provisions of the Legacy EDCP.
The EDCP. Under the plan, a participant may defer up to 50% of his or her base salary, annual incentive compensation and vested awards of performance units. Stock option gains and vested restricted stock may not be deferred into the EDCP. Generally, deferral elections are made annually by each participant for the upcoming plan year. The Company maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, the Company may also credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching is determined by a formula taking into account the matching rate applicable under the Company’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching, and the amount of eligible compensation actually deferred. Also, in our discretion, the Company may credit any other amounts, as appropriate, to each participant’s account.
Participants may elect to participate in the WEC Energy Group Common Stock Fund and/or the Prime Rate Fund. The Company tracks each participant’s account balance as though the balance was actually invested in these funds. Fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among the two measurement funds. Contributions and deductions may be made to each participant’s account based on the performance of the measurement fund(s) elected.

WEC Energy Group	P-66	2021 Proxy Statement

The annual rate of return for the calendar year ended December 31, 2020 for the WEC Energy Group Common Stock Fund and the Prime Rate Fund was (.21%) and 3.62%, respectively.
Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may periodically make changes to their measurement fund elections.
At the time of his or her deferral election, each participant may designate a prospective payout election for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout. Amounts deferred into the EDCP may not be withdrawn at the discretion of the participant and a change to the designated payout delays the initial payment at least five years beyond the originally designated payout date. In addition, the Company may not limit payout amounts in order to deduct such amounts under Section 162(m) of the Internal Revenue Code.
The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Disability is not itself a payment event until the participant terminates employment with WEC Energy Group or its subsidiaries. A participant’s account balance will be paid out in a lump sum if the participant separates from service with WEC Energy Group or its subsidiaries within 18 months after a change in control of WEC Energy Group, as defined in the plan. The deferred amounts will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.
The Legacy EDCP. At the time of his or her deferral election, each participant designated a prospective payout election for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout. A participant may elect, at any time, to withdraw part (a minimum of $25,000) or all of his or her account balance, subject to a withdrawal penalty of 10%. Payout amounts may be limited to the extent to which they are deductible by the Company under Section 162(m) of the Internal Revenue Code.
The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Any participant who suffers from a continued disability will be entitled to the benefits of plan participation unless and until the committee administering the plan determines that the participant has been terminated for purposes of continued participation in the plan. Upon any such determination, the disabled participant is paid out as though the participant had retired. Except in certain limited circumstances, participants’ account balances will be paid out in a lump sum (1) upon the occurrence of a change in control, as defined in the plan, or (2) upon any downgrade of the Company’s senior debt obligations to less than “investment grade.” The deferred amounts will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation payable to each of our NEOs in the event of termination of each executive’s employment. These amounts are in addition to each NEO’s aggregate balance in the EDCP at fiscal year-end 2020, as reported in the "Aggregate Balance at Last Fiscal Year-End" column under “Nonqualified Deferred Compensation for Fiscal Year 2020.” The amount of compensation payable to each NEO upon voluntary termination, normal retirement, for-cause termination, involuntary termination (by the Company for any reason other than cause, death or disability or by the executive for “good reason”), termination following a “change in control,” disability, and death are set forth below. The amounts shown assume that such termination was effective as of December 31, 2020 and include amounts earned through that date, and are estimates of the amounts which would be paid out to the NEOs upon termination. The amounts shown under “Normal Retirement” assume the NEOs were retirement eligible with no reduction of retirement benefits. The amounts shown under “Termination Upon a Change in Control” assume the NEOs terminated employment as of December 31, 2020, which was within 18 months of a change in control of WEC Energy Group. The amounts reported in the row titled “Retirement Plans” in each table below are not in addition to the amounts reflected under “Pension Benefits at Fiscal Year-End 2020.” The actual amounts to be paid out can only be determined at the time of an officer’s termination of employment.
Payments Made Upon Voluntary Termination or Termination for Cause, Death or Disability
In the event a NEO voluntarily terminates employment or is terminated for cause, death, or disability, the officer will receive:
•accrued but unpaid base salary and, for termination by death or disability, prorated annual incentive compensation;
•401(k) plan and EDCP account balances;
•the WEC Energy Group Plan cash balance;
•in the case of death or disability, full vesting in all outstanding stock options, restricted stock, and performance units (otherwise, the ability to exercise already vested options within three months of termination) as well as vesting in the SERP and ILAs; and
•if voluntary termination occurs after age 60, such termination is treated as a normal retirement.

WEC Energy Group	P-67	2021 Proxy Statement

NEOs are also entitled to the value of unused vacation days, if any, and for termination by death, benefits payable under the officer life insurance benefit if the NEO participates in such benefit.
Payments Made Upon Normal Retirement
In the event of the retirement of a NEO, the officer will receive:
•accrued but unpaid base salary and prorated annual incentive compensation;
•full vesting in all outstanding stock options and a prorated amount of performance units;
•full vesting in all retirement plans, including the WEC Energy Group Plan, SERP, and ILAs (Ms. Liu would be entitled to full vesting of her retirement income supplement);
•401(k) plan and EDCP account balances; and
•the value of unused vacation days, if any.
In addition to the receipt of these benefits by Mr. Kuester, in connection with his retirement on July 1, 2020, the Compensation Committee accelerated the vesting of 20,931 shares of restricted stock. See “Summary Compensation Table” above for information regarding Mr. Kuester's prorated annual incentive compensation. See “Options Exercised and Stock Vested for Fiscal Year 2020” for additional information regarding the vesting of Mr. Kuester's restricted stock. The value of stock options that vested upon Mr. Kuester's 2020 retirement (based on the excess of the market price of the Company's common stock on July 1, 2020 over the exercise price of such options) was $2,559,154.

Payments Made Under Employment Agreement Upon a Change in Control, Involuntary Termination, or Termination for Good Reason
WEC Energy Group entered into a written employment agreement with Mr. Fletcher effective October 31, 2011. The Compensation Committee did not amend or otherwise modify Mr. Fletcher’s employment agreement in any way in connection with his appointment as President and CEO in 2019. Pursuant to the terms of this agreement, Mr. Fletcher is entitled to severance benefits if his employment is terminated (1) by the Company for any reason other than cause, death, or disability, or (2) by Mr. Fletcher for good reason. Upon termination, Mr. Fletcher’s agreement provides for (1) a lump sum payment equal to 2.99 times his annual base salary for the fiscal year in which termination occurs, and (2) health, life and other welfare benefits (excluding disability benefits) for a period of three years following termination.
Generally, pursuant to Mr. Fletcher’s ILA, good reason means:
(1) a material reduction in Mr. Fletcher's base compensation;
(2) a material change in the geographic location at which Mr. Fletcher must perform services; or
(3) a material breach of the agreement by the Company.
WEC Energy Group also entered into a written employment agreement with Ms. Kelsey effective September 18, 2017. As previously disclosed, this agreement entitled Ms. Kelsey to severance benefits; however, this benefit expired on September 18, 2020. Ms. Kelsey is now eligible to participate in the Severance Pay Plan, in which all management employees are eligible to participate.
In addition, pursuant to the terms of the SPP (and for Mr. Fletcher, his ILA) retirement benefits are paid to all participating NEOs upon termination of employment within 18 months of a change in control. Participants appointed by the Company, including the NEOs, are also eligible to receive a supplemental disability benefit pursuant to the terms of the WEC Energy Group Supplemental Long Term Disability Plan, in an amount equal to the difference between the actual amount of the benefit payable under the long term disability plan applicable to all employees and what such disability benefit would have been if calculated without regard to any limitation imposed by the broad-based plan on annual compensation recognized thereunder.
Payments under the Severance Pay Plan
Messrs. Lauber, Klappa, Kuester, and Garvin, and Mmes. Liu and Kelsey, have not entered into any agreement that currently provides for severance benefits upon a change in control or otherwise. These officers are eligible to participate in the Company’s Severance Pay Plan, in which all management employees are eligible to participate. In the event a participant is involuntarily terminated, other than for cause, death, disability, retirement, or resignation, the participant is entitled to receive severance pay in an amount equal to the sum of: (1) 4% of the participant’s annual base salary and target bonus, plus (2) 4% of the participant’s annual base salary and target bonus multiplied by his or her completed years of service with the Company. The maximum amount of severance pay that can be received under the plan is twelve months of a participant’s annual base salary and target bonus.

WEC Energy Group	P-68	2021 Proxy Statement

Potential Payments to Named Executive Officers Upon Termination or Change in Control of the Company
The following tables show the potential payments upon termination or a change in control of the Company for:

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon Change in Control ($)	Disability ($)	Death ($)
J. Kevin Fletcher
Compensation:
Cash Severance	—	—	—	3,152,058	3,152,058	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	1,766,240	—	—	3,652,119	3,652,119	3,652,119
Restricted Stock	—	—	—	—	735,688	735,688	735,688
Options	—	1,523,109	—	—	1,523,109	1,523,109	1,523,109
Benefits & Perquisites:
Retirement Plans	20,727,066	20,727,066	20,727,066	20,727,066	20,727,066	20,727,066	11,578,138
Health and Welfare Benefits	—	—	—	57,864	57,864	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	3,162,600
Total	20,727,066	24,016,415	20,727,066	23,936,988	29,847,904	26,637,982	20,651,654

Xia Liu
Compensation:
Cash Severance	—	—	—	—	—	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	349,714	—	—	1,049,234	1,049,234	1,049,234
Restricted Stock	—	—	—	—	637,492	637,492	637,492
Options	—	—	—	—	—	—	—
Benefits & Perquisites:
Retirement Plans	—	225,000	—	225,000	225,000	225,000	225,000
Health and Welfare Benefits	—	—	—	9,644	9,644	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	2,130,000
Total	—	574,714	—	234,644	1,921,370	1,911,726	4,041,726

Scott J. Lauber
Compensation:
Cash Severance	—	—	—	1,415,628	1,415,628	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	1,128,472	—	—	2,262,834	2,262,834	2,262,834
Restricted Stock	—	—	—	—	494,937	494,937	494,937
Options	—	1,455,108	—	—	1,455,108	1,455,108	1,455,108
Benefits & Perquisites:
Retirement Plans	1,008,585	1,008,585	1,008,585	1,008,585	1,008,585	1,008,585	898,358
Health and Welfare Benefits	—	—	—	9,644	9,644	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	—
Total	1,008,585	3,592,165	1,008,585	2,433,857	6,646,736	5,221,464	5,111,237

WEC Energy Group	P-69	2021 Proxy Statement

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon Change in Control ($)	Disability ($)	Death ($)
Gale E. Klappa
Compensation:
Cash Severance	—	—	—	1,463,700	1,463,700	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	186,269	—	—	558,714	558,714	558,714
Restricted Stock	—	—	—	—	1,305,169	1,305,169	1,305,169
Options	—	3,827,841	—	—	3,827,841	3,827,841	3,827,841
Benefits & Perquisites:
Retirement Plans	28,385,381	28,385,381	28,385,381	28,385,381	28,385,381	28,385,381
Health and Welfare Benefits	—	—	—	9,644	9,644	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	—
Total	28,385,381	32,399,491	28,385,381	29,858,725	35,550,449	34,077,105	5,691,724

Margaret C. Kelsey
Compensation:
Cash Severance	—	—	—	155,953	155,953	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	698,876	—	—	1,356,522	1,356,522	1,356,522
Restricted Stock	—	—	—	—	298,361	298,361	298,361
Options	—	969,871	—	—	969,871	969,871	969,871
Benefits & Perquisites:
Retirement Plans	—	—	—	—	—	—	—
Health and Welfare Benefits	—	—	—	9,644	9,644	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	1,670,925
Total	—	1,668,747	—	165,597	2,790,351	2,624,754	4,295,679

Robert M. Garvin
Compensation:
Cash Severance	—	—	—	285,669	285,669	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	520,890	—	—	1,014,171	1,014,171	1,014,171
Restricted Stock	—	—	—	—	226,118	226,118	226,118
Options	—	747,123	—	—	747,123	747,123	747,123
Benefits & Perquisites:
Retirement Plans	636,864	719,352	636,864	719,352	719,352	719,352	712,614
Health and Welfare Benefits	—	—	—	9,644	9,644	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	1,442,775
Total	636,864	1,987,365	636,864	1,014,665	3,002,077	2,706,764	4,142,801

WEC Energy Group	P-70	2021 Proxy Statement

PAY RATIO DISCLOSURE
The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s short-term and long-term goals without creating an incentive for our NEOs to take excessive risks. In line with this objective, the Company’s general pay practice for all management employees is to target the median pay for each individual’s position at comparably sized companies.
For 2020, the annual total compensation of Mr. Fletcher, our principal executive officer serving in that position on December 31, 2020, of $18,136,171, as shown in the Summary Compensation Table above (“CEO Compensation”), was approximately 131 times the annual total compensation of the median employee of $138,849.
Excluding the change in pension value, Mr. Fletcher’s annual total compensation was approximately 65 times the annual total compensation of the median employee. Given the large change in pension value for Mr. Fletcher in 2020, the Company believes excluding the amount for the change in pension value is helpful additional information for comparative purposes. The change in pension value as shown in the Summary Compensation Table is not due to any changes or modifications to the existing program or formula. The change in pension value is subject to many external variables, such as interest rates, that are not related to Company performance.

We identified the median employee as of December 31, 2020, using total wages and earnings paid during the rolling 12-month period ended December 31, 2020, as reflected in our internal payroll records (including, without limitation, base salary, wages plus overtime, and annual cash incentive payments, as applicable), for all individuals who were employed by us or any of our consolidated subsidiaries on December 31, 2020 (whether employed on a full-time, part-time, seasonal or temporary basis and including union and non-union employees). After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation, which includes annual salary, bonus, change in pension value and 401(k) matching by the Company. We previously identified the median employee as of October 7, 2017. We decided to use December 31, the last day of our fiscal year, for administrative convenience to align with other fiscal year-end calculations.
To provide further context to our pay practices, due to the complexity of the work associated with operating public utilities, our workforce tends to be more highly skilled than workforces at companies in other industries. Additionally, our employees often work for the Company for long periods of time; our average employee tenure is 15 years.

RISK ANALYSIS OF COMPENSATION POLICIES AND PRACTICES
As part of its process to determine the 2020 compensation of WEC Energy Group’s NEOs, the Compensation Committee analyzed whether WEC Energy Group’s compensation program taken as a whole creates risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee concluded it does not. This analysis applies generally to the compensation program for WEC Energy Group’s employees since all management employees (both officers and non-officers) above a certain level are provided with substantially the same mix of compensation as the NEOs. The compensation package provided to employees below this level is not applicable to this analysis as such compensation package does not provide sufficient incentive to take risks that could materially affect the Company.
There is no objective way to measure risk resulting from a corporation’s compensation program; therefore, this analysis is subjective in nature. We believe that the only elements of WEC Energy Group’s compensation program that could incentivize risk-taking by our employees, and therefore have a reasonable likelihood of materially adversely affecting the Company, are the annual cash incentive compensation and the long-term incentive compensation, the payout of which is dependent upon the achievement of certain performance levels by the Company. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, we believe the Company’s compensation program is appropriately balanced. We believe that the mix of short- and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains could ultimately jeopardize the Company’s ability to meet the long-term performance objectives. Given the current balance of compensation elements, we do not believe WEC Energy Group’s compensation program incentivizes unreasonable risk-taking by management.
The Compensation Committee’s stock ownership guidelines require officers who participate in the long-term incentive compensation program to hold an amount of Company common stock and other equity-related Company securities that varies depending upon such officers’ level. The guidelines require the Company’s executive officers to hold common stock and other equity-related securities of the Company having a minimum fair market value ranging from 250% to 600% of base salary. The Compensation Committee believes these stock ownership guidelines further discourage unreasonable risk taking by Company officers.
As part of this analysis, we also considered the nature of WEC Energy Group’s business as a public utility holding company and the fact that substantially all of the Company’s earnings and other financial results are generated by, or relate to, regulated public utilities. The highly regulated nature of WEC Energy Group’s business, including limits on the amount of profit the Company’s public utility subsidiaries (and therefore, WEC Energy Group) may earn, significantly reduces any incentive to engage in conduct that would be reasonably likely to have a material adverse effect on the Company.

WEC Energy Group	P-71	2021 Proxy Statement

WEC Energy Group Common Stock Ownership

Beneficial Ownership. The following table lists the beneficial ownership of WEC Energy Group common stock of each director, director nominee, NEO, and of all of the directors and executive officers as a group as of January 31, 2021. In general, “beneficial ownership” includes those shares as to which the indicated persons have voting power or investment power and stock options that are exercisable currently or within 60 days of January 31, 2021. Included are shares owned by each individual’s spouse, minor children, or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC Energy Group’s Stock Plus Investment Plan and WEC Energy Group’s 401(k) plans. None of these persons beneficially owns more than 1% of the outstanding common stock.

Name	Shares Beneficially Owned (1)
	Shares Owned (2) (3) (4)		Option Shares Exercisable Within 60 Days	Total
Patricia W. Chadwick	21,433		—	21,433
Curt S. Culver	1,714		—	1,714
Danny L. Cunningham	5,927		—	5,927
William M. Farrow III	5,688		—	5,688
Thomas J. Fischer	44,341		—	44,341
J. Kevin Fletcher	20,106		33,400	53,506
Cristina A. Garcia-Thomas	1,538		—	1,538
Robert M. Garvin	10,166		60,370	70,536
Maria C. Green	1,624		—	1,624
Margaret C. Kelsey	7,977		18,380	26,357
Gale E. Klappa	227,982		212,034	440,016
Henry W. Knueppel	21,556		—	21,556
Frederick D. Kuester	31,112		53,410	84,522
Thomas K. Lane	4,810		—	4,810
Scott J. Lauber	24,735		60,835	85,570
Xia Liu	9,561		—	9,561
Ulice Payne, Jr.	25,031		—	25,031
Mary Ellen Stanek	4,139		—	4,139
All directors and executive officers as a group (24 persons)	495,328	(5)	496,589	991,917	(6)

(1)Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.
(2)Certain directors, NEOs, and other executive officers also hold share units in the WEC Energy Group phantom common stock account under
WEC Energy Group’s deferred compensation plans as indicated: Director Culver (113,314), Director Cunningham (5,603), Director Farrow (1,572), Director Fischer (8,021), Mr. Garvin (6,466), Director Green (1,572), Ms. Kelsey (5,458), Director Knueppel (625), Director Lane (1,251), Mr. Lauber (1,292), Director Payne (2,234), Director Stanek (33,263), and all directors and executive officers as a group (210,592). Share units are intended to reflect the performance of WEC Energy Group common stock and are payable in cash. While these units do not represent a right to acquire WEC Energy Group common stock, have no voting rights, and are not included in the number of shares reflected in the “Shares Owned” column in the table above, the Company listed them in this footnote because they represent an additional economic interest of the directors, NEOs, and other executive officers that is tied to the performance of WEC Energy Group common stock.
(3)Each individual has sole voting and investment power as to all shares listed for such individual, except (i) the following individuals have shared voting and/or investment power (included in the table above) as indicated: Director Culver (176), Director Fischer (40,803), Chairman Klappa (5,000), Director Knueppel (20,018) and Director Stanek (2,601), and all directors and executive officers as a group (68,598) and (ii) Director Lane disclaims beneficial ownership of 1,700 shares held by a limited liability company, which is owned by two trusts for the benefit of Director Lane's immediate family members.
(4)The directors and executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power: Director Chadwick (1,538), Director Culver (1,538), Director Cunningham (1,538), Director Farrow (1,538), Director Fischer (1,538), Mr. Fletcher (9,368), Director Garcia-Thomas (1,538), Mr. Garvin (2,302), Director Green (1,538), Ms. Kelsey (3,058), Chairman Klappa (19,473), Director Knueppel (1,538), Director Lane (1,538), Mr. Lauber (6,131), Ms. Liu (9,561), Director Payne (1,538), Director Stanek (1,538), and all directors and executive officers as a group (73,605).
(5)None of the shares beneficially owned by the directors, NEOs, or all directors and executive officers as a group are pledged as security.
(6)Represents approximately 0.30% of total WEC Energy Group common stock outstanding on January 31, 2021.

WEC Energy Group	P-72	2021 Proxy Statement

Owners of More than 5%. The following table shows stockholders who reported beneficial ownership of more than 5% of WEC Energy Group common stock, based on the information they have reported. This information is based upon Schedule 13G filed with the SEC and reflects stock holdings as of December 31, 2020. These holdings have not been otherwise adjusted for stock activity that may have occurred since December 31, 2020, if any.

Name and Address (1)	Voting Authority		Dispositive Authority		Total Shares Beneficially Owned	Percent of WEC Common Stock
	Sole	Shared	Sole	Shared
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	—	743,975	37,117,721	1,612,747	38,730,468	12.28%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	23,566,000	—	26,050,429	—	26,050,429	8.30%
Magellan Asset Management, LTD MLC Centre, Level 36 19 Martin Place Sydney NSW 2021 Australia	18,578,357	—	22,508,662	—	22,508,662	7.14%
State Street Corporation One Lincoln Street Boston, MA 02111	—	14,452,934	—	16,482,672	16,488,526	5.23%
(1)Filed on behalf of itself and certain of its subsidiaries.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, as amended, requires the Company’s executive officers, directors, and persons owning more than 10% of WEC Energy Group’s common stock to file reports of ownership and changes in ownership of equity and derivative securities of WEC Energy Group with the SEC and the New York Stock Exchange. Specific due dates for those reports have been established by the SEC, and the Company is required to disclose in this proxy statement any failure to file by those dates during the 2020 fiscal year. To the Company’s knowledge, based on a review of filings with the SEC and the representations of the persons required to file these reports, all applicable reporting requirements for fiscal year 2020 were complied with in a timely manner except for the following report, which was filed late due to administrative error: one Form 4 for Maria Green to report two transactions that occurred in March and April 2020 involving two open market sales of common stock. In addition, one Form 4 for Robert Garvin to report one transaction in January 2021 involving an in-service distribution of phantom common stock was inadvertently reported late due to administrative error.

WEC Energy Group	P-73	2021 Proxy Statement

Annual Meeting Attendance and Voting Information

BUSINESS OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS
Proposal 1: Election of Ten Directors for Terms Expiring in 2022. The Board recommends a vote FOR each of the nominees. The ten individuals will be elected as directors if the number of votes cast favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter.
Proposal 2: Ratification of Deloitte & Touche LLP as Independent Auditors for 2021. The Board recommends a vote FOR this proposal. Ratification of the independent auditors requires the affirmative vote of a majority of the votes. Presuming a quorum is present, shares not voted, whether by abstention or otherwise, have no effect on the outcome of this matter.
Proposal 3: Approve the Amendment and Restatement of the WEC Energy Group Omnibus Stock Incentive Plan. The Board recommends a vote FOR this proposal. Approval of the OSIP amendments requires the affirmative vote of a majority of the votes cast. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter.
Proposal 4: Advisory Vote to Approve Compensation of the Named Executive Officers, Commonly Referred to as a “Say-on-Pay” Vote. The Board recommends a vote FOR this proposal. Approval, on a non-binding, advisory basis, of the compensation of the NEOs requires the affirmative vote of a majority of the votes cast. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration.
The Company is not aware of any other matters that will be voted on. If a matter does properly come before the 2021 Annual Meeting of Stockholders (“Meeting”), the persons named as the proxies in the form of proxy will vote the proxy at their discretion.

VOTING INFORMATION
Who can vote?
Stockholders of record as of the close of business on February 25, 2021 (the “Record Date”), can vote. Each outstanding share of WEC Energy Group common stock is entitled to one vote upon each matter presented.
A list of stockholders entitled to vote at the Meeting will be available for inspection by stockholders at 333 W. Everett St, Milwaukee, Wisconsin 53203, prior to the Meeting. Please call us at 800-881-5882 to arrange to inspect the list. The list will also be available on the virtual meeting website during the Meeting for individuals logged into the Meeting as stockholders.
What is the difference between being a registered stockholder and a beneficial owner?
Registered Stockholder: If on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare, then you are considered the stockholder of record with respect to those shares. There are several ways for you to vote your shares or submit your proxy, as detailed below under “How do I vote?”
Beneficial Owner: If on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares, and those shares are considered to be held in “street name.” Your brokerage, bank or other nominee is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker or bank on how to vote the shares held in your account as explained below under “How do I vote?” Your broker, bank or other nominee is permitted to vote your shares in the ratification of the independent auditors even if it does not receive voting instructions from you. However, for matters considered non-routine, which includes proposals 1, 3, and 4, your broker, bank or other nominee will not be permitted to vote your shares unless you submit your voting instruction form to your broker, bank or other nominee. Alternatively, you may vote during the Meeting only if you registered in advance with Computershare to attend the Meeting, as described below under the heading "How do I register in advance to attend the Meeting?”

How do I vote?
Registered Stockholder: If you are a registered stockholder, there are several ways for you to vote your shares or submit your proxy:
By Internet before the Meeting. The Company encourages you to vote this way. Please visit www.envisionreports.com/WEC and follow the instructions on the secure site. Internet voting on this website closes at May 5, 2021 at 10:59 PM Central time.
By Internet during the Meeting. You may vote your shares online during the Meeting by following the instructions provided on the virtual meeting website: www.meetingcenter.io/210167229 password is WEC2021. Even if you plan to attend the virtual Meeting, we recommend that you also vote by internet, phone or mail before the Meeting.
By telephone. In the U.S. or Canada you can vote your shares toll-free by calling 1-800-652-8683. Telephone voting closes at May 5, 2021 at 10:59 PM Central time.
By mail. You can vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card.

WEC Energy Group	P-74	2021 Proxy Statement

Beneficial Owner: Follow the voting instructions you receive from your broker, bank or other nominee. If you would like to be able to vote during the Meeting, you must register with Computershare in advance. See the heading titled “How do I register in advance to attend the Meeting?” for more information.
Special Instructions for Shares Held in the Company’s Stock Plus Plan and ESOP Fund. If you are a participant in WEC Energy Group’s Stock Plus Investment Plan (“Stock Plus”) or own shares through investments in the WEC Energy Group Common Stock ESOP Fund in any of WEC Energy Group’s 401(k) plans, your proxy will serve as voting instructions for your shares held in those plans. The administrator for Stock Plus and the trustee for WEC Energy Group’s 401(k) plans will vote your shares as you direct. If a proxy is not returned for shares held in Stock Plus, the administrator will not vote those shares. If a proxy is not returned for shares held in WEC Energy Group’s 401(k) plans, the trustee will vote those shares in the same proportion that all shares in the WEC Energy Group Common Stock ESOP Fund in each respective 401(k) plan, for which voting instructions have been received, are voted.

Can I change my vote?
Registered Stockholder: You may change your vote or revoke your proxy by any of the following methods:
•Entering a new vote by Internet or phone by May 5, 2021 at 10:59 PM Central time;
•Returning a later-dated proxy card that is received prior to the Meeting;
•Entering a new vote online during the Meeting before the polls close; or
•Notifying WEC Energy Group’s Corporate Secretary by written revocation letter that is received prior to the Meeting. Any revocation should be filed with the Corporate Secretary, Margaret C. Kelsey, at WEC Energy Group’s principal business office, 231 W. Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201.

Beneficial Owner: You may submit new voting instructions by contacting your broker, bank, or other nominee. You may also change your vote or revoke your voting instructions during the Meeting if you registered in advance with Computershare to attend the Meeting. See the heading titled “How do I register in advance to attend the Meeting?” for more information.
What does it mean if I get more than one Notice Regarding the Availability of Proxy Materials (“Notice”), proxy card, or voting instruction form?
It means your shares are held in more than one stock account. For each Notice you receive, please enter your vote on the Internet for each control number you have been assigned. If you receive paper copies of proxy materials, please provide voting instructions for all proxy cards and voting instruction forms you receive.
What constitutes a quorum?
As of the Record Date, there were 315,434,531 shares of WEC Energy Group common stock outstanding. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented virtually or by proxy. This is known as a “quorum.” Abstentions and broker non-votes are counted as “present” for the purpose of determining the presence of a quorum. Votes voted by a broker, bank, or other nominee who has discretionary voting power and exercises such discretion to vote your shares on a proposal where you did not provide voting instructions are known as a “broker non-votes.”
Who conducts the proxy solicitation?
The Board is soliciting these proxies. WEC Energy Group will bear the cost of the solicitation of proxies. The Company contemplates that proxies will be solicited principally through the use of the mail, but employees of WEC Energy Group or our subsidiaries may solicit proxies by telephone, personally, or by other communications, without compensation apart from their normal salaries. WEC Energy Group has retained Morrow Sodali LLC to assist in the solicitation of proxies for a fee of $23,000 plus reimbursement of expenses. WEC Energy Group will also reimburse brokers, banks, and other nominees for forwarding proxy materials to beneficial stockholders.
Who will count the votes?
A representative of Computershare will tabulate the votes and act as the inspector of election.
Where can I find the voting results from the Meeting?
The Meeting voting results will be published in a Form 8-K that will be filed within four business days of the Meeting. SEC filings are available on the Company’s website at wecenergygroup.com, under the “Investors” section.

ACCESS TO PROXY MATERIALS
Why did I receive a separate Notice instead of printed proxy materials?
Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we began mailing a separate Notice to stockholders on or about March 25, 2021, instead of a full set of our printed proxy materials. The Notice is not a proxy card and cannot be used to vote your shares. However, the Notice includes instructions on how to access our proxy materials online and vote your shares.
If you are a registered stockholder, you may request a printed set of proxy materials by (1) logging on to www.envisionreports.com/WEC and following the applicable instructions, (2) calling 866-641-4276, or (3) sending an email requesting a paper copy of current meeting materials to investorvote@computershare.com with "Proxy Materials WEC Energy Group" in the subject line and your full name and address plus the number located in the shaded bar on the Notice.

WEC Energy Group	P-75	2021 Proxy Statement

If you are a beneficial owner, please refer to the instructions provided by your broker, bank or other nominee on how to access our proxy materials and vote.
What practices may stockholders follow that are friendly to the environment and help reduce printing and postage costs?
Stockholders may wish to participate in the following:
•View the following documents online at www.envisionreports.com/WEC
•Notice of Annual Meeting
•Proxy Statement
•2020 Annual Report
•Form of Proxy
•Vote your proxy by telephone or Internet. Page P-6

•Choose to receive future proxy materials and annual reports electronically instead of receiving paper copies. If you are a registered stockholder and received a paper copy of our proxy materials or a paper notice this year, you may elect to receive access to future copies of these documents and other stockholder communications (e.g., investment plan statements, tax documents, and more) electronically by (1) following the instructions when voting by Internet or by telephone, or (2) registering for our eDelivery paperless communication program. If you are a beneficial owner, please refer to the instructions provided by your broker, bank or other nominee on how to elect to receive access to our future proxy materials and annual reports online.

•Choose our eDelivery paperless communication program for all your stockholder needs. Electronic distribution gives stockholders faster delivery of account documents and saves the Company and our stockholders the cost of printing and mailing these materials. eDelivery also provides you with fast and secure 24/7 online access to proxy materials, investment plan statements, tax documents, and more. You may access your registered stockholder account and sign up for eDelivery at www.computershare.com/investor.
•Sign up for Householding. “Householding” is a delivery method that allows for only one paper copy of the Annual Report and Proxy Statement to be delivered to stockholders who reside at the same address.

If you are a registered stockholder and received multiple paper copies of the Annual Report and Proxy Statement, you may wish to contact the Company’s transfer agent, Computershare, at 800-558-9663, to request householding, or you may provide written instructions to WEC Energy Group, c/o Computershare, P.O. Box 505000, Louisville, KY 40233-5000. If you wish to receive separate copies of the Annual Report and Proxy Statement now or in the future, or to discontinue householding entirely, you may contact Computershare using the contact information provided above. Upon request, the Company will promptly send a separate copy of the document. Whether or not a stockholder is householding, each stockholder will continue to receive a proxy card. If your shares are held through a bank, broker, or other holder of record, you may request householding by contacting the holder of record.

ANNUAL MEETING ATTENDANCE
What is the date, time and place of the Meeting?
The Meeting will be held at 1:30 p.m., Central Time on Thursday, May 6, 2021. This year, due to the COVID-19 pandemic, the Meeting will be a virtual-only meeting via live webcast at www.meetingcenter.io/210167229. No physical meeting will be held. Our goal is to offer stockholder rights and participation opportunities during the Meeting that are similar to our past in-person annual meetings. As discussed below, stockholders who are registered for the Meeting may attend the Meeting, vote, submit questions and examine the stockholders list.
How can I attend the Meeting?
The Meeting will take place online at www.meetingcenter.io/210167229. If you would like to participate in the Meeting, including to vote, submit a question, or examine the stockholders list, you must be registered to attend the Meeting. Registered stockholders (as described under the heading “What is the difference between being a registered stockholder and a beneficial owner?” above) will be automatically registered to attend the Meeting. You will need to enter (1) the 15-digit control number located in the shaded bar on the Notice, proxy card or email notification that you received and (2) the password WEC2021 in order to enter the Meeting. If you are a beneficial owner and registered in advance to attend the Meeting, you will need to enter the control number that you received from Computershare and the password WEC2021 in order to be able to enter the Meeting. If you have questions about your control number, please contact Computershare at 800-558-9663.
If you have misplaced your control number on the Meeting date, are a beneficial owner who did not register in advance, or are not a stockholder, you may access the Meeting by going to www.meetingcenter.io/210167229 and entering as a guest, but you will not be able to vote, ask questions, or inspect the stockholders list.
We encourage you to log in 15 minutes early to ensure ample time for the check in. Access to the online meeting will begin at 1:15 PM Central time. A replay of the Meeting will be made available on WEC Energy Group’s Investor Relations website at
https://www.wecenergygroup.com/invest/annualmtg.htm following the Meeting and will remain available until WEC Energy Group’s 2022 Annual Meeting of Stockholders. Recording of the Meeting by camera, sound, or video recording devices is strictly prohibited.

WEC Energy Group	P-76	2021 Proxy Statement

How do I register in advance to attend the Meeting?
If you are a registered stockholder, you do not need to register in advance to attend the Meeting. However, please have your control number found on your Notice, proxy card or email notification that you received available on the Meeting date.

If you are a beneficial owner you must register and obtain a control number in advance to attend, vote and ask questions. First, follow the instructions provided to you by your broker, bank or other nominee for obtaining a legal proxy, or contact them to request a legal proxy form. Once you have received a legal proxy from that entity, you must submit proof of the legal proxy to Computershare. The request must be labeled as “Legal Proxy” and be received by Computershare no later than 5:00 PM ET on May 3, 2021 at the email address or physical address below. Upon receipt of your registration materials, Computershare will provide you with a confirmation of your registration and a control number.

•By email: send an email with your legal proxy to legalproxy@computershare.com, labeled as “Legal Proxy.”
•By mail: send your legal proxy to Computershare at the following address:
Computershare
WEC Energy Group Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

What if I have trouble accessing the Meeting?
The virtual meeting website is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the Meeting. We encourage you to access the Meeting prior to the start time. A link on the main virtual meeting website will provide further assistance should you need it or you may call 888-724-2416.
Can I ask questions during the Meeting?
If you were registered to attend the Meeting and entered a control number, you will be able to submit questions live during the Meeting on the virtual meeting site. We look forward to answering your questions during the Meeting. In the unlikely event there are any questions that cannot be addressed due to time constraints, we will post answers to such questions on our company website, where you will also be able to access a complete audio replay of the Meeting. All questions must comply with the rules of conduct, which will be posted on the virtual meeting website. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition and allow more time for other questions. Questions that are repetitious, not relevant to the business of the Company, or otherwise out of order or not suitable for Meeting conduct will not be addressed. If you have a matter of individual concern, please feel free to call Stockholder Services at 800-881-5882.

Who do I contact if I have questions about the Meeting?
If you need more information about the Meeting, call us at 800-881-5882, or write to Stockholder Services, 231 W. Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201.

STOCKHOLDER NOMINEES AND PROPOSALS
Stockholders wishing to propose director candidates for consideration and recommendation by the Corporate Governance Committee for election at the 2022 Annual Meeting of Stockholders must submit the candidates' names and qualifications to the Corporate Governance Committee no later than November 1, 2021 via the Corporate Secretary, Margaret C. Kelsey. Stockholders may also propose director candidates for consideration and recommendation by the Board by following the guidelines outlined in the Company's bylaws and summarized below.
Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2022 Annual Meeting of Stockholders must submit the proposal to the Company no later than November 25, 2021.
Under our proxy access bylaw, if a stockholder (or a group of up to 20 stockholders) who has owned at least 3% of our shares of common stock for at least three years and has complied with the other requirements set forth in the Company’s bylaws wants us to include director nominees (up to the greater of two nominees or 20% of the Board) in our proxy statement for the 2022 Annual Meeting of Stockholders, the nominations must be received by our Corporate Secretary and must arrive at the Company in a timely manner, between 120 and 150 days prior to the anniversary of the date our proxy statement was first sent to stockholders in connection with our last annual meeting, which would be no earlier than October 26, 2021 and no later than November 25, 2021.
Stockholders who intend to present a proposal or director nominee at the 2022 Annual Meeting of Stockholders without inclusion of such proposal or nominee in the Company’s proxy materials, are required to provide notice of such proposal or nomination, containing the information required by the Company’s bylaws, to the Company at least 70 days and not more than 100 days prior to the scheduled date of the 2022 Annual Meeting of Stockholders. The 2022 Annual Meeting of Stockholders is tentatively scheduled for Thursday, May 5, 2022.
Correspondence regarding the above should be directed to the Corporate Secretary, Margaret C. Kelsey, at the Company’s principal business office, 231 W. Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201.

WEC Energy Group	P-77	2021 Proxy Statement

Availability of Form 10-K

A copy (without exhibits) of WEC Energy Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as filed with the SEC, is available without charge to any stockholder of record or beneficial owner of WEC Energy Group common stock by writing to the Corporate Secretary, Margaret C. Kelsey, at the Company’s principal business office, 231 W. Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201. The WEC Energy Group consolidated financial statements and certain other information found in the Form 10-K are provided in our 2020 Annual Financial Statements and Review of Operations. The Form 10-K, along with this proxy statement and all of WEC Energy Group’s other filings with the SEC, is also available in the “Investors” section of the Company’s Website at wecenergygroup.com.

WEC Energy Group	P-78	2021 Proxy Statement

Appendix A

WEC Energy Group Omnibus Stock Incentive Plan
Amended and Restated

Table of Contents
1. Purpose    P-80
2. Administration    P-80
3. Eligibility    P-80
4. Benefits    P-80
5. Shares Reserved    P-80
6. Stock Options    P-81
7. Stock Appreciation Rights    P-81
8. Stock Awards    P-81
9. Performance Units     P-81
10. Restricted Stock Units    P-82
11. Dividend Equivalents    P-82
12. Performance Goals    P-82
13. Non-transferability     P-82
14. Change in Control    P-82
15. Award Agreements; Other Provisions    P-84
16. Settlement of Benefits; Compliance with Section 409A     P-84
17. Fair Market Value     P-85
18. Adjustment Provisions     P-85
19. Taxes     P-86
20. Term of Program    P-86
21. Amendment, Modification or Cancellation of Benefits    P-86
22. Amendment or Termination of Plan    P-86
22. Stockholder Approval     P-86
23. Clawback     P-86

WEC Energy Group	P-79	2021 Proxy Statement

WEC ENERGY GROUP
OMNIBUS STOCK INCENTIVE PLAN
1.Purpose. The Plan was established effective December 15, 1993 and is known as the "WEC Energy Group Omnibus Stock Incentive Plan." Prior to January 1, 2016, the Plan was known as the Wisconsin Energy Corporation Omnibus Stock Incentive Plan. The Plan is maintained by WEC Energy Group, Inc. (the "Company") (Prior to June 29, 2015, the Company was known as Wisconsin Energy Corporation). The purpose of the Plan is to enable the Company to offer directors, officers and key employees of the Company and its subsidiaries performance-based incentives and other equity interests in the Company, thereby attracting, retaining and rewarding such individuals and strengthening the mutuality of interest between such individuals and the Company's stockholders. The Plan was amended effective as of January 1, 2008 (the "2008 Restatement"), May 5, 2011 (the "2011 Restatement") to increase the number of shares of common stock available for benefits, and make other changes in the administration of the Plan, and most recently January 1, 2016 (the "2016 Restatement"), to reflect the change to the name of the Company and update the history of the Plan. The Plan is hereby amended and restated to extend the term of the Plan which is set to expire on May 5, 2021 and to make other changes in the administration of the Plan.
2.Administration. The Plan shall be administered by a committee (the "Committee") which shall be the Compensation Committee of the Board of Directors or another committee consisting of not less than two directors of the Company appointed by the Board of Directors who are not employees. It is intended that the Committee members shall, at all times, qualify as "non-employee" directors within the meaning of Securities and Exchange Commission Regulation Section 240.16b-3, and shall have been determined to be “independent” by the Board of Directors. However, the failure to so qualify shall not affect the validity of any actions taken by the Committee in accordance with the provisions of the Plan. If for any reason the Committee does not qualify to administer the Plan, the Board of Directors may appoint a new Committee so as to comply. The Committee shall have full authority to select the persons to whom benefits are granted, to determine the terms and conditions of all benefits and of award agreements, to approve any modifications to the terms and conditions of any outstanding benefit, to make all adjustments and determinations provided for in the Plan, and to interpret and construe all terms of the Plan and of any award agreement. All determinations made by the Committee in the administration of the Plan and the benefits granted hereunder shall be final, conclusive and binding on all parties. The Committee may specify the number of benefits to be granted to a group of key employees (other than officers subject to Section 16 of the Exchange Act), and the terms and conditions of such benefits, and delegate to the Chief Executive Officer, or any other officer of the Company, the authority to determine how such benefits shall be allocated among the key employees, and any benefit so granted to a key employee shall be considered to have been approved by the Committee for all purposes of the Plan.
3.Eligibility. Benefits under the Plan shall be granted only to directors, officers and key employees of the Company and its subsidiaries selected initially and from time-to-time thereafter by the Committee on the basis of the special importance of their services in the management, development and operations of the Company and its subsidiaries.
4.Benefits. The benefits awarded under the Plan shall consist of (a) stock options, (b) stock appreciation rights, (c) stock awards, (d) performance units, (e) restricted stock units, and (f) dividend equivalents, as the Committee, in its discretion, determines.
5.Shares Reserved.
a.Subject to adjustment pursuant to paragraph 18, there is hereby reserved for issuance under the Plan an aggregate of 9,000,000 shares of common stock of the Company (less: (i) the number of shares subject to each option or stock appreciation right granted after February 25, 2021; plus (ii) each full share award granted after February 25, 2021 times 4.23), plus the number of shares of common stock of the Company that are subject to awards outstanding under the 2011 Restatement, or a successor thereto (the “Prior Plan”). Shares reserved for issuance may be authorized but unissued, treasury, or repurchased shares. Awards outstanding under the Prior Plan shall remain subject to the terms and conditions of such Prior Plan.
b.The number of shares available for issuance shall be reduced by (i) the number of shares subject to each option or stand-alone stock appreciation right (defined in paragraph 7) granted, and by (ii) 4.23 multiplied by the number of shares issued under all other awards except options and stock appreciation rights, or the number reserved for issuance pursuant to a grant of restricted stock units or performance units.
c.If there is a lapse, expiration, termination or cancellation of any benefit prior to the issuance of shares thereunder or if shares are issued and thereafter are reacquired by the Company pursuant to rights reserved upon issuance thereof, those shares may again be used for new benefits under this Plan; provided that, in the case of a lapse, expiration, termination or cancellation of a stock award, or award of restricted stock units, the number of shares that may be used for new benefits shall be the same number by which the number of available shares was reduced when the benefit was granted taking into account the 4.23 multiplier. In addition, shares that are not issued or are reacquired because the Committee elects to settle a benefit in cash, or a number of shares of stock are used to pay the exercise price or tax withholding obligation on a benefit, shall not again be available for new benefits.
d.No participant may receive benefits in any calendar year during the term of the Plan in excess of the limits set forth below (each of which limits shall be applied separately).
i.In the case of options and stand-alone stock appreciation rights, benefits covering a maximum of 750,000 shares; and
ii.In the case of stock awards, performance units and restricted stock units, 750,000 shares (determined prior to application of the 4.23 multiplier).

WEC Energy Group	P-80	2021 Proxy Statement

In the case of a performance-based award that provides for a target number of shares and also provides that a larger number of shares (not exceeding twice the target) may be granted if the performance criteria are exceeded, the limits set forth above shall be based on the target award, provided that for purposes of paragraph 5(b), the number of shares available for issuance shall be reduced by the number of shares actually issued.
6.Stock Options. Stock options shall consist of options to purchase shares of common stock of the Company. All of the shares of common stock reserved for issuance under the Plan shall be available as either incentive stock options or non‑qualified stock options as determined by the Committee and as specified in the applicable award agreement. If the award agreement does not specify, the stock option shall be considered non-qualified. The option price shall be not less than 100% of the fair market value of the shares on the date the stock option is granted (or 110% of fair market value in the case of an incentive stock option granted to a 10% stockholder as defined in Section 422(b)(6) of the Internal Revenue Code of 1986, as amended (the “Code”)) and the price may be paid by check or, in the discretion of the Committee, by means of tendering, either directly or by attestation, shares of common stock of the Company then owned by the participant, by reducing the number of shares delivered upon exercise of the stock option, by broker‑assisted cashless exercise, or by any combination of the foregoing methods or any other method consistent with applicable law that the Committee, in its sole discretion, approves. Stock options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant and set forth in the award agreement; provided, however, that except as otherwise provided in paragraph 14 or 18, no stock option shall be exercisable prior to six months after the stock option grant date nor later than ten years (or five years in the case of an incentive stock option granted to a 10% stockholder) after the grant date. The aggregate fair market value (determined as of the time the stock option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and its subsidiaries) shall not exceed $100,000. If, as a result of any accelerated vesting pursuant to an award agreement or as otherwise provided by the Committee, the number of shares with respect to which incentive stock options become exercisable during a year exceeds such limit, the stock options shall constitute incentive stock options to the extent of such limit in the order granted, and the excess shall be considered non-qualified options.
7.Stock Appreciation Rights. Stock appreciation rights may be granted either to the holder of any stock option granted hereunder (a "tandem stock appreciation right") or to a participant separate from any stock options granted to such participant (a "stand-alone stock appreciation right") and shall be subject to such terms and conditions consistent with the Plan as the Committee shall impose from time to time, including the following:
a.A tandem stock appreciation right may be granted with respect to a stock option at the time of its grant or at any time thereafter up to six months prior to the stock options expiration. Tandem stock appreciation rights will permit the holder to surrender any related stock option or portion thereof which is then exercisable and elect to receive in exchange therefor cash in an amount equal to:
i.The excess of the fair market value on the date of such election of one share of common stock over the option price, multiplied by
ii.The number of shares covered by such option or portion thereof which is so surrendered.
b.Stand-alone stock appreciation rights shall be granted pursuant to an award agreement that shall specify the exercise price (which shall not be less than the fair market value of a share of stock on the grant date), and shall also specify the time or times at which the stock appreciation right can be exercised, subject to such additional terms and conditions to exercise as shall be determined by the Committee at grant; provided, however, that except as otherwise provided in paragraph 14 or 18, no stand‑alone stock appreciation right shall be exercisable prior to six months after the grant date nor later than ten years after the grant date. Upon exercise of all or a portion of a stand-alone stock appreciation right, the holder will be entitled to receive cash in an amount equal to:
i.The excess of the fair market value on the date of such election of one share of common stock over the exercise price, multiplied by
ii.The number of shares covered by such stock appreciation right or portion thereof which is so exercised.
c.The Committee shall have the discretion to satisfy a participant's right to receive the amount of cash determined under paragraph (a) or (b) hereof in whole or in part by the delivery of common stock of the Company valued as of the date of the participant's election.
8.Stock Awards. Stock awards will consist of common stock transferred to participants without other payment therefor as additional compensation for their services to the Company or one of its subsidiaries. A stock award shall be subject to such terms and conditions as the Committee determines appropriate including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares without payment of consideration upon termination of the participant's employment within specified periods and conditions requiring that the shares be earned in whole or in part upon the achievement of performance goals established by the Committee over a designated period of time.
9.Performance Units. Performance units shall consist of monetary units granted to participants which may be earned in whole or in part if the Company achieves certain performance goals established by the Committee over a designated period of time. Each performance unit shall represent the conditional right of a participant to receive a payment equal to fair market value of a share of common stock on the settlement date, subject to satisfaction of such conditions as the Committee shall specify.

WEC Energy Group	P-81	2021 Proxy Statement

10.Restricted Stock Units. Restricted stock units shall consist of the grant to a participant of the right to receive upon the satisfaction of the conditions specified by the Committee, a specified number of shares of common stock without other payment therefor as additional compensation for the participants' services to the Company or one of its subsidiaries. A restricted stock unit award shall be subject to such terms and conditions as the Committee determines appropriate that must be satisfied prior to the transfer of the stock including, without limitation, continued employment through specified dates or the achievement of performance goals established by the Committee.
11.Dividend Equivalents. Dividend equivalents shall consist of the award to a participant, in connection with the award of a stock option, stand-alone stock appreciation right, performance unit or restricted stock unit, of a cash payment equal to all or a portion of the dividends that the participant would have received had the participant owned the number of shares of stock subject to the benefit on the record date for dividends paid by the Company. Dividend equivalents may be granted either at the same time the underlying benefit is granted, or at any time while the benefit is outstanding, and shall be subject to such terms and conditions as the Committee determines appropriate that must be satisfied prior to the transfer of the stock including, without limitation, continued employment through specified dates or the achievement of performance goals established by the Committee; provided, however, that if the underlying benefit is conditioned upon the achievement of performance goals, receipt of the dividend equivalent payments shall be conditioned at least upon achievement of a performance goal (which need not be the same goal), plus any additional conditions that the Committee deems appropriate. Dividend equivalent payments shall be paid at the times specified in the award agreement, which may be the record date for payment of the dividend, the date on which the underlying benefit either vests or is settled, or such other time or times as the Committee determines provided that the time of payment satisfies the requirements of Code Section 409A and the regulations thereunder. Notwithstanding the foregoing, payment of dividend equivalents granted with respect to a stock option or stand-alone stock appreciation right shall in no event be conditioned upon the participant's exercise of the underlying option or stock appreciation right.
12.Performance Goals. Vesting or settlement of any benefit may be conditioned upon the achievement of such performance goals as the Committee determines, which may include, without limitation any one or more of the following:
i.Earnings per share
ii.Net earnings;
iii.Operating earnings;
iv.Return measures on stockholder equity, including total stockholder return;
v.Return on assets;
vi.Cash flow;
vii.Pre-tax earnings;
viii.Sales;
ix.Operating margin;
x.Pre-tax margins;
xi.Pre-tax or after-tax return on invested capital;
xii.Pre-tax or after-tax return on equity;
xiii.Gross profit margin; or
xiv.Stock price.
Each performance goal may be expressed on an absolute and/or relative basis and may be expressed in terms of growth in or maintenance of a specified performance goal, and may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any business unit thereof, and/or the past or current performance of other companies. The award agreement shall define the applicable performance goal, which definition may provide for adjustments and may include or exclude items, including but not limited to: realized investment gains and losses; other comprehensive income and accumulated other comprehensive income; extraordinary, unusual or infrequent items; effects of accounting changes, currency fluctuations, acquisitions, divestitures, or financing activities; expenses for restructuring or productivity initiatives and other non-operating items; provided, however, that except as otherwise provided by the Committee, the meaning of any term used in a performance goal that has an established definition under generally accepted accounting principles or generally accepted auditing standards shall have such meaning.
13.Non-transferability. Incentive stock options, nonqualified stock options and other benefits granted under this Plan shall not be transferable for value or consideration other than by will or the laws of descent and distribution and each stock option and stock appreciation right shall be exercisable during the participant's lifetime only by the participant or the participant's guardian or legal representative.
14.Change in Control. Notwithstanding any other provision of the Plan to the contrary, other than with respect to those awards granted under the Prior Plan, in the event of a participant's termination of employment by the Company without Cause or by a participant for Good Reason, in either case within twenty-four (24) months following a change in control of the Company, all outstanding stock options and stock appreciation rights shall become immediately exercisable and all other benefits shall immediately vest with all performance goals deemed fully achieved at 100% of target levels, in each case as of the date of the participant's qualifying termination of employment. For these purposes, a "change in control" shall be deemed to have occurred if the event set forth in any one of the following subparagraphs shall have occurred:

WEC Energy Group	P-82	2021 Proxy Statement

a.any person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities, excluding any person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or
b.the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two‑thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
c.there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation immediately following which the directors of the Company immediately prior to such merger or consolidation continue to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (any securities acquired directly from the Company or its affiliates shall not be included in the securities Beneficially Owned by such Person) representing 20% or more of the combined voting power of the Company's then outstanding securities; or
d.the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement (or series of related agreements) for the sale or disposition by the Company of all or substantially all of the Company's assets, disregarding any sale or disposition to a company at least a majority of the directors of which were directors of the Company immediately prior to such sale or disposition.
For purposes of this paragraph 14 and the "change of control" definition, the following terms shall have the meaning set forth below:
"Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
"Cause" shall mean (i) the willful and continued failure of the participant to substantially perform the participant's duties (other than a failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the participant by the Board of Directors of the Company, the Compensation Committee or an elected officer of the Company which specifically identifies the manner in which the Board of Directors, the Compensation Committee or the elected officer believes that the participant has not substantially performed the participant’s duties, or (ii) the willful engaging by the participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. However no act, or failure to act, on the participant’s part shall be considered “willful” unless done, or omitted to be done, by the participant not in good faith and without reasonable belief that the participant’s action or omission was in the best interest of the Company.
"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.
"Good Reason" shall mean the existence of one or more of the following conditions arising without the consent of the participant: (i) a material diminution in the participant's base compensation; (ii) a material diminution in the participant's authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the participant is required to report; (iv) a material diminution in the budget over which the participant retains authority; (v) a material change in the geographic location at which the participant must perform services; or (vi) any other action or inaction that constitutes a material breach by the Company of any agreement under which the participant provides services. Notwithstanding the foregoing, to constitute a Good Reason, the participant must provide written notice of the existence of Good Reason to the Company within 90 days of the initial existence of the foregoing conditions. Upon receipt of such notice, the Company shall have 30 days in which to remedy the condition. If the Company timely and fully remedies the condition, the participant shall not have the right to terminate employment for Good Reason based on such remedied condition. If the Company fails to timely and fully remedy the condition, the participant may terminate employment for Good Reason.
"Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company.

WEC Energy Group	P-83	2021 Proxy Statement

15.Award Agreements; Other Provisions.
a.The terms and conditions of any benefit shall be set forth in an award agreement, which may also include such other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including such provisions as may be required to comply with federal or state securities laws and stock exchange requirements and understandings or conditions as to the participant's employment.
b.Notwithstanding anything to the contrary in the Plan, other than with respect to those awards granted under the Prior Plan, any benefit awarded under the Plan shall be subject to a minimum vesting period of at least one year commencing on the date of grant; provided, however, (i) the Committee may award benefits in the aggregate covering up to five percent (5%) of the total number of shares of common stock of the Company authorized under this Plan without regard to the foregoing minimum vesting period, (ii) the Committee, or an award agreement, may accelerate the date on which all or any portion of a benefit awarded under the Plan may be vested upon a participant's death, disability or retirement, and (iii) the foregoing minimum vesting period shall not apply upon a participant's termination of service without Cause or for Good Reason within twenty-four (24) months following a Change in Control (as such terms are defined in paragraph 14).
c.Any restricted stock awarded under the Plan (other than any shares of restricted stock awarded under the Prior Plan) to an officer subject to Section 16 of the Exchange Act shall be subject to a minimum holding period of at least one year following the vesting date; provided, however, such minimum holding period shall terminate upon such officer's termination of employment and shall not apply with respect to any shares of common stock of the Company that such officer tenders for purposes of the payment of all or a portion of taxes arising in connection with the vesting of such award.
16.Settlement of Benefits; Compliance with Section 409A.
a.All benefits shall be settled by the transfer of cash or stock, as the Committee determines, regardless of the method set forth in the award agreement, upon exercise or at such other time or times as set forth in the award agreement. Anything else contained in this Plan or an award agreement to the contrary notwithstanding, the Committee may settle any benefit by the transfer either of cash, of shares of common stock with an equivalent fair market value, or a combination of cash and stock, and the manner of settlement shall not affect the original characterization of the benefit, except that a transfer of stock in settlement of performance units or dividend equivalents originally designated to be settled in cash shall reduce the number of shares of stock available for issuance under the Plan.
b.It is the Company's intent that any benefits granted under this Plan be structured to be exempt from Section 409A of the Code, including all Treasury Regulations and other guidance issuance pursuant thereto or to comply with the requirements of deferred compensation subject to Section 409A. To the extent any benefit under this Plan constitutes deferred compensation as defined in Section 409A (a "409A award"), the rules of this paragraph 16 shall apply to the extent required by Section 409A, notwithstanding any provision of the Plan or any award agreement to the contrary. For purposes of this paragraph 16, a benefit shall constitute a 409A award only if and to the extent either
i.it is a benefit (other than a stock option, stand-alone stock appreciation right, or stock award) that is not subject to a substantial risk of forfeiture as defined in Section 409A (by reason of the participant having attained eligibility for retirement under an award agreement or employment agreement, having a definition of resignation for good reason in an employment agreement that is inconsistent with Section 409A, or otherwise), and the settlement of such benefit by the taxable payment of cash, stock or other property to the participant either actually occurs after the later of March 15 of the calendar year following the year in which the benefit ceases to be subject to a substantial risk of forfeiture (the "409A required payment date"), or the terms of the Plan or the benefit provide for the benefit to be settled after such date, or upon or after the occurrence of any event, that will or may occur later than the 409A required payment date; or
ii.the Committee determines in good faith that the benefit is a 409A award.
c.If any amount becomes payable under any 409A award by reason of a participant's termination of employment, and such participant incurs a termination of employment as defined by the Plan or the benefit that is not a "separation from service," as defined by Section 409A, then the participant's right to such payment, to the extent not already vested, shall be fully vested on the date of the termination of employment, but payment shall be deferred until the earliest of (i) the date the participant incurs a separation from service (or six months thereafter to the extent required by paragraph 16(e)), (ii) the date that a "change in control event" with respect to the participant occurs as defined in Section 409A, (iii) the participant's death, and (iv) if the terms of the benefit provide for payment upon a specific vesting date, such vesting date. In such case, the Plan and benefit shall be construed as if "termination of employment" meant "separation from service." The Committee shall not exercise its discretion under the Plan in a manner inconsistent with the foregoing provisions.
d.If any amount becomes payable under any 409A award by reason of a Change in Control, and a Change in Control occurs as defined by the Plan or the award agreement that is not a "change in control event" with respect to such participant, as defined by Section 409A, then the participant's right to such payment, to the extent not already vested, shall be fully vested on the date of the Change in Control, and the amount of such payment shall be determined as of such date, but payment shall be deferred until the earliest of (i) the date on which a change in control event occurs with respect to the participant, (ii) the date on which the participant incurs a separation from service (or six months thereafter to the extent required by paragraph 16(e)), (iii) the participant's death, and (iv) if the terms of the benefit provide for payment upon a specific vesting date, such vesting date.

WEC Energy Group	P-84	2021 Proxy Statement

e.No amount that becomes payable under any 409A award by reason of a participant's separation from service will be made to a participant who is a "specified employee" (as defined by Section 409A) until the earlier of: (i) the first day following the sixth month anniversary of the participant's separation from service, or (ii) the participant's date of death.
f.To the extent that payment of any amount is required to be deferred to a specific date (the "409A deferral date") by reason of Section 409A, all amounts that would otherwise have been paid prior to the 409A deferral date shall be paid in a single lump sum on the first business day following the 409A deferral date, and the Committee may, in its sole discretion (but shall in no event be required to) permit an earlier payment to a participant to the extent necessary to alleviate a "severe financial hardship" resulting from an "unforeseeable emergency", as defined in Section 409A.
g.For purposes of Section 409A, each "payment" (as defined by Section 409A) made under this Plan with respect to a 409A award shall be considered a "separate payment" for purposes of Section 409A.
h.Any payment with respect to a 409A award that becomes payable upon a specified vesting date, as defined in the Plan or benefit, shall be paid as soon as practical after such vesting date, but not later than the last day of the calendar year in which the vesting date occurs (or, if later, the fifteenth day of the third month after the month that includes the vesting date).
i.No participant shall have any right to defer the amount received upon exercise of a stock option or stock appreciation right. To the extent a participant is entitled to elect to defer the amount received upon settlement of any other benefit to a non-qualified deferred compensation plan maintained by the Company, such deferral shall be elected and administered in accordance with Section 409A, and the right to defer shall be disregarded for purposes of applying the short‑term deferral rules to payments made under benefits granted hereunder, as provided in Treasury Regulation Section 1.409A-1(b)(4).
j.The Committee shall use commercially reasonable efforts to administer this Plan and each benefit in a manner that is consistent with Section 409A. Notwithstanding the foregoing, if any benefit granted under this Plan would fail to meet the requirements of Section 409A with respect to such benefit, then such benefit shall remain in effect and be subject to taxation in accordance with Section 409A. Neither the Company nor any member of the Committee shall have any liability for any tax imposed on a participant by Section 409A, and if any tax is imposed on the participant, the participant shall have no recourse against the Company or any member of the Committee for payment of any such tax.
17.Fair Market Value. The fair market value of the Company's common stock at any time shall be determined on the basis of the trading price of the stock in such manner as the Committee may deem equitable or as required by applicable law or regulation which shall include regulations regarding the determination of fair market value promulgated under Code Section 409A.
18.Adjustment Provisions
a.If the Company shall at any time take any action that changes, or could change, the number of issued shares of common stock or the value of the outstanding stock (including, without limitation, by reason of a stock dividend, recapitalization, reclassification, issuance of stock, issuance of rights to purchase stock, extraordinary cash dividend, issuance of securities convertible into or exchangeable for stock, merger, consolidation, stock split, reverse stock split, spin-off, combination, exchange or conversion of shares, or any other similar type of event), the Committee shall make such adjustments to the number of shares available for issuance of benefits, and to the terms of outstanding benefits, as it may in its sole discretion determine to be appropriate and equitable to prevent any increase or decrease in the value of benefits, including without limitation changes in the (i) number and kind of shares of stock or other property (including cash) that may thereafter be issued in settlement of a benefit, including outstanding benefits, (ii) exercise price, grant price, or purchase price relating to any benefit; provided that, with respect to stock options or stock appreciation rights, such adjustment shall be made in accordance with Section 424(h) of the Code, as revised in accordance with Section 409A of the Code; (iii) performance goals, and (iv) individual limitations applicable to benefits.
b.Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.
c.In the event of any merger, consolidation or reorganization of the Company with any other corporation, if the Company will not be the surviving entity, the Committee may either provide for there to be substituted, on an equitable basis as determined by the Committee, for each share of common stock then reserved for issuance under the Plan and for each share of common stock then subject to a benefit granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of common stock of the Company will be entitled pursuant to the transaction; or may provide for each outstanding benefit to be fully vested and for there to be paid to the holder thereof the value in cash of the benefit as established by the terms of such transaction in full settlement of the participant's rights under the benefit; provided that, in the case of a stock option or stand-alone stock appreciation right, the amount paid shall be equal to the fair market value, as so determined of the value of the stock subject to the benefit over the exercise price of the benefit, and if the fair market value does not exceed the exercise price the stock option or stock appreciation right may be cancelled without payment of additional compensation.

WEC Energy Group	P-85	2021 Proxy Statement

19.Taxes. The Company shall be entitled to withhold the amount of any tax attributable to any shares deliverable under the Plan after giving the person entitled to receive the shares notice as far in advance as practicable and the Company may defer making delivery as to any benefit if any such tax is payable until indemnified to its satisfaction. The Committee may, in its discretion and subject to rules which it may adopt, permit a participant to pay all or a portion of the taxes arising in connection with any benefit under the Plan by electing to have the Company withhold shares of common stock from the shares otherwise deliverable to the participant, having a fair market value equal to the amount to be withheld.
20.Term of Program. No benefit shall be granted more than ten years after the date of the approval of the amendments to this Plan by the stockholders of the Company as presented for approval at the 2021 annual meeting of the stockholders or any adjournment thereof.
21.Amendment, Modification or Cancellation of Benefits. The terms and conditions applicable to any benefits granted prior to expiration of the term of the Plan may at any time be amended, modified or canceled by the Committee, or the Committee may waive any conditions to the vesting or settlement of any such benefits; provided that, except as otherwise provided in this Plan or an award agreement, or as the Committee determines to be necessary to satisfy any applicable law (including Section 409A of the Code), the Committee shall not cancel any outstanding benefit, or amend or modify any outstanding benefit, in a manner that is materially adverse to the participant to whom such benefit was granted without the prior written consent of the participant. Furthermore, the Company will not, without stockholder approval, amend the terms of outstanding awards to reduce the exercise price of outstanding options or stock appreciation rights or cancel outstanding options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights. Adjustments pursuant to paragraph 18 shall not be subject to the foregoing limits of this paragraph 21.
22.Amendment or Termination of Plan. The Board of Directors may, at any time, amend or terminate the Plan, provided that (i) no such action may adversely affect any outstanding benefit previously awarded, in the absence of written consent by the participant, except for amendments that the Board of Directors determines to be necessary to satisfy any applicable law (including Section 409A of the Code), and (ii) adjustments pursuant to paragraph 18 shall not be subject to the foregoing limit of this paragraph 22.
23.Stockholder Approval. The amendment and restatement of this Plan was adopted by the Board of Directors on March 1, 2021, subject to stockholder approval at the annual meeting to be held on May 6, 2021, and no benefits shall be granted under this Plan that could not have been granted under the 2016 Restatement until such approval is obtained. If stockholder approval is not obtained at the 2021 annual meeting of the stockholders or any adjournment thereof, this amendment and restatement shall be null and void; provided that in such event all outstanding benefits made pursuant to the 2016 Restatement shall remain in effect in accordance with their terms. Stockholder approval of amendments to the Plan shall be obtained if required pursuant to securities laws or exchange requirements on which the Company's stock is listed. Notwithstanding anything herein to the contrary, any and all outstanding awards granted under the Prior Plan shall continue to be outstanding and shall be subject to the appropriate terms of the Prior Plan.
24.Clawback. As determined appropriate by the Committee, any benefit awarded under the Plan to an officer subject to Section 16 of the Exchange Act may include provisions requiring its forfeiture (regardless of whether or not the benefit is otherwise vested) and/or recoupment by any method determined appropriate by the Committee, including but not limited to offset against other benefits under the Plan, if such benefit or any portion thereof is determined to be an Excess Award. For purposes of this section, an 'Excess Award' shall mean all or any portion of a benefit granted under the Plan that the Committee determines, in its sole discretion, either (A) was granted, vested and/or settled based on the financial results that were subsequently restated in any material respect due to conduct by the participant that the independent directors of the Board of Directors or a committee of such board determine, in their sole discretion, was knowing, intentionally fraudulent or illegal, (B) the value of such benefit was affected by the financial results that were subsequently restated in any material respect as provided in (A), or a forfeiture or recoupment is otherwise required by any provision of applicable law or exchange listing requirements.

WEC Energy Group	P-86	2021 Proxy Statement

Appendix B
Earnings Per Share GAAP Reconciliation

Diluted Earnings Per Share	2017	2016
WEC Energy Group GAAP EPS	$3.79	$2.96
Tax benefit related to Tax Cuts and Jobs Act of 2017	(0.65)	—
Acquisition costs	—	0.01
WEC Energy Group adjusted EPS	$3.14	$2.97

We have provided adjusted earnings per share (non-GAAP earnings per share) as a complement to, and not as an alternative to, reported earnings per share presented in accordance with GAAP. For 2017, adjusted earnings per share exclude a one-time reduction in income tax expense related to a revaluation of our deferred taxes as a result of the Tax Cuts and Jobs Act of 2017. For 2016, adjusted earnings per share exclude costs related to the acquisition of Integrys Energy Group. Neither of these items is indicative of the Company's operating performance. Therefore, we believe that the presentation of adjusted earnings per share is relevant and useful to investors to understand WEC Energy Group's operating performance. Management uses such measures internally to evaluate the Company's performance and manage its operations.

WEC Energy Group	P-87	2021 Proxy Statement

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WEC Energy Group	P-88	2021 Proxy Statement

WEC Energy Group

VOTE

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You may vote online or by phone instead of mailing this card.

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2021 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Curt S. Culver	☐	☐	☐	02 - Danny L. Cunningham	☐	☐	☐	03 - William M. Farrow III	☐	☐	☐
04 - J. Kevin Fletcher	☐	☐	☐	05 - Cristina A. Garcia-Thomas	☐	☐	☐	06 - Maria C. Green	☐	☐	☐
07 - Gale E. Klappa	☐	☐	☐	08 - Thomas K. Lane	☐	☐	☐	09 - Ulice Payne, Jr.	☐	☐	☐
10 - Mary Ellen Stanek	☐	☐	☐								

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03DYCC

The WEC Energy Group, Inc.
2021 Annual Meeting of Stockholders
will be held on Thursday, May 6, 2021 via Live Webcast at
1:30 PM, Central time, virtually via the Internet at www.meetingcenter.io/210167229
The password for this meeting is: WEC2021

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: www.envisionreports.com/WEC

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

WEC Energy Group, Inc.

Notice of 2021 Annual Meeting of Stockholders — May 6, 2021

This Proxy is Solicited on Behalf of the Board of Directors

Xia Liu and Margaret C. Kelsey, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of WEC Energy Group, Inc. to be held on May 6, 2021 or at any postponement or adjournment thereof. All prior proxies are hereby revoked.

Your shares of stock will be voted as you specify on the reverse side of the card. If no choice is specified, your Proxy will be voted FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.